   PROSPECTUS SUPPLEMENT                        Filed Pursuant to Rule 424(b)(2)
   (TO PROSPECTUS DATED SEPTEMBER 27, 1995)            Registration No. 33-61601

                                  $1,000,000,000

                         (BANPONCE CORPORATION LOGO)

                            MEDIUM-TERM NOTES, SERIES 2
                    DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

                             ------------------------

     BanPonce Corporation, a Puerto Rico corporation (the "Corporation"), may offer from time to time its Medium-Term Notes, Series 2 (the "Notes") at an aggregate initial offering price not to exceed $1,000,000,000 or its equivalent in one or more foreign currencies, including composite currencies, less an amount equal to the aggregate proceeds from the sale of certain other securities issued by the Corporation or issued by certain affiliates of the Corporation and guaranteed by the Corporation. Each Note will mature nine months or more from its date of issue, as selected by the purchaser and agreed to by the Corporation. Unless otherwise indicated in the applicable Pricing Supplement to this Prospectus Supplement (a "Pricing Supplement"), and except as set forth in the accompanying Prospectus under "Description of Debt Securities and
Guarantees -- Redemption -- For Taxation", a Note may not be redeemed at the option of the Corporation or be repaid at the option of the Holder thereof prior to Maturity (which date for purposes hereof, shall be the stated maturity date or date of redemption or repayment, as the case may be) and will be issued in denominations of $1,000 or integral multiples thereof. If any of the Notes are to be denominated in a foreign or composite currency, provisions with respect thereto will be set forth in the applicable Pricing Supplement.
                                                        (continued on next page)
                             ---------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION, THE SECURITIES OFFICE OF THE COMMISSIONER OF
      FINANCIAL INSTITUTIONS OF THE COMMONWEALTH OF PUERTO RICO OR
       ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND
       EXCHANGE COMMISSION, SUCH SECURITIES OFFICE, OR ANY STATE
           SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
              ADEQUACY OF THIS PROSPECTUS SUPPLEMENT, THE
               PROSPECTUS OR ANY SUPPLEMENT HERETO. ANY
                 REPRESENTATION TO THE CONTRARY IS A
                           CRIMINAL OFFENSE.

---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
                                           PRICE TO                                     PROCEEDS TO
                                           PUBLIC(1)         AGENTS DISCOUNTS OR     CORPORATION(2)(3)
                                                               COMMISSIONS(2)
---------------------------------------------------------------------------------------------------------
Per Note............................          100%               .125%-.750%          99.875%-99.250%
---------------------------------------------------------------------------------------------------------
Total(4)............................  Up to $1,000,000,000    Up to $7,500,000      Up to $998,750,000
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------

(1) Each Note will be sold at 100% of its principal amount except as may be provided in the applicable Pricing Supplement.
(2) The Corporation will pay a commission to Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, CS First Boston Corporation and First Chicago Capital Markets, Inc. (each, an "Agent", and, collectively, the "Agents"), in the form of a discount, ranging from .125% to .750%, depending upon the maturity of the Note, of the principal amount of any Note sold through such Agents except that the commission payable by the Corporation to the agents with respect to Notes with maturities of greater than 30 years will be negotiated at the time of issuance. The Corporation may also sell Notes to an Agent, as principal, for resale to investors or other purchasers at varying prices related to prevailing market prices at the time of resale to be determined by such Agent or, if so agreed, at a fixed public offering price. Unless otherwise specified in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage equal to the commission applicable to an agency sale of a Note of identical maturity, and may be resold by such Agent. The Corporation may also sell Notes directly to investors on its own behalf, in which case no commission will be payable. The Corporation has agreed to indemnify the Agents against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended.
(3) Before deducting other expenses payable by the Corporation estimated to be approximately $650,000, including reimbursement of certain of the Agents' expenses.
(4) Or the equivalent thereof in foreign currencies or composite currencies.

     The Notes are being offered on a continuous basis by the Corporation through the agents, each of which has agreed to use its reasonable efforts to solicit offers to purchase the Notes. In addition, the Notes may also be sold to an Agent, as principal, for resale to investors or other purchasers. The Corporation may also sell Notes directly to investors on its own behalf in those jurisdictions where it is authorized to do so. The Notes will not be listed on any securities exchange, and there can be no assurance that the Notes offered by this Prospectus Supplement will be sold or that there will be a secondary market for the Notes. The Corporation reserves the right to withdraw, cancel or modify the offer made hereby without notice. The Corporation or any Agent may reject any offer to purchase the Notes in whole or in part. See "Supplemental Plan of Distribution" in this Prospectus Supplement.

                             ---------------------

MERRILL LYNCH & CO.
                  CS FIRST BOSTON
                                     FIRST CHICAGO CAPITAL MARKETS, INC.
                             ---------------------
           The date of this Prospectus Supplement is October 6, 1995.

(continued from previous page)

     THE NOTES WILL BE UNSECURED OBLIGATIONS OF THE CORPORATION AND WILL NOT BE SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR NONBANK SUBSIDIARY OF THE CORPORATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENT AGENCY.

     The interest rate, if any, or interest rate formula on each Note and other variable terms will be established by the Corporation at the date of issuance of such Note and will be set forth therein and specified in a Pricing Supplement. Interest rates and interest rate formulae are subject to change by the Corporation, but no change will affect any Note already issued or as to which an offer to purchase has been accepted by the Corporation. Unless otherwise indicated in the applicable Pricing Supplement, the Notes will bear interest at fixed rates ("Fixed Rate Notes") or at floating rates ("Floating Rate Notes") determined by reference to one or more of the Certificate of Deposit Rate, Commercial Paper Rate, CMT Rate, Eleventh District Cost of Funds Rate, Federal Funds Rate, LIBOR, Prime Rate, Treasury Rate or other interest rate basis or formula, as adjusted by any Spread and/or Spread Multiplier applicable to such Notes. See "Description of Notes" in this Prospectus Supplement and "Description of Debt Securities and Guarantees" in the accompanying Prospectus. Interest on Fixed Rate Notes will accrue from their date of issue and, unless otherwise provided in the applicable Pricing Supplement, will be payable semi-annually on each June 15 and December 15 and at Maturity. Interest on Floating Rate Notes will accrue from their date of issue and will be payable on the dates indicated therein and in the applicable Pricing Supplement and at Maturity. The Notes may also be issued at original issue discounts and such Notes may or may not bear interest.

     Unless otherwise indicated in the applicable Pricing Supplement, the Notes will be issued in fully registered certificated or book-entry form. Ownership of beneficial interests in Notes issued in book-entry form will be shown on, and transfers thereof will be effected only through, records maintained by The Depository Trust Company in The City of New York (with respect to participants' interests), as Depository, and its participants. Owners of beneficial interests in Notes issued in book-entry form will be entitled to physical delivery of Notes in certificated form equal in principal amount to their respective beneficial interests only under the limited circumstances described herein. See "Description of Notes -- Book-Entry Notes" in this Prospectus Supplement.

                              DESCRIPTION OF NOTES

     The following description of the particular terms of the Notes hereby supplements, and to the extent inconsistent therewith, replaces the description of the general terms and provisions of the Notes set forth under the headings "Description of Debt Securities and Guarantees" in the accompanying Prospectus dated September 27, 1995, to which general description reference is hereby made. The particular terms of the Notes offered by any Pricing Supplement will be described therein and in such Note. However, unless otherwise provided in the Pricing Supplement applicable to a Note, each Note will have the following terms.

GENERAL

     The Notes are to be issued as one or more series of debt securities (the "Debt Securities"), which Debt Securities are unlimited as to aggregate principal amount. The maximum amount of Securities (as defined and described in the accompanying Prospectus) registered under the registration statement under which the Debt Securities are registered under the Securities Act of 1933, as amended (the "Act"), is $1,000,000,000. Therefore, the Notes are limited in amount to $1,000,000,000 as set forth on the cover page hereof, less an amount equal to the aggregate proceeds from the sale of any other Securities which may be issued from time to time by the Corporation or by certain affiliates of the Corporation and guaranteed by the Corporation, as further described in the accompanying Prospectus. The Notes are to be issued under the indenture between the Corporation and The First National Bank of Chicago, as trustee (the "Trustee"), dated as of February 15, 1995 (the "Indenture"), which is more fully described in the accompanying Prospectus. In addition, $152,500,000 principal amount of medium-term notes previously were issued by the Corporation under the Indenture. The following summaries of certain provisions of the Indenture do not purport to be complete, are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture and the Notes, including the definitions therein of certain terms. In addition, all capitalized terms used in this Prospectus Supplement and not otherwise defined herein shall have the respective meanings ascribed to them in the Indenture. The terms and conditions set forth below will apply to each Note unless otherwise specified in the applicable Pricing Supplement or Foreign Currency, Multi-Currency and Indexed Note Prospectus Supplement (as hereinafter defined).

     The Indenture does not limit the aggregate principal amount of Debt Securities which may be issued thereunder and provides that Debt Securities may be issued in one or more series up to the aggregate principal amount which may be authorized from time to time by the Corporation. The Corporation may, from time to time, without the consent of the Holders of the Notes, provide for the issuance of Debt Securities (including medium-term notes) under the Indenture in addition to the $1,000,000,000 principal amount of Securities authorized and available for issuance as of the date of this Prospectus Supplement pursuant to the registration statement under which the Securities are registered under the Act. The Notes will be denominated in and payable in United States dollars except as may otherwise be provided in the applicable Pricing Supplement.

     The Notes will be direct, unsecured debt obligations of the Corporation and will rank pari passu among themselves and with all other unsecured and unsubordinated existing and future indebtedness of the Corporation from time to time outstanding.

     The Notes will be offered on a continuous basis and will mature on any day nine months or more from the date of issue, as selected by the initial purchaser and agreed to by the Corporation. Unless otherwise indicated in a Pricing Supplement, each interest bearing Note will bear interest at (a) a fixed rate ("Fixed Rate Note") or (b) a floating rate ("Floating Rate Note") determined by reference to one or more of the Base Rates described below as adjusted by a Spread and/or Spread Multiplier (as defined below), if any, applicable to such Note until the principal thereof is paid or made available for payment. Notes may be issued at significant discounts from their principal amount payable at Maturity ("Original Issue Discount Notes"), and some such Notes may not bear interest. Interest rates offered by the Corporation with respect to the Notes may differ depending upon, among other things, the aggregate principal amount of the Notes purchased in any single transaction.

     Unless otherwise indicated in the applicable Pricing Supplement, the Notes will be issued in fully registered certificated or book-entry form and, unless otherwise specified in a supplement hereto, in denominations of $1,000 and integral multiples thereof. Notes issued in certificated form may be transferred or exchanged as described below. In the event Notes are issued in book-entry form through the facilities of The Depository Trust Company in The City of New York (the "Depository"), transfers or exchanges may be similarly effected through a participating member of the Depository. See "Book-Entry Notes". No service charge will be made for the registration of transfer or exchange of Notes issued in certificated form, but the Corporation may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

     Payments on Notes issued in book-entry form will be made to the Depository or its nominee in accordance with the arrangements then in effect between the Trustee and the Depository. See "Book-Entry Notes". Principal and interest on Notes issued in certificated form due at Maturity on each Note will be payable in immediately available funds upon presentation of the Note at the office of the Trustee at 14 Wall Street, Eighth Floor, New York, New York 10005,
Attention: Corporate Trust Services. Interest payable at Maturity will be payable to the person to whom the principal of the Note shall be paid. Interest due other than at Maturity will be payable by check mailed to the record holder of such Note as of the Regular Record Date with respect to such Interest Payment Date at the address shown in the register maintained by the Trustee. Transfers of the Notes will be registrable at the above-stated office of the Trustee.

     Interest payments shall be the amount of interest accrued from and including the next preceding Interest Payment Date in respect of which interest has been paid (or from and including the date of issue, if no interest has been paid with respect to such Note), to, but excluding, the succeeding Interest Payment Date or at Maturity, as the case may be (each an "Interest Accrual Period"). The principal and interest payable at Maturity on each Note will be paid on such date in immediately available funds against presentation of the Note at the above-referenced office of the Trustee. Notwithstanding the foregoing, a Holder of $10,000,000 or more in an aggregate principal amount of Notes issued in certificated form and having the same Interest Payment Dates may, upon receipt of written instruction by the Trustee before a Regular Record Date, receive payments of interest by transfer of immediately available funds to an account at a bank located in The City of New York (or other bank consented to by the Corporation) designated in such notice by such Holder (provided that such bank has appropriate facilities therefor) commencing with the next Interest Payment Date succeeding such Regular Record Date. Any such designation for wire transfer purposes shall be made by filing the appropriate information with the Paying Agent at its Corporate Trust Office in the Borough of Manhattan, The City of New York, and unless revoked by written notice to the Paying Agent received on or prior to the Regular Record Date immediately preceding the applicable Interest Payment Date or the fifteenth day preceding Maturity, shall remain in effect with respect to any further payment to such Holder. The Corporation has initially appointed The First National Bank of Chicago as the Paying Agent and Security Registrar.

REDEMPTION

     The Notes will be subject to redemption in the circumstances set forth in the accompanying Prospectus under "Description of Debt Securities and Guarantees -- Redemption -- For Taxation".

     The Notes will also be subject to redemption by the Corporation on and after the initial redemption date, if any, fixed at the time of sale and set forth in the applicable Pricing Supplement and the applicable Note (the "Initial Redemption Date"). If no Initial Redemption Date is indicated with respect to a Note, such Note will not be redeemable prior to the Stated Maturity, except as set forth in the immediately preceding paragraph. On and after the Initial Redemption Date with respect to any Note, such Note will be redeemable in whole or in part in increments of $1,000 at the option of the Corporation at a price (the "Redemption Price") determined in accordance with the following paragraph, together with interest thereon payable to the date of redemption, on notice given no more than 60 nor less than 30 days prior to the date of redemption.

     The Redemption Price for each Note subject to redemption shall initially be equal to a certain percentage (the "Initial Redemption Percentage") of the principal amount of such Note to be redeemed and shall decline at each anniversary of the Initial Redemption Date with respect to such Note by a percentage (the "Annual Redemption Percentage Reduction") of the principal amount to be redeemed until the Redemption Price is

100% of such principal amount. The Initial Redemption Percentage and any Annual Redemption Percentage Reduction with respect to each Note subject to redemption prior to its Stated Maturity will be fixed at the time of sale and set forth in the applicable Pricing Supplement and the applicable Note.

REPAYMENT

     The Notes will be subject to repayment at the option of the Holders thereof in accordance with the terms of the Notes on their respective optional repayment dates, if any, fixed at the time of sale and set forth in the applicable Pricing Supplement and the applicable Note (the "Optional Repayment Dates"). If no Optional Repayment Date is indicated with respect to a Note, such Note will not be repayable at the option of the Holder prior to the Stated Maturity. On any Optional Repayment Date with respect to any Note, such Note will be repayable in whole, or in part in increments of $1,000 at the option of the Holder thereof, at a price equal to 100% of the principal amount to be repaid, together with interest thereon payable to the date of repayment, on notice given not more than 60 nor less than 30 days prior to the Optional Repayment Date. Unless otherwise indicated in the applicable Pricing Supplement, in order for the exercise of the repayment option to be effective and the Note to be repaid, the Corporation must receive at the office of the Paying Agent or at such other place or places of which the Corporation shall from time to time notify the Holder of such Note, on or before the thirtieth, but not earlier than the sixtieth calendar day, or, if such day is not a Business Day (as hereinafter defined), the next succeeding Business Day, prior to the repayment date, either (i) the Note, with the form entitled "Option to Elect Repayment" duly completed, or (ii) a telegram, telex, facsimile transmission, or letter from a member of a national securities exchange or the National Association of Securities Dealers, Inc. or a commercial bank or a trust company in the United States of America setting forth (a) the name, address, and telephone number of the Holder of the Note, (b) the principal amount of the Note and the amount of the Note to be repaid, (c) a statement that the option to elect repayment is being exercised thereby, and (d) a guarantee stating that the Paying Agent on behalf of the Corporation will receive this Note, with the form entitled "Option to Elect Repayment" duly completed, not later than five Business Days after the date of such telegram, telex, facsimile transmission, or letter (and the Note and form duly completed are received by the Paying Agent on behalf of the Corporation by such fifth Business Day). Any such election shall be irrevocable.

     While the Book-Entry Notes are represented by the Global Securities held by or on behalf of the Depository, and registered in the name of the Depository or the Depository's nominee, the option for repayment may be exercised by the applicable participant that has an account with the Depository, on behalf of the beneficial owners of the Global Security or Securities representing such Book-Entry Notes, by delivering a written notice substantially similar to the above mentioned form to the Trustee at its Corporate Trust Office (or such other address of which the Corporation shall from time to time notify the Holders), not more than 60 nor less than 30 days prior to the date of repayment. Notices of elections from participants on behalf of beneficial owners of the Global Security or Securities representing such Book-Entry Notes to exercise their option to have such Book-Entry Notes repaid must be received by the Trustee by 5:00 P.M., New York City time, on the last day for giving such notice. In order to ensure that a notice is received by the Trustee on a particular day, the beneficial owner of the Global Security or Securities representing such Book-Entry Notes must so direct the applicable participant before such participant's deadline for accepting instructions for that day. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, beneficial owners of the Global Security or Securities representing Book-Entry Notes should consult the participants through which they own their interest therein for the respective deadlines for such participants. All notices shall be executed by a duly authorized officer of such participant (with signature guaranteed) and shall be irrevocable. In addition, beneficial owners of the Global Security or Securities representing Book-Entry Notes shall effect delivery at the time such notice of election is given to the Depository by causing the applicable participant to transfer such beneficial owner's interest in the Global Security or Securities representing such Book-Entry Notes, on the Depository's records, to the Trustee. See "Book-Entry Notes".

     The Corporation may at any time purchase Notes at any price or prices in the open market or otherwise. Notes so purchased by the Corporation may be held or resold or, at the discretion of the Corporation, may be surrendered to the Trustee for cancellation.

FIXED RATE NOTES

     Each Fixed Rate Note will bear interest from the date of issue at the rate per annum stated on the face thereof until the principal amount thereof is paid or made available for payment. Interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months.

     Unless otherwise specified in the applicable Pricing Supplement, interest on Fixed Rate Notes will be payable semi-annually in arrears on June 15 and December 15 of each year (each, an "Interest Payment Date") and at Maturity. The Regular Record Date for Fixed Rate Notes with respect to any June 15 or December 15 Interest Payment Date will be the June 1 or December 1, whether or not such date shall be a Business Day, immediately preceding such Interest Payment Date. If any Interest Payment Date or Maturity with respect to a Fixed Rate Note falls on a day that is not a Business Day, the related payment of principal, premium, if any, or interest shall be made on the next Business Day as if it were made on the date such payment was due, and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date or at Maturity. If the Original Issue Date of a Note is between a Regular Record Date and the corresponding Interest Payment Date, the initial interest payment will be made on the Interest Payment Date following the next succeeding Regular Record Date to the Holder on such next succeeding Regular Record Date.

FLOATING RATE NOTES

     Interest on Floating Rates Notes will be determined by reference to one or more "Base Rates" which shall be (a) the "Certificate of Deposit Rate" ("Certificate of Deposit Rate Notes"), (b) the "Commercial Paper Rate" ("Commercial Paper Rate Notes"), (c) the "CMT Rate" ("CMT Rate Notes"), (d) the "Eleventh District Cost of Funds Rate" ("Eleventh District Cost of Funds Rate Notes"), (e) the "Federal Funds Rate" ("Federal Funds Rate Notes"), (f) "LIBOR" ("LIBOR Notes"), (g) the "Prime Rate" ("Prime Rate Notes"), (h) the "Treasury Rate" ("Treasury Rate Notes") or (i) such other interest rate basis or formula as may be set forth in an applicable Pricing Supplement. The interest rate on each Floating Rate Note will be calculated by reference to one or more specified Base Rates based upon the Index Maturity and adjusted by a Spread and/or Spread Multiplier, if any, as specified in the applicable Pricing Supplement, if applicable, and subject to the Minimum Interest Rate, if any, and the Maximum Interest Rate, if any. The "Index Maturity" is the period to maturity of the instrument or obligation from which the Base Rate is calculated. The "Spread" is the number of basis points above or below the Base Rate applicable to the interest rate for such Floating Rate Note, and the "Spread Multiplier" is the percentage of the Base Rate applicable to the interest rate for such Floating Rate Note. The Spread, Spread Multiplier, Index Maturity and other variable terms of the Floating Rate Notes are subject to change by the Corporation from time to time, but no such change will affect any Floating Rate Note theretofore issued or as to which an offer has been accepted by the Corporation.

     The applicable Pricing Supplement will specify certain terms for each Floating Rate Note in connection with which it is being delivered, including the following: Base Rate, Initial Interest Rate, Interest Rate Reset Period or Interest Reset Dates, Interest Payment Dates, Index Maturity, Maturity, Maximum Interest Rate and Minimum Interest Rate, if any, Spread or Spread Multiplier, if any, Optional Repayment Dates, if any, Initial Redemption Date, if any, Initial Redemption Percentage, Annual Redemption Percentage Reduction and Alternate Rate Event Spread, if applicable.

     The rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semi-annually or annually (each, an "Interest Rate Reset Period"), as specified in the applicable Pricing Supplement. The "Interest Reset Date" will be, in the case of Floating Rate Notes which reset (a) daily, each Business Day; (b) weekly, the Wednesday of each week (with the exception of weekly reset Treasury Rate Notes, which reset Tuesday of each week except as provided below); (c) monthly, the third Wednesday of each month (with the exception of Eleventh District Cost of Funds Rate Notes, which reset the first Business Day of each month); (d) quarterly, the third Wednesday of March, June, September and December of each year; (e) semi-annually, the third Wednesday of the two months specified in the applicable Pricing Supplement; and (f) annually, the third Wednesday of the month specified in the applicable Pricing Supplement. If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Reset Date shall be postponed to the next succeeding day that is a Business Day, except that in the case of a LIBOR Note or Notes, if such Business Day is in the next succeeding calendar month, such Interest Reset Date shall be the next preceding Business Day. Unless otherwise specified in the applicable Pricing Supplement, "Business Day" means any day, other than a Saturday, Sunday or other day on which banks in The City of New York are required or authorized by law, regulation or executive order to close, and with respect to LIBOR Notes, that is also a London Banking Day. "London Banking Day" means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

     A Floating Rate Note may also have either or both of the following: (i) a maximum limit, or ceiling (the "Maximum Interest Rate"), on the rate of interest which may accrue during any Interest Period (as defined below); and (ii) a minimum limit, or floor (the "Minimum Interest Rate"), on the rate of interest which may accrue during any Interest Period. Notwithstanding any Maximum Interest Rate which may be applicable to any Floating Rate Note pursuant to the above provisions, the interest rate on Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application. Under present New York law, the maximum rate of interest is 16% per annum on a simple interest basis. The limit may not apply to Floating Rate Notes in which $2,500,000 or more has been invested.

     The interest rate in effect with respect to a Floating Rate Note during any Interest Period commencing as of an Interest Reset Date will be the rate determined as of the "Interest Determination Date". The Interest Determination Date pertaining to an Interest Reset Date for Certificate of Deposit Rate Notes, Commercial Paper Rate Notes, CMT Rate Notes, Federal Funds Rate Notes and Prime Rate Notes will be the second Business Day preceding such Interest Reset Date. The Interest Determination Date with respect to an Interest Reset Date for LIBOR Notes will be the second London Banking Day preceding such Interest Reset Date. With respect to Treasury Rate Notes, the Interest Determination Date with respect to an Interest Reset Date will be the day of the week in which the Interest Reset Date falls on which Treasury bills are auctioned (Treasury bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is most frequently held on the following Tuesday, except that such auction may be held on the preceding Friday); provided, however, that if as a result of a legal holiday an auction is held on the Friday of the week preceding an Interest Reset Date, the related Interest Determination Date shall be such preceding Friday; and, provided, further that if an auction shall fall on any Interest Reset Date, then the Interest Reset Date shall instead be the first Business Day following such auction. The Interest Determination Date with respect to an Interest Reset Date for Eleventh District Cost of Funds Rate Notes will be the last Business Day of the month immediately preceding such Interest Reset Date on which the Federal Home Loan Bank of San Francisco (the "FHLB of San Francisco") publishes the monthly Eleventh District Cost of Funds Index (as defined below).

     The interest rate determined with respect to any Interest Determination Date will become effective on and as of the next succeeding Interest Reset Date, subject to any maximum or minimum interest rate limitation referred to above; provided, however, that the interest rate in effect with respect to a Floating Rate Note for the period from the date of issue to the initial Interest Reset Date will be the "Initial Interest Rate" specified in the applicable Pricing Supplement.

     Each Floating Rate Note will bear interest from the date of issue at the rates determined as described herein until the principal thereof is paid or otherwise made available for payment. Except as provided below or in the applicable Pricing Supplement, interest will be payable, in the case of Floating Rate Notes which reset (a) daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as specified in the applicable Pricing Supplement; (b) quarterly, on the third Wednesday of March, June, September and December of each year; (c) semi-annually, on the third Wednesday of the two months of each year specified in the applicable Pricing Supplement; and

(d) annually, on the third Wednesday of the month specified in the applicable Pricing Supplement (each, an "Interest Payment Date") and, in each case, at Maturity.

     If any Interest Payment Date with respect to any Floating Rate Note would otherwise fall on a day that is not a Business Day with respect to such Note, such Interest Payment Date shall be postponed to the next day that is a Business Day, except that in the case of a LIBOR Note, if such Business Day falls in the next succeeding calendar month, such Interest Payment Date shall be advanced to the immediately preceding Business Day. If the date of Maturity of any Floating Rate Note would fall on a day that is not a Business Day, the payment of principal, premium, if any, and interest shall be made on the next succeeding Business Day, and no interest on such payment shall accrue for the period from and after Maturity.

     The "Regular Record Date" for Floating Rate Notes with respect to any Interest Payment Date shall be the fifteenth calendar day, whether or not such date shall be a Business Day, prior to such Interest Payment Date.

     Unless otherwise specified in the applicable Pricing Supplement, with respect to a Floating Rate Note, accrued interest will be calculated by multiplying the face amount of such Floating Rate Note by an accrued interest factor. Such accrued interest factor is computed by adding the interest factor calculated for each day in the period for which accrued interest is being calculated. Unless otherwise specified in the applicable Pricing Supplement, the interest factor for each such day is computed by dividing the interest rate applicable to such day by 360 (or, in the case of Treasury Rate Notes or CMT Rate Notes, by the actual number of days in the year).

     Unless otherwise provided for in the applicable Pricing Supplement, The First National Bank of Chicago will be the "Calculation Agent" for the Floating Rate Notes. Upon the request of the Holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective as a result of a determination made for the next Interest Reset Date with respect to such Floating Rate Note. The Calculation Agent will calculate the Interest Rate on or before any applicable Calculation Date. Unless otherwise specified in the applicable Pricing Supplement, the "Calculation Date", where applicable, pertaining to any Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date or, if any such day is not a Business Day, the next succeeding Business Day or (ii) the Business Day preceding the applicable Interest Payment Date or Maturity, as the case may be.

     All percentages resulting from any calculation on Floating Rate Notes will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or .09876545) will be rounded upward to 9.87655% (or .0987655)), and all dollar amounts used in or resulting from such calculation on Floating Rate Notes will be rounded to the nearest cent (with one-half cent being rounded upward).

     As mentioned above, the Initial Interest Rate will be specified in the applicable Pricing Supplement. The interest rate that will become effective on each subsequent Interest Reset Date will be determined by the Calculation Agent as set forth below plus or minus any Spread and/or multiplied by any Spread Multiplier and subject to the Minimum Interest Rate, if any, and the Maximum Interest Rate, if any, as specified in the applicable Pricing Supplement.

     Certificate of Deposit Rate: Unless otherwise indicated in the applicable Pricing Supplement, "Certificate of Deposit Rate" means, with respect to any Interest Determination Date relating to a Certificate of Deposit Rate Note (a "Certificate of Deposit Rate Interest Determination Date"), the rate on that day for negotiable certificates of deposit having the Index Maturity specified in the applicable Pricing Supplement as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates", or any successor publication ("H.15(519)"), under the heading "CDs (Secondary Market)", or, if not so published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Certificate of Deposit Rate Interest Determination Date, then the Certificate of Deposit Rate shall be the rate on such Certificate of Deposit Rate Interest Determination Date for negotiable certificates of deposit of the Index Maturity specified in the applicable Pricing Supplement as published by the Federal Reserve Bank of New York in its daily statistical release "Composite 3:30 P.M. quotations for U.S. Government Securities" or any successor publication of the Federal Reserve Bank of New York ("Composite Quotations") under the heading "Certificates of Deposit". If such rate is not published by 3:00 P.M., New York City time, on such Calculation Date, in either H.15(519) or Composite Quotations, then the Certificate of Deposit Rate for such Certificate of Deposit Rate Interest Determination Date shall be the arithmetic mean calculated by the Calculation Agent of the secondary market offered rates as of 10:00 A.M., New York City time, on such Certificate of Deposit Rate Interest Determination Date, of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in The City of New York (which may include the Agents) selected by the Calculation Agent for negotiable certificates of deposit of major United States money center banks (in the market for negotiable certificates of deposit) with a remaining maturity closest to the Index Maturity specified in the applicable Pricing Supplement in denominations of $5,000,000; provided, however, that if fewer than three dealers selected as aforesaid by the Calculation Agent are quoting rates as mentioned in this sentence, then the Certificate of Deposit Rate with respect to such Certificate of Deposit Rate Interest Determination Date shall be the Certificate of Deposit Rate in effect on such Certificate of Deposit Rate Interest Determination Date.

     Commercial Paper Rate: Unless otherwise indicated in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to any Interest Determination Date relating to a Commercial Paper Rate Note (a "Commercial Paper Rate Interest Determination Date"), the Money Market Yield (as defined below) on such date of the rate for commercial paper having the Index Maturity specified in the applicable Pricing Supplement as published in H.15(519) under the heading "Commercial Paper". In the event that such rate is not so published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Commercial Paper Rate Interest Determination Date, then the Commercial Paper Rate shall be the Money Market Yield on such Commercial Paper Rate Interest Determination Date of the rate for commercial paper of the specified Index Maturity as published in Composite Quotations under the heading "Commercial Paper". If the rate for a Commercial Paper Rate Interest Determination Date is not published in either H.15(519) or Composite Quotations by 3:00 P.M., New York City time, on the Calculation Date, the Commercial Paper Rate for that Commercial Paper Rate Interest Determination Date shall be calculated by the Calculation Agent and shall be the Money Market Yield of the arithmetic mean of the offered rates, as of 11:00 A.M., New York City time, on such Commercial Paper Rate Interest Determination Date, of three leading dealers in commercial paper in The City of New York (which may include the Agents) selected by the Calculation Agent for commercial paper of the specified Index Maturity placed for an industrial issuer whose bond rating is "AA", or the equivalent, from a nationally recognized rating agency; provided, however, that if fewer than three dealers selected as aforesaid by the Calculation Agent are quoting rates as mentioned in this sentence, the Commercial Paper Rate with respect to such Commercial Paper Rate Interest Determination Date shall be the Commercial Paper Rate in effect on such Commercial Paper Rate Interest Determination Date.

     "Money Market Yield" shall be the yield (expressed as a percentage rounded as aforesaid) calculated in accordance with the following formula:

                                    D X 360
Money Market Yield =  ----------------------------------  X 100
                                 360 - (D X M)

where "D" refers to the per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the period for which interest is being calculated.

     CMT Rate Notes: Unless otherwise specified in the applicable Pricing Supplement, "CMT Rate" means, with respect to any Interest Determination Date relating to a CMT Rate Note (a "CMT Rate Interest Determination Date"), the rate displayed on the Designated CMT Telerate Page (as defined below) under the caption ". . . Treasury Constant Maturities . . . Federal Reserve Board Release
H.15 . . . Mondays Approximately 3:45 P.M." under the column for the Designated CMT Maturity Index (as defined below) for (i) if the Designated CMT Telerate Page is 7055, the rate on such CMT Rate Interest Determination Date and (ii) if the Designated CMT Telerate Page is 7052, the week, or the month, as applicable, ended immediately preceding the week in which the related CMT Rate Interest Determination Date occurs. If such rate is no longer displayed on the relevant page, or if not displayed by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such CMT Rate Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index as published in the relevant H.15(519). If such rate is no longer published, or if not published by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such CMT Rate Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the CMT Rate Interest Determination Date with respect to such Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519). If such information is not provided by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for the CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 P.M., New York City time, on the CMT Rate Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Reference Dealer") in The City of New York (which may include an Agent or its affiliates) selected by the Calculation Agent (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Notes") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year. If the Calculation Agent cannot obtain three such Treasury Note quotations, the CMT Rate for such CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 P.M., New York City time, on the CMT Rate Interest Determination Date of three Reference Dealers in The City of New York (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury Notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100 million. If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of such quotes will be eliminated; provided, however, that if fewer than three Reference Dealers selected by the Calculation Agent are quoting as described herein, the CMT Rate will be the CMT Rate in effect on such CMT Rate Interest Determination Date. If two Treasury Notes with an original maturity as described in the second preceding sentence have remaining terms to maturity equally close to the Designated CMT Maturity Index, the quotes for the Treasury Note with the shorter remaining term to maturity will be used.

     "Designated CMT Telerate Page" means the display on the Dow Jones Telerate Service on the page designated in the applicable Pricing Supplement (or any other page as may replace such page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519)). If no such page is specified in the applicable Pricing Supplement, the Designated CMT Telerate Page shall be 7052, for the most recent week.

     "Designated CMT Maturity Index" means the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20, or 30 years) specified in the applicable Pricing Supplement with respect to which the CMT Rate will be calculated. If no such maturity is specified in the applicable Pricing Supplement, the Designated CMT Maturity Index shall be 2 years.

     Eleventh District Cost of Funds Rate: Unless otherwise specified in the applicable Pricing Supplement, "Eleventh District Cost of Funds Rate" means, with respect to any Interest Determination Date relating to an Eleventh District Cost of Funds Rate Note (an "Eleventh District Cost of Funds Rate Interest Determination Date"), the rate equal to the monthly weighted average cost of funds for the calendar month immediately preceding the month in which such Eleventh District Cost of Funds Rate Interest Determination Date falls, as set forth under the caption "11th District" on Telerate Page 7058 as of 11:00 A.M., San Francisco time, on such Eleventh District Cost of Funds Rate Interest Determination Date. If such rate does not appear on Telerate Page 7058 on any related Eleventh District Cost of Funds Rate Interest Determination Date, the Eleventh District Cost of Funds Rate for such Eleventh District Cost of Funds Rate Interest Determination Date shall be the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District that was most recently announced (the "Index") by the FHLB of San Francisco as such cost of funds for the calendar month immediately preceding the date of such announcement. If the FHLB of San Francisco fails to announce such rate for the calendar month immediately preceding such Eleventh District Cost of Funds Rate Interest Determination Date, then the Eleventh District Cost of Funds Rate determined as of such Eleventh District Cost of Funds Rate Interest Determination Date will be the Eleventh District Cost of Funds in effect on such Eleventh District Cost of Funds Rate Interest Determination Date.

     In determining that the FHLB of San Francisco has failed in any month to publish the Eleventh District Cost of Funds Index, the Calculation Agent may rely conclusively on any written advice from the FHLB of San Francisco to such effect.

     Federal Funds Rate: Unless otherwise indicated in the applicable Pricing Supplement, "Federal Funds Rate" means, with respect to any Interest Determination Date relating to a Federal Funds Rate Note (a "Federal Funds Rate Interest Determination Date"), the rate on that day for Federal Funds as published in H.15(519) under the heading "Federal Funds (Effective)" or, if not so published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Federal Funds Rate Interest Determination Date, the Federal Funds Rate shall be the rate on such Federal Funds Rate Interest Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate". If such rate is not published by 3:00 P.M., New York City time, on such Calculation Date in either source, the Federal Funds Rate shall be the arithmetic mean calculated by the Calculation Agent of the rates for the last transaction in overnight Federal Funds arranged by three leading brokers of Federal Funds transactions in The City of New York selected by the Calculation Agent as of 9:00 A.M., New York City time, on such Federal Funds Interest Determination Date; provided, however, that if fewer than three brokers selected as aforesaid by the Calculation Agent are quoting rates as described above, the Federal Funds Rate with respect to such Federal Funds Rates Interest Determination Date shall be the Federal Funds Rate in effect on such Federal Funds Interest Determination Date.

     LIBOR: Unless otherwise indicated in the applicable Pricing Supplement, LIBOR will be determined by the Calculation Agent in accordance with the following provisions:

          (i) With respect to an Interest Determination Date relating to a LIBOR Note (a "LIBOR Interest Determination Date"), LIBOR will be, as specified in the applicable Pricing Supplement, either (a) the arithmetic mean of the offered rates for deposits in U.S. dollars having the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Banking Day immediately following such LIBOR Interest Determination Date, that appear on the Reuters Screen LIBO Page as of 11:00 A.M., London time, on such LIBOR Interest Determination Date, if at least two such offered rates appear on the Reuters Screen LIBO Page ("LIBOR Reuters"), or
     (b) the rate for deposits in U.S. dollars having the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Banking Day immediately following such LIBOR Interest Determination Date, that appears on Telerate Page 3750 as of 11:00 A.M., London time, on such LIBOR Interest Determination Date ("LIBOR Telerate"). "Reuters Screen LIBO Page" means the display designated as page "LIBO" on the Reuters Monitor Money Rates Service (or such other page as may replace page LIBO on that service for the purpose of displaying London interbank offered rates of major banks). "Telerate Page 3750" means the display designated as page "3750" on the Telerate Service (or such other page as may replace the 3750 page on that service or such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits). If neither LIBOR Reuters nor LIBOR Telerate is specified in the applicable Pricing Supplement, LIBOR will be determined as if LIBOR Telerate had been specified. If LIBOR Reuters is specified in the applicable Pricing Supplement and at least two such offered rates appear on the Reuters

     Screen LIBO Page, the rate in respect of such LIBOR Interest Determination Date will be the arithmetic mean of such offered rates as determined by the Calculation Agent. If fewer than two offered rates appear on the Reuters Screen LIBO Page, or if no rate appears on Telerate Page 3750, as applicable, LIBOR in respect of such LIBOR Interest Determination Date will be determined as if the parties had specified the rate described in (ii) below.

          (ii) With respect to a LIBOR Interest Determination Date on which fewer than two offered rates appear on the Reuters Screen LIBO Page, as specified in (i)(a) above, or on which no rate appears on Telerate Page 3750, as specified in (i)(b) above, as applicable, LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars having the Index Maturity designated in the applicable Pricing Supplement are offered at approximately 11:00 A.M., London time, on such LIBOR Interest Determination Date by four major banks in the London interbank market selected by the Calculation Agent (the "Reference Banks") to prime banks in the London interbank market, commencing on the second London Banking Day immediately following such LIBOR Interest Determination Date and in a principal amount equal to an amount of not less than U.S. $1 million that is representative for a single transaction in such market at such time. The Calculation Agent will request the principal London office of each of the Reference Banks to provide a quotation of its rates. If at least two such quotations are provided, LIBOR for such LIBOR Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR for such LIBOR Interest Determination Date will be the arithmetic mean of the rates quoted by 11:00 A.M., New York City time, on such LIBOR Interest Determination Date by three major banks in The City of New York selected by the Calculation Agent for loans in U.S. dollars to leading European banks, having the Index Maturity specified in the applicable Pricing Supplement, commencing on the second London Banking Day immediately following such LIBOR Interest Determination Date and in a principal amount equal to an amount of not less than U.S. $1 million that is representative for a single transaction in such market at such time; provided, however, that if the banks selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR will be LIBOR in effect on such LIBOR Interest Determination Date.

     Prime Rate: Unless otherwise indicated in the applicable Pricing Supplement, "Prime Rate" means, with respect to any Interest Determination Date relating to a Prime Rate Note (a "Prime Rate Interest Determination Date"), the rate set forth in H.15(519) for such date opposite the caption "Bank Prime Loan". If such rate is not yet published by 9:00 A.M., New York City time, on the Calculation Date, the Prime Rate for such Prime Rate Interest Determination Date will be the arithmetic mean of the rates of interest publicly announced by each bank named on the Reuters Screen NYMF Page as such bank's prime rate or base lending rate as in effect for such Prime Rate Interest Determination Date as quoted on the Reuters Screen NYMF Page on such Prime Rate Interest Determination Date, or, if fewer than four such rates appear on the Reuters Screen NYMF Page for such Prime Rate Interest Determination Date, the rate shall be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on such Prime Rate Interest Determination Date by at least two of the three major money center banks in The City of New York selected by the Calculation Agent from which quotations are requested. If fewer than two quotations are provided, the Prime Rate shall be calculated by the Calculation Agent and shall be determined as the arithmetic mean of the prime rates quoted in The City of New York on such date by the approximate number of banks or trust companies organized and doing business under the laws of the United States, or any State thereof, each having total equity capital of at least $500 million and being subject to supervision or examination by a Federal or State authority, selected by the Calculation Agent to quote such rate or rates; provided, however, that if the Prime Rate is not published in H.15(519) and the banks or trust companies selected as aforesaid are not quoting as mentioned in this sentence, the Prime Rate with respect to such Prime Rate Interest Determination Date will be the interest rate otherwise in effect on such Prime Rate Interest Determination Date. "Reuters Screen NYMF Page" means the display designated as page "NYMF" on the Reuters Monitor Money Rates Service (or such other page as may replace page NYMF on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

     Treasury Rate: Unless otherwise indicated in the applicable Pricing Supplement, "Treasury Rate" means, with respect to any Interest Determination Date relating to a Treasury Rate Note (a "Treasury Rate

Interest Determination Date"), the rate applicable to the most recent auction of direct obligations of the United States ("Treasury bills") having the Index Maturity specified in the applicable Pricing Supplement as such rate is published in H.15(519) under the heading "Treasury bills -- auction average (investment)" or, if not so published by 3:00 P.M., New York City time, on or prior to the Calculation Date pertaining to such Treasury Rate Interest Determination Date, the auction average rate (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) for such auction as otherwise announced by the United States Department of the Treasury. In the event that the results of the auction of Treasury bills having the specified Index Maturity are not published or reported as provided above by 3:00 P.M., New York City time, on such Calculation Date, or if no such auction is held for a particular week, then the Treasury Rate shall be a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on such Treasury Rate Interest Determination Date, of three leading primary United States government securities dealers as selected by the Calculation Agent, for the issue of Treasury bills with a remaining maturity closest to the applicable Index Maturity; provided, however, that if fewer than three dealers selected as aforesaid by the Calculation Agent are quoting rates as mentioned in this sentence, the Treasury Rate with respect to such Treasury Rate Interest Determination Date shall be the Treasury Rate in effect on such Treasury Rate Interest Determination Date.

ORIGINAL ISSUE DISCOUNT NOTES

     The Notes may be issued as Original Issue Discount Notes. An "Original Issue Discount Note" is a Note (bearing no interest or interest at a rate which at the time of issuance is below market rates) which is issued at a price lower than the stated principal amount thereof and which provides that upon redemption prior to Stated Maturity or upon acceleration of the Maturity thereof an amount less than the principal amount thereof shall become due and payable. In the event of redemption prior to Stated Maturity or upon acceleration of the Maturity of an Original Issue Discount Note, the amount payable to the Holder of such Note upon such redemption or acceleration will be determined in accordance with the terms of such Note, but will be an amount less than the amount payable at the Stated Maturity of such Note. In addition, a Note issued at a discount may, for United States federal income tax purposes, be considered a "Discount Note", regardless of the amount payable upon redemption or acceleration of maturity of such Note. See "United States Taxation -- Original Issue Discount" below. Any other special considerations applicable to any such discounted Notes will be described in the Pricing Supplement relating thereto.

BOOK-ENTRY NOTES

     The Notes may be issued in whole or in part in the form of one or more fully-registered global Notes (each, a "Book-Entry Note") which will be deposited with, or on behalf of, the Depository and registered in the name of the Depository's nominee. Except as set forth below, a Book-Entry Note may not be transferred except as a whole by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any nominee to a successor of the Depository or a nominee of such successor.

     The Depository has advised the Corporation and the Agents that it is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The Corporation understands that the Depository was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository's participants include securities brokers and dealers (including the Agents), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depository. Access to the Depository's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by the Depository only through participants.

     Upon the issuance of Notes by the Corporation represented by a Book-Entry Note, the Depository will credit, on its book-entry registration and transfer system, the respective principal amounts of the Notes represented by such Book-Entry Note to the accounts of participants. The accounts to be credited shall be designated by the Agents or by the Corporation, if such Notes are offered and sold directly by the Corporation. Ownership of beneficial interests in a Book-Entry Note will be limited to participants or persons that may hold interests through participants. Ownership interests in a Book-Entry Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depository (with respect to beneficial interests of participants), or by participants or persons that may hold interests through participants (with respect to beneficial interests of other beneficial owners). The laws of some states require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and such laws may impair the ability to transfer beneficial interests in a Book-Entry Note.

     So long as the Depository for a Book-Entry Note, or its nominee, is the Holder of a Book-Entry Note, the Depository or its nominee, as the case may be, will be considered the sole owner or Holder of the Notes represented by such Book-Entry Note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Book-Entry Note will not be entitled to have Notes represented by such Book-Entry Note registered in their names, will not receive or be entitled to receive physical delivery of Notes in certificated form, and will not be considered the owners or holders thereof under the Indenture.

     Principal, premium, if any, and interest payments on Notes issued in book-entry form and represented by one or more Book-Entry Notes will be made by the Corporation to the Depository or its nominee, as the case may be, as the Holder of the related Book-Entry Note or Notes. None of the Corporation, the Agents, nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Book-Entry Note, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. The Corporation expects that the Depository, upon receipt of any payment of principal, premium, if any, or interest in respect of a Book-Entry Note, will credit immediately the accounts of the related participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interest in such Book-Entry Note as shown on the records of the Depository. The Corporation also expects that payments by participants to owners of beneficial interests in a Book-Entry Note will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name" and will be the responsibility of such participants.

     If the Depository is at any time unwilling or unable to continue as depository or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, and a successor depository is not appointed by the Corporation within 90 days after the Corporation receives notice or becomes aware that the Depository is no longer so registered or, if an Event of Default or an event which, with the lapse of time, the giving of notice or both, would be an Event of Default, has occurred and is continuing, the Corporation will issue Notes in certificated form in exchange for each Book-Entry Note. In addition, the Corporation may at any time determine not to have Notes represented by one or more Book-Entry Notes, and, in such event, will issue Notes in certificated form in exchange for all the Book-Entry Notes representing such Notes. In any such instance, an owner of a beneficial interest in Book-Entry Notes will be entitled to physical delivery in certificated form of Notes equal in principal amount to such beneficial interest and to have such Notes registered in its name. Notes so issued in certificated form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only, without coupons.

FOREIGN CURRENCY NOTES, MULTI-CURRENCY NOTES AND INDEXED NOTES

     If any Note is not to be denominated in U.S. dollars, certain provisions with respect thereto will be set forth in a foreign currency or indexed currency supplement included in the applicable Pricing Supplement (a "Foreign Currency, Multi-Currency and Indexed Note Pricing Supplement") which will specify the currency or currencies, including composite currencies such as the European Currency Unit, in which the principal, premium, if any, and interest with respect to such Note are to be paid (the "Specified Currency"), along with any other terms relating to the non-U.S. dollar denomination. Such additional information contained in the applicable Foreign Currency, Multi-Currency and Indexed Note Pricing Supplement shall constitute a part of this Prospectus Supplement.

     The Notes also may be issued with the principal amount payable at Maturity to be determined with reference to the exchange rate of a Specified Currency relative to an indexed currency (the "Indexed Currency") or other index, each as set forth in the applicable Foreign Currency, Multi-Currency and Indexed Note Pricing Supplement. Holders of such Notes may receive a principal amount at Maturity that is greater than or less than the face amount of the Note depending upon the relative value at Maturity of the Specified Currency compared to the Indexed Currency or as otherwise set forth in the applicable Foreign Currency, Multi-Currency or Indexed Note Pricing Supplement. Information as to the method for determining the principal amount payable at Maturity and certain additional risks and tax considerations associated with investment in such Notes will be set forth in the applicable Foreign Currency, Multi-Currency and Indexed Note Pricing Supplement.

                             UNITED STATES TAXATION

     The following summary of the principal United States federal income tax consequences of ownership of Notes is based upon the opinion of Sullivan & Cromwell, counsel to the Corporation. It deals only with Notes held as capital assets by initial purchasers, and not with special classes of holders, such as dealers in securities or currencies, banks, tax-exempt organizations, life insurance companies, persons that hold Notes that are a hedge or that are hedged against currency risks or that are part of a straddle or conversion transaction, persons that are not "United States Holders", as defined below, or persons whose functional currency is not the U.S. dollar. Moreover, the summary deals only with Notes that are due to mature 30 years or less from the date on which they are issued. The United States federal income tax consequences of ownership of Notes that are due to mature more than 30 years from their date of issue will be discussed in an applicable Pricing Supplement.

     The summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as currently in effect and all subject to change at any time, perhaps with retroactive effect.

     Prospective purchasers of Notes should consult their own tax advisors concerning the consequences, in their particular circumstances, under the Code and the laws of any other taxing jurisdiction, of ownership of Notes.

  Payments of Interest

     Interest on a Note, whether payable in U.S. dollars or a currency, composite currency or basket of currencies other than U.S. dollars (a "Specified Currency"), other than interest on a "Discount Note" that is not "qualified stated interest" (each as defined below under "Original Issue
Discount -- General"), will be taxable to a United States Holder as ordinary income at the time it is received or accrued, depending on the holder's method of accounting for tax purposes. A United States Holder is a beneficial owner who or that is (i) a citizen or resident of the United States, (ii) a domestic corporation or (iii) otherwise subject to United States federal income taxation on a net income basis in respect of the Note.

     Interest paid by the Corporation on the Notes and original issue discount, if any, accrued with respect to the Notes (as described below under "Original Issue Discount") constitutes income from sources outside the United States, but, with certain exceptions, will be "passive" or "financial services" income, which is treated separately from other types of income for purposes of computing the foreign tax credit allowable to a United States Holder. As discussed under "Certain Puerto Rico Tax Considerations", payments of interest on Notes held by noncorporate United States citizens will be subject to 20 percent withholding tax and would be high withholding tax interest for purposes of computing the foreign tax credit.

     If an interest payment is denominated in, or determined by reference to, a Specified Currency, the amount of income recognized by a cash basis United States Holder will be the U.S. dollar value of the interest payment, based on the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars.

     An accrual basis United States Holder may determine the amount of income recognized with respect to an interest payment denominated in, or determined by reference to, a Specified Currency in accordance with either of two methods. Under the first method, the amount of income accrued will be based on the average exchange rate in effect during the interest accrual period (or, with respect to an accrual period that spans two taxable years, the part of the period within the taxable year).

     Under the second method, the United States Holder may elect to determine the amount of income accrued on the basis of the exchange rate in effect on the last day of the accrual period or, in the case of an accrual period that spans two taxable years, the exchange rate in effect on the last day of the part of the period within the taxable year. Additionally, if a payment of interest is actually received within five business days of the last day of the accrual period or taxable year, an electing accrual basis United States Holder may instead translate such accrued interest into U.S. dollars at the exchange rate in effect on the day of actual receipt. Any such election will apply to all debt instruments held by the United States Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the United States Holder, and will be irrevocable without the consent of the Internal Revenue Service (the "Service").

     Upon receipt of the interest payment (including a payment attributable to accrued but unpaid interest upon the sale or retirement of a Note) denominated in, or determined by reference to, a Specified Currency, the United States Holder will recognize ordinary income or loss measured by the difference between
(x) the average exchange rate used to accrue interest income, or the exchange rate as determined under the second method described above if the United States Holder elects that method and (y) the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars.

  Original Issue Discount

     General. A Note, other than a Note with a term of one year or less (a "short-term Note"), will be treated as issued at an original issue discount (a "Discount Note") if the excess of the Note's "stated redemption price at maturity" over its issue price is more than a "de minimis amount" (as defined below). Generally, the issue price of a Note will be the first price at which a substantial amount of Notes included in the issue of which the Note is a part is sold to other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. The stated redemption price at maturity of a Note is the total of all payments provided by the Note that are not payments of "qualified stated interest". A qualified stated interest payment is generally any one of a series of stated interest payments on a Note that are unconditionally payable at least annually at a single fixed rate (with certain exceptions for lower rates paid during some periods) applied to the outstanding principal amount of the Note. Special rules for "Variable Rate Notes" (as defined below under "Original Issue
Discount -- Variable Rate Notes") are described below under "Original Issue Discount -- Variable Rate Notes".

     In general, if the excess of a Note's stated redemption price at maturity over its issue price is less than 1/4 of 1 percent of the Note's stated redemption price at maturity multiplied by the number of complete years to its maturity (the "de minimis amount"), then such excess, if any, constitutes "de minimis original issue discount" and the Note is not a Discount Note. Unless the election described below under "Election to Treat All Interest as Original Issue Discount" is made, a United States Holder of a Note with de minimis original issue discount must include such de minimis original issue discount in income as stated principal payments on the Note are made. The includible amount with respect to each such payment will equal the product of the total amount of the Note's de minimis original issue discount and a fraction, the numerator of which is the amount of the principal payment made and the denominator of which is the stated principal amount of the Note.

     United States Holders of Discount Notes having a maturity of more than one year from their date of issue must, generally, include original issue discount ("OID") in income calculated on a constant-yield method before the receipt of cash attributable to such income, and generally will have to include in income increasingly greater amounts of OID over the life of the Note. The amount of OID includible in income by a

United States Holder of a Discount Note is the sum of the daily portions of OID with respect to the Discount Note for each day during the taxable year or portion of the taxable year on which the United States Holder holds such Discount Note ("accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. Accrual periods with respect to a Note may be of any length selected by the United States Holder and may vary in length over the term of the Note as long as (i) no accrual period is longer than one year and (ii) each scheduled payment of interest or principal on the Note occurs on either the final or first day of an accrual period. The amount of OID allocable to an accrual period equals the excess of (a) the product of the Discount Note's adjusted issue price at the beginning of the accrual period and such Note's yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over
(b) the sum of the payments of qualified stated interest on the Note allocable to the accrual period. The "adjusted issue price" of a Discount Note at the beginning of any accrual period is the issue price of the Note increased by (x) the amount of accrued OID for each prior accrual period and decreased by (y) the amount of any payments previously made on the Note that were not qualified stated interest payments. For purposes of determining the amount of OID allocable to an accrual period, if an interval between payments of qualified stated interest on the Note contains more than one accrual period, the amount of qualified stated interest payable at the end of the interval (including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval) is allocated pro rata on the basis of relative lengths to each accrual period in the interval, and the adjusted issue price at the beginning of each accrual period in the interval must be increased by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but that is not payable until the end of the interval. The amount of OID allocable to an initial short accrual period may be computed using any reasonable method if all other accrual periods other than a final short accrual period are of equal length. The amount of OID allocable to the final accrual period is the difference between (x) the amount payable at the maturity of the Note (other than any payment of qualified stated interest) and
(y) the Note's adjusted issue price as of the beginning of the final accrual period.

     Acquisition Premium. A United States Holder that purchases a Note for an amount less than or equal to the sum of all amounts payable on the Note after the purchase date other than payments of qualified stated interest but in excess of its adjusted issue price (any such excess being "acquisition premium") and that does not make the election described below under "Election to Treat All Interest as Original Issue Discount" is permitted to reduce the daily portions of OID by a fraction, the numerator of which is the excess of the United States Holder's adjusted basis in the Note immediately after its purchase over the adjusted issue price of the Note, and the denominator of which is the excess of the sum of all amounts payable on the Note after the purchase date, other than payments of qualified stated interest, over the Note's adjusted issue price.

     Market Discount. A Note, other than a short-term Note, will be treated as purchased at a market discount (a "Market Discount Note") if (i) the amount for which a United States Holder purchased the Note is less than the Note's issue price (as determined above under "Original Issue Discount -- General") and (ii) the Note's stated redemption price at maturity or, in the case of a Discount Note, the Note's "revised issue price", exceeds the amount for which the United States Holder purchased the Note by at least 1/4 of 1 percent of such Note's stated redemption price at maturity or revised issue price, respectively, multiplied by the number of complete years to the Note's maturity. If such excess is not sufficient to cause the Note to be a Market Discount Note, then such excess constitutes "de minimis market discount". The Code provides that, for these purposes, the "revised issue price" of a Note generally equals its issue price, increased by the amount of any OID that has accrued on the Note.

     Any gain recognized on the maturity or disposition of a Market Discount Note will be treated as ordinary income to the extent that such gain does not exceed the accrued market discount on such Note. Alternatively, a United States Holder of a Market Discount Note may elect to include market discount in income currently over the life of the Note. Such an election shall apply to all debt instruments with market discount acquired by the electing United States Holder on or after the first day of the first taxable year to which the election applies. This election may not be revoked without the consent of the Service.

     Market discount on a Market Discount Note will accrue on a straight-line basis unless the United States Holder elects to accrue such market discount on a constant-yield method. Such an election shall apply only to the Note with respect to which it is made and may not be revoked. A United States Holder of a Market Discount Note that does not elect to include market discount in income currently generally will be required to defer deductions for interest on borrowings allocable to such Note in an amount not exceeding the accrued market discount on such Note until the maturity or disposition of such Note.

     Pre-Issuance Accrued Interest. If (i) a portion of the initial purchase price of a Note is attributable to pre-issuance accrued interest, (ii) the first stated interest payment on the Note is to be made within one year of the Note's issue date and (iii) the payment will equal or exceed the amount of pre-issuance accrued interest, then the United States Holder may elect to decrease the issue price of the Note by the amount of pre-issuance accrued interest. In that event, a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on the Note.

     Notes Subject to Contingencies Including Optional Redemption. In general, if a Note provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies and the timing and amounts of the payments that comprise each payment schedule are known as of the issue date, the yield and maturity of the Note are determined by assuming that the payments will be made according to the Note's stated payment schedule. If, however, based on all the facts and circumstances as of the issue date, it is more likely than not that the Note's stated payment schedule will not occur, then, in general, the yield and maturity of the Note are computed based on the payment schedule most likely to occur.

     Notwithstanding the general rules for determining yield and maturity in the case of Notes subject to contingencies, if the Corporation or the Holder has an unconditional option or options that, if exercised, would require payments to be made on the Notes under an alternative payment schedule or schedules, then (i) in the case of an option or options of the Corporation, the Corporation will be deemed to exercise or not exercise an option or combination of options in the manner that minimizes the yield on the Note and (ii) in the case of an option or options of the Holder, the Holder will be deemed to exercise or not exercise an option or combination of options in the manner that maximizes the yield on the Note. For purposes of those calculations, the yield on the Note is determined by using any date on which the Note may be redeemed or repurchased as the maturity date and the amount payable on such date in accordance with the terms of the Note as the principal amount payable at maturity.

     If a contingency (including the exercise of an option) actually occurs or does not occur contrary to an assumption made according to the above rules (a "change in circumstances") then, except to the extent that a portion of the Note is repaid as a result of a change in circumstances and solely for purposes of the accrual of OID, the yield and maturity of the Note are redetermined by treating the Note as reissued on the date of the change in circumstances for an amount equal to the Note's adjusted issue price on that date.

     Election to Treat All Interest as Original Issue Discount. A United States Holder may elect to include in gross income all interest that accrues on a Note using the constant-yield method described above under the heading "Original Issue Discount -- General", with the modifications described below. For purposes of this election, interest includes stated interest, OID, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium (described below under "Notes Purchased at a Premium") or acquisition premium.

     In applying the constant-yield method to a Note with respect to which this election has been made, the issue price of the Note will equal the electing United States Holder's adjusted basis in the Note immediately after its acquisition, the issue date of the Note will be the date of its acquisition by the electing United States Holder, and no payments on the Note will be treated as payments of qualified stated interest. This election will generally apply only to the Note with respect to which it is made and may not be revoked without the consent of the Service. If this election is made with respect to a Note with amortizable bond premium, then the electing United States Holder will be deemed to have elected to apply amortizable bond premium against interest with respect to all debt instruments with amortizable bond premium (other than debt instruments the interest on which is excludible from gross income) held by the electing United States Holder as of the beginning of the taxable year in which the Note with respect to which the election is made is acquired or thereafter acquired. The deemed election with respect to amortizable bond premium may not be revoked without the consent of the Service.

     If the election to apply the constant-yield method to all interest on a
Note is made with respect to a Market Discount Note, the electing United States Holder will be treated as having made the election discussed above under "Original Issue Discount -- Market Discount" to include market discount in income currently over the life of all debt instruments held or thereafter acquired by such United States Holder.

     Variable Rate Notes. A "Variable Rate Note" is a Note that: (i) has an issue price that does not exceed the total noncontingent principal payments by more than the lesser of (1) the product of (x) the total noncontingent principal payments, (y) the number of complete years to maturity from the issue date and
(z) .015, or (2) 15 percent of the total noncontingent principal payments, and
(ii) provides for stated interest compounded or paid at least annually at (1) one or more "qualified floating rates", (2) a single fixed rate and one or more qualified floating rates, (3) a single "objective rate" or (4) a single fixed rate and a single objective rate that is a "qualified inverse floating rate".

     A qualified floating rate or objective rate in effect at any time during the term of the instrument must be set at a "current value" of that rate. A "current value" of a rate is the value of the rate on any day that is no earlier than 3 months prior to the first day on which that value is in effect and no later than 1 year following that first day.

     A variable rate is a "qualified floating rate" if (i) variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Note is denominated or (ii) it is equal to the product of such a rate and either (a) a fixed multiple that is greater than zero but not more than 1.35, or (b) a fixed multiple greater than zero but not more than 1.35, increased or decreased by a fixed rate. A rate is not a qualified floating rate, however, if the rate is subject to certain restrictions (including caps, floors, governors, or other similar restrictions) unless such restrictions are fixed throughout the term of the Note or are not reasonably expected to significantly affect the yield on the Note.

     An "objective rate" is a rate, other than a qualified floating rate, that is determined using a single, fixed formula and that is based on (i) one or more qualified floating rates, (ii) one or more rates each of which would be a qualified floating rate for a debt instrument denominated in a currency other than the currency in which the debt instrument is denominated, (iii) the yield or changes in the price of one or more actively traded items of personal property other than stock or debt of the issuer or a related party, or (iv) a combination of objective rates. A variable rate is not an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of the Note's term will be either significantly less than or significantly greater than the average value of the rate during the final half of the Note's term. An objective rate is a "qualified inverse floating rate" if
(i) the rate is equal to a fixed rate minus a qualified floating rate, and (ii) the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds. Under these rules, Certificate of Deposit Rate Notes, Commercial Paper Rate Notes, CMT Rate Notes, Eleventh District Cost of Funds Rate Notes, Federal Funds Rate Notes, LIBOR Notes, Prime Rate Notes and Treasury Rate Notes will generally be treated as Variable Rate Notes.

     In general, if a Variable Rate Note provides for stated interest at a single qualified floating rate or objective rate, all stated interest on the
Note is qualified stated interest and the amount of OID, if any, is determined by using, in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or, in the case of any other objective rate, a fixed rate that reflects the yield reasonably expected for the Note.

     If a Variable Rate Note does not provide for stated interest at a single qualified floating rate or objective rate, the amount of interest and OID accruals on the Note are generally determined by (i) determining a fixed rate substitute for each variable rate provided under the Variable Rate Note (generally, the value of each variable rate as of the issue date or, in the case of an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on the Note), (ii) constructing the equivalent fixed rate debt instrument (using the fixed rate substitute described above), (iii) determining the amount of qualified stated interest and OID with respect to the equivalent fixed rate debt instrument, and (iv) making the appropriate adjustments for actual variable rates during the applicable accrual period.

     If a Variable Rate Note provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate, and in addition provides for stated interest at a single fixed rate (other than at a single fixed rate for an initial period), the amount of interest and OID accruals are determined as in the immediately preceding paragraph with the modification that the Variable Rate Note is treated, for purposes of the first three steps of the determination, as if it provided for a qualified floating rate (or a qualified inverse floating rate, as the case may be) rather than the fixed rate. The qualified floating rate (or qualified inverse floating rate) replacing the fixed rate must be such that the fair market value of the Variable Rate Note as of the issue date would be approximately the same as the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate (or qualified inverse floating rate) rather than the fixed rate.

     Indexed Notes. The applicable Pricing Supplement will contain a discussion of any special United States federal income tax rules with respect to Notes that are not subject to the rules governing Variable Rate Notes payments on which are determined by reference to any index.

     Short-Term Notes. In general, an individual or other cash basis United States Holder of a short-term Note is not required to accrue OID (as specially defined below for the purposes of this paragraph) for United States federal income tax purposes unless it elects to do so (but may be required to include any stated interest in income as the interest is received). Accrual basis United States Holders and certain other United States Holders, including banks, regulated investment companies, dealers in securities, common trust funds, United States Holders who hold Notes as part of certain identified hedging transactions, certain pass-thru entities and cash basis United States Holders who so elect, are required to accrue OID on short-term Notes on either a straight-line basis or under the constant-yield method (based on daily compounding), at the election of the United States Holder. In the case of a United States Holder not required and not electing to include OID in income currently, any gain realized on the sale or retirement of the short-term Note will be ordinary income to the extent of the OID accrued on a straight-line basis (unless an election is made to accrue the OID under the constant-yield method) through the date of sale or retirement. United States Holders who are not required and do not elect to accrue OID on short-term Notes will be required to defer deductions for interest on borrowings allocable to short-term Notes in an amount not exceeding the deferred income until the deferred income is realized.

     For purposes of determining the amount of OID subject to these rules, all interest payments on a short-term Note, including stated interest and any additional amounts paid with respect to withholding tax on the Notes (including withholding tax on payments of such additional amounts), are included in the short-term Note's stated redemption price at maturity.

     Specified Currency Discount Notes. OID for any accrual period on a Discount Note that is denominated in, or determined by reference to, a Specified Currency will be determined in the Specified Currency and then translated into U.S. dollars in the same manner as stated interest accrued by an accrual basis United States Holder, as described under "Payments of Interest". Upon receipt of an amount attributable to OID (whether in connection with a payment of interest or the sale or retirement of a Note), a United States Holder may recognize ordinary income or loss.

  Notes Purchased at a Premium

     A United States Holder that purchases a Note for an amount in excess of its principal amount may elect to treat such excess as "amortizable bond premium", in which case the amount required to be included in the United States Holder's income each year with respect to interest on the Note will be reduced by the amount of amortizable bond premium allocable (based on the Note's yield to maturity) to such year. In the case of a Note that is denominated in, or determined by reference to, a Specified Currency, bond premium will be computed in units of Specified Currency, and amortizable bond premium will reduce interest income in units of the Specified Currency. At the time amortized bond premium offsets interest income, exchange gain or loss (taxable as ordinary income or loss) is realized measured by the difference between exchange rates at that time and at the time of the acquisition of the Notes. Any election to amortize bond premium shall apply to all bonds (other than bonds the interest on which is excludible from gross income) held by the United States

Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the United States Holder, and is irrevocable without the consent of the Service. See also "Original Issue Discount -- Election to Treat All Interest as Original Issue Discount".

  Purchase, Sale and Retirement of the Notes

     A United States Holder's tax basis in a Note will generally be its U.S. dollar cost (as defined below), increased by the amount of any OID or market discount included in the United States Holder's income with respect to the Note and the amount, if any, of income attributable to de minimis original issue discount and de minimis market discount included in the United States Holder's income with respect to the Note, and reduced by (i) the amount of any payments that are not qualified stated interest payments, and (ii) the amount of any amortizable bond premium applied to reduce interest on the Note. The U.S. dollar cost of a Note purchased with a Specified Currency will generally be the U.S. dollar value of the purchase price on the date of purchase or, in the case of Notes traded on an established securities market, as defined in the applicable Treasury Regulations, that are purchased by a cash basis United States Holder (or an accrual basis United States Holder that so elects), on the settlement date for the purchase.

     A United States Holder will generally recognize gain or loss on the sale or retirement of a Note equal to the difference between the amount realized on the sale or retirement and the tax basis of the Note. The amount realized on a sale or retirement for an amount in Specified Currency will be the U.S. dollar value of such amount on (i) the date payment is received in the case of a cash basis United States Holder, (ii) the date of disposition in the case of an accrual basis United States Holder or (iii) in the case of Notes traded on an established securities market, as defined in the applicable Treasury Regulations, sold by a cash basis United States Holder (or an accrual basis United States Holder that so elects), on the settlement date for the sale. Except to the extent described above under "Original Issue
Discount -- Short-Term Notes" or "Original Issue Discount -- Market Discount" or described in the next succeeding paragraph or attributable to accrued but unpaid interest, gain or loss recognized on the sale or retirement of a Note will be capital gain or loss and will be long-term capital gain or loss if the Note was held for more than one year.

     Gain or loss recognized by a United States Holder on the sale or retirement of a Note that is attributable to changes in exchange rates will be treated as ordinary income or loss. However, exchange gain or loss is taken into account only to the extent of total gain or loss realized on the transaction.

  Exchange of Amounts in Other Than U.S. Dollars

     Specified Currency received as interest on a Note or on the sale or retirement of a Note will have a tax basis equal to its U.S. dollar value at the time such interest is received or at the time of such sale or retirement. Specified Currency that is purchased will generally have a tax basis equal to the U.S. dollar value of the Specified Currency on the date of purchase. Any gain or loss recognized on a sale or other disposition of a Specified Currency (including its use to purchase Notes or upon exchange for U.S. dollars) will be ordinary income or loss.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     In general, information reporting requirements will apply to payments of principal, any premium and interest on a Note and the proceeds of the sale of a Note before maturity within the United States to, and to the accrual of OID on a Discount Note with respect to, non-corporate United States Holders, and "backup withholding" at a rate of 31% will apply to such payments and to payments of OID if the United States Holder fails to provide an accurate taxpayer identification number or to report all interest and dividends required to be shown on its federal income tax returns.

                     CERTAIN PUERTO RICO TAX CONSIDERATIONS

     The following summary of certain Puerto Rico tax aspects of the acquisition of the Notes reflects the opinion of McConnell Valdes, counsel to the Corporation. The income tax portion of this discussion is based upon the Puerto Rico Income Tax Act of 1954, as amended (the "ITA"), as well as the Puerto Rico Internal Revenue Code of 1994 (the "PRIRC"). The PRIRC, which was enacted on October 31, 1994, is substantially a reenactment of the ITA, with various additions and deletions. The ITA will continue in effect until the PRIRC becomes effective. Most of the provisions of the PRIRC will be effective for taxable years commencing after June 30, 1995. As discussed below, the Puerto Rico income tax treatment of interest paid on the Notes will generally be the same under the ITA and under the PRIRC; any differences in the tax treatment will be noted. The discussion of the tax treatment under the ITA will be based also on provisions of the regulations issued under the ITA (the "ITA Regulations"). At this time, regulations have not been issued under the relevant sections of the PRIRC.

     The discussion below is also based on the Puerto Rico Municipal Property Tax Act of 1991, as amended (the "MPTA"), the Municipal License Tax Act, as amended (the "MLTA") and the regulations thereunder (the "MLTA Regulations"). The discussion concerning Puerto Rico estate and gift taxes is based on the PRIRC. The discussion below is also based on judicial or administrative interpretations of the ITA, the MPTA, the MLTA and PRIRC. Investors should be aware that the ITA, the ITA Regulations, the MPTA, the MLTA, the MLTA Regulations and the PRIRC, as well as any interpretations thereof, are subject to change, and that any change could be applied retroactively and affect the discussion below.

     This discussion is limited to certain Puerto Rico tax considerations applicable to the following classes of prospective investors: individuals who are bona fide residents of Puerto Rico, individuals who are not residents of Puerto Rico, and corporations and partnerships (other than "special partnerships" under Supplement P of the ITA or Subchapter K of Chapter 3 of Subtitle A of the PRIRC and other than "corporations of individuals" under Subchapter N of Chapter 3 of Subtitle A of the PRIRC). It deals only with Notes held as capital assets by initial purchasers; but not with special classes of holders such as dealers in securities or currencies, banks or other financial businesses, registered investment companies, life insurance companies and tax exempt organizations. This discussion does not purport to cover all aspects of Puerto Rico taxation that may be relevant to particular investors in light of their personal investment circumstances or to certain types of investors subject to special treatment under the ITA or the PRIRC. EACH INVESTOR IS STRONGLY URGED TO CONSULT HIS OWN TAX ADVISOR AS TO ANY PUERTO RICO TAX CONSIDERATIONS AFFECTING THE PURCHASE, HOLDING AND DISPOSITION OF THE NOTES.

INCOME TAX

     The following discussion regarding the Puerto Rico income taxation of an investment in the Notes assumes that interest thereon (including original issue discount) constitutes income from sources within Puerto Rico. Interest (including original issue discount) on indebtedness of a corporation organized under the laws of Puerto Rico, such as the Corporation, is considered to be from Puerto Rico sources unless such corporation derives less than 20% of its gross income from Puerto Rico sources during the three taxable years preceding the year in which the interest is paid (or such part of such period as the corporation has been in existence). In every year of its existence, the Corporation has derived more than 20% of its gross income from Puerto Rico sources, and it is, therefore, assumed that interest (including original issue discount) on the Notes constitutes income from sources within Puerto Rico.

PUERTO RICO HOLDERS

  Interest and Original Issue Discount on the Notes

     Interest (including original issue discount) on a Note will be taxable to a Puerto Rico Holder (as defined below) as ordinary income at the time it is received or accrued, depending on the holder's method of accounting for tax purposes. A "Puerto Rico Holder" is a beneficial owner who or that is (i) an individual resident of Puerto Rico, (ii) a Puerto Rico corporation or partnership, (iii) a non-resident alien engaged in trade or business in Puerto Rico or (iv) a non-Puerto Rico corporation or partnership engaged in trade or business in Puerto Rico.

  Notes Purchased at a Premium

     Any holder (other than an individual) that purchases a Note for an amount in excess of its principal amount may elect to treat such excess as "amortizable bond premium", in which case any amount required to be included in such holder's income for Puerto Rico income tax purposes each year with respect to interest on the Note will be reduced by the amount of amortizable bond premium allocable to such year. Any election to amortize bond premium shall apply to all bonds (other than bonds the interest on which is excluded from gross income) held by such holder at the beginning of the first taxable year to which the election applies or thereafter acquired, and is irrevocable without the consent of the Secretary of the Treasury of Puerto Rico.

  Sale or Retirement of Notes

     A Puerto Rico Holder's tax basis in a Note will generally be its cost, increased by any original issue discount recognized as income, and reduced by the amount of any amortizable bond premium claimed as a deduction. A Puerto Rico Holder, other than non-Puerto Rico corporations or partnerships and non-resident aliens engaged in trade or business in Puerto Rico, will generally recognize gain or loss on the sale or retirement of a Note equal to the difference between the amount realized on such sale or retirement and the tax basis of the Note. In the case of non-Puerto Rico corporations or partnerships and non-resident aliens engaged in trade or business in Puerto Rico, any gain realized on the sale or retirement of a Note will be subject to Puerto Rico tax only if it constitutes income from sources within Puerto Rico or is treated as effectively connected with the active conduct of a banking, financial or other similar business of the holder in Puerto Rico. In general, gain from the sale or retirement of a Note will be regarded as income from sources within Puerto Rico if the sale or retirement of the Note occurs in Puerto Rico, i.e., if all right, title and interest in the Note passes from the seller to the purchaser in Puerto Rico.

     Any gain subject to tax in Puerto Rico on the sale or retirement of a Note (other than a Note held by a holder primarily for sale to customers in the ordinary course of his trade or business) will be a capital gain and will be long-term capital gain if the holder held the Note for more than six months prior to the sale or retirement. If the holder is a Puerto Rico resident individual or a non-resident alien engaged in trade or business in Puerto Rico, and the gain is a long-term capital gain, it will be taxable at a maximum rate of 20%. If the holder is a Puerto Rico corporation or partnership, or a non-Puerto Rico corporation or partnership engaged in trade or business in Puerto Rico, and the gain is a long-term capital gain, it will be taxable at a maximum rate of 25%.

NON-RESIDENT UNITED STATES CITIZENS

  Interest and Original Issue Discount on the Notes

     Interest (including original issue discount) on a Note held by a United States citizen who is not a resident of Puerto Rico will be includible as ordinary income in an annual Puerto Rico income tax return due from such holder. Such interest will be subject to withholding at the rate of 20%, and the amount withheld will be creditable against the Puerto Rico income tax liability as computed in such return.

  Sale or Retirement of Notes

     The tax basis of a Note for Puerto Rico income tax purposes will generally be its cost, increased by any original issue discount recognized as income. A holder will realize gain or loss on a sale or retirement of a Note equal to the difference between the amount realized on such sale or retirement and the tax basis of the Note.

     Any gain realized by a United States citizen not residing in Puerto Rico on a sale or retirement of a Note will be subject to tax in Puerto Rico only if such gain constitutes income from sources within Puerto Rico. If the gain constitutes a long-term capital gain, it will be taxable at a maximum rate of 20%. For a discussion of when such a gain would be regarded as income from sources within Puerto Rico and when it would be considered a long-term capital gain, see under "Income Tax -- Puerto Rico Holders -- Sale or Retirement of Notes".

NON-PUERTO RICO HOLDERS

     For purposes of this discussion, a "Non-Puerto Rico Holder" is any holder who or that is (i) a nonresident individual who is not a United States citizen and is not engaged in trade or business in Puerto Rico, and (ii) a non-Puerto Rico corporation or partnership not engaged in trade or business in Puerto Rico.

  Interest and Original Issue Discount on the Notes

     Interest (including original issue discount) on the Notes received or accrued by Non-Puerto Rico Holders will be exempt from any Puerto Rico withholding or other income taxes, except in the case of any holder of a Note that may be regarded as a "related person" with respect to the Corporation. For this purpose, a "related person" generally will be one that directly or indirectly owns 50% or more in value of the stock of the Corporation.

  Sale or Retirements of Notes

     The tax basis of a Note for Puerto Rico income tax purposes will generally be the cost, increased by any original issue discount recognized as income. A holder will realize gain or loss on a sale or retirement of a Note equal to the difference between the amount realized on such sale or retirement and the tax basis of the Note.

     Any gain realized by a Non-Puerto Rico Holder on a sale or retirement of a Note (other than Notes held primarily for sale to customers in the ordinary course of the holder's trade or business) will be subject to a Puerto Rico tax of 29%, but only if such gain constitutes income from sources within Puerto Rico. For a discussion of when such a gain would be considered as income from sources within Puerto Rico, see discussion under "Income Tax -- Puerto Rico Holders -- Sale or Retirement of Notes".

PROPERTY TAX

     The Notes are exempt from the payment of Puerto Rico property taxes pursuant to Article 3.11 of the MPTA.

MUNICIPAL LICENSE TAX

INDIVIDUALS

     Interest (including original issue discount) on a Note held by an individual is exempt from Puerto Rico municipal license taxes pursuant to
Section 2(a)(7)(A) of the MLTA.

CORPORATIONS AND PARTNERSHIPS

 Puerto Rico corporations and partnerships and non Puerto Rico corporations and partnerships engaged in trade or business in Puerto Rico

     Interest (including original issue discount) on Notes held by a corporation or partnership that is either organized under the laws of Puerto Rico or that is engaged in trade or business in Puerto Rico will be subject to Puerto Rico municipal license taxes in the municipality where an office or other commercial establishment of such corporation or partnership is located, if such interest is attributable to the operation conducted therein. In those cases, if the corporation or partnership is engaged in a business other than a financial business the interest will be subject to municipal license tax at a rate determined by the municipality where the office or other commercial establishment to which the income is attributable is located, which rate cannot exceed one-half of one percent (.50%). If the corporation or partnership is engaged in a financial business, the interest will be subject to the Puerto Rico municipal license tax at a rate determined by said municipality, which rate cannot exceed one-and-one-half percent (1.5%). As provided in Section 2(a)(6) of the MLTA, the term "financial business" includes commercial banks, savings and loan associations, mutual or savings banks, financing companies, insurance companies, investment companies, brokerage houses, collection agencies and any other type of activity of a similar nature carried out by any industry or business.

  Non-Puerto Rico corporations and partnerships not engaged in trade or business in Puerto Rico

     Interest (including original issue discount) on a Note may be subject to municipal license taxes only if the recipient operates an office or other establishment located in a municipality in Puerto Rico. Thus, interest on a Note held by a Non-Puerto Rico corporation or partnership not engaged in trade or business in Puerto Rico will not be subject to municipal license taxes.

ESTATE AND GIFT TAX

     The transfer by gift or death of the Notes by a United States citizen who acquired his citizenship by reason of birth or residence in Puerto Rico, and who is a resident of Puerto Rico at the time of the gift or death, is exempt from Puerto Rico estate and gift taxes.

                       SUPPLEMENTAL PLAN OF DISTRIBUTION

     The Notes are being offered on a continuous basis for sale by the Corporation through the Agents, each of which has agreed to use its reasonable efforts to solicit purchasers of the Notes. The Corporation will pay the applicable Agent a commission which, depending on the maturity of the Notes, will range from .125% to .750%, of the principal amount of any Note sold through such Agent. The Corporation may also sell Notes to an Agent, as principal, at a discount from the principal amount thereof, and such Agent may later resell such Notes to investors and other purchasers at varying prices related to prevailing markets prices at the time of resale as determined by such Agent or, if so agreed, on a fixed public offering price basis. The Corporation may also sell Notes directly to investors on its own behalf in those jurisdictions where it is authorized to do so.

     In addition, the Agents may offer the Notes they have purchased as principal to other dealers. The Agents may sell Notes to any dealer at a discount and, unless otherwise specified in the applicable Pricing Supplement, such discount allowed to any dealer will not be in excess of the discount to be received by such Agent from the Corporation. Unless otherwise indicated in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage equal to the commission applicable to any agency sale of a Note of identical maturity, and may be resold by the Agent to investors and other purchasers as described above. After the initial public offering of Notes to be resold to investors and other purchasers, the public offering price (in the case of fixed price public offering), concession and discount may be changed.

     The Corporation reserves the right to withdraw, cancel or modify the offer made hereby without notice and may reject orders in whole or in part whether placed directly with the Corporation or through an Agent. Each Agent will have the right, in its discretion reasonably exercised, to reject any offer to purchase Notes received by it in whole or in part.

     Unless otherwise provided in a Foreign Currency, Multi-Currency and Indexed Note Prospectus Supplement, payment of the purchase price of the Notes will be required to be made in immediately available funds in The City of New York on the date of settlement.

     The Corporation has agreed to indemnify the Agents against and to make contributions relating to certain civil liabilities, including liabilities under the Securities Act of 1933. The Agents may be deemed to be "underwriters" within the meaning of such Act. The Corporation has also agreed to reimburse the Agents for certain expenses.

     The Notes are a new issue of securities with no established trading market and will not be listed on any securities exchange. No assurance can be given as to the existence or liquidity of the secondary market for the Notes.

                             VALIDITY OF THE NOTES

     The validity of the Notes will be passed upon for the Corporation by Sullivan & Cromwell, New York, New York, and for the Agents by Brown & Wood, New York, New York. The validity of the Notes will be passed upon as to matters of Puerto Rico law for the Corporation by Brunilda Santos de Alvarez, counsel to the Corporation. Sullivan & Cromwell will rely as to all matters of the laws of the Commonwealth of Puerto Rico upon the opinion of Brunilda Santos de Alvarez, Esq., counsel to the Corporation. The opinions of Sullivan & Cromwell, Brunilda Santos de Alvarez, Esq., and Brown & Wood will be conditioned upon, and subject to certain assumptions regarding future action required to be taken by the Corporation and the Trustee in connection with the issuance and sale of any particular Note, the specific terms of Notes and other matters which may affect the validity of the Notes but which cannot be ascertained on the date of such opinions.

PROSPECTUS
                                DEBT SECURITIES
                                       OF

                              BANPONCE CORPORATION
                                       OR

                        POPULAR INTERNATIONAL BANK, INC.
                          (UNCONDITIONALLY GUARANTEED
                            BY BANPONCE CORPORATION)
                                       OR

                            BANPONCE FINANCIAL CORP.
                          (UNCONDITIONALLY GUARANTEED
                            BY BANPONCE CORPORATION)

                                PREFERRED STOCK
                                       OF

                              BANPONCE CORPORATION
                                       OR

                        POPULAR INTERNATIONAL BANK, INC.
                          (UNCONDITIONALLY GUARANTEED
                            BY BANPONCE CORPORATION)
                                       OR

                            BANPONCE FINANCIAL CORP.
                          (UNCONDITIONALLY GUARANTEED
                            BY BANPONCE CORPORATION)
                             ---------------------

    BanPonce Corporation (the "Corporation") intends to issue from time to time in one or more series its (i) unsecured debt securities, which may be either senior or subordinated, and (ii) shares of preferred stock. Popular International Bank, Inc. ("PIB") intends to issue from time to time in one or more series its (i) unsecured debt securities, which may be either senior or subordinated, and (ii) shares of preferred stock. BanPonce Financial Corp. ("Financial") intends to issue from time to time in one or more series its (i) unsecured debt securities, which may be either senior or subordinated, and (ii) shares of preferred stock. Unsecured debt securities issued by PIB or Financial will be fully and unconditionally guaranteed as to the payment of principal, premium, if any, and interest by the Corporation. Shares of preferred stock issued by PIB or Financial will be fully and unconditionally guaranteed as to the payment of dividends, redemption price, if any, and liquidation preference, if any, by the Corporation. The foregoing debt securities and shares of preferred stock are collectively referred to herein as the "Securities." The Corporation's guarantees of debt securities or preferred stock issued by PIB or Financial are collectively referred to herein as the "Guarantees." The Securities and the Guarantees collectively will be limited to an aggregate initial offering price not to exceed $1,000,000,000 or, in the case of debt securities, the equivalent thereof in one or more foreign currencies, including composite currencies. The Securities offered may be offered, separately or together, in separate series, in amounts, at prices and on terms to be determined at the time of sale and to be set forth in a supplement to this Prospectus (a "Prospectus Supplement").

    The subordinated debt securities when issued will be subordinated as described herein under "Description of Debt Securities and Guarantees." Unless otherwise indicated in the Prospectus Supplement, payment of the principal of the subordinated debt securities may be accelerated only in the case of certain events involving the bankruptcy, insolvency or reorganization of the Corporation, PIB or Financial, as the case may be. There is no right of acceleration of payment of subordinated debt securities in the case of a default in the performance of any covenant of the Corporation, PIB or Financial, including the payment of principal or interest.

    The specific terms of the Securities in respect of which this Prospectus is being delivered, including (i) in the case of debt securities, the issuer, the specific designation, aggregate principal amount, denominations, maturity, premium, if any, rate (which may be fixed or variable) and time of payment of interest, if any, terms for redemption at the option of the Corporation, PIB, Financial or the holder, if any, currency or currencies of denomination and payment, if other than U.S. dollars, the terms, if any, for conversion into other debt securities or preferred stock and any other terms in connection with the offering and sale of the debt securities in respect of which this Prospectus is being delivered, as well as the initial public offering price, and the principal amounts, if any, to be purchased by underwriters and (ii) in the case of preferred stock, the issuer, the specific title and stated value, number of shares or fractional interests therein, any dividend, liquidation, redemption, voting and other rights, the terms, if any, for conversion into other preferred stock, the securities exchanges, if any, on which the preferred stock is to be listed, the initial public offering price, and the number of shares, if any, to be purchased by the underwriters, will be as set forth in the accompanying Prospectus Supplement. All or a portion of the debt securities may be issued in permanent global form.

    The Securities may be sold to underwriters for public offering pursuant to terms of offering fixed at the time of sale. In addition, the Securities may be sold by the Corporation, PIB or Financial directly or through dealers or agents designated from time to time, which agents may be affiliates of the Corporation. The Prospectus Supplement will also set forth with respect to the sale of the Securities in respect of which this Prospectus is being delivered the names of the underwriters, dealers or agents, if any, together with the terms of offering, the compensation of such underwriters and the net proceeds to the Corporation.
                             ---------------------

    THE SECURITIES WILL BE UNSECURED OBLIGATIONS OF THE CORPORATION, PIB OR FINANCIAL, AS THE CASE MAY BE, AND WILL NOT BE SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENT AGENCY.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, THE SECURITIES OFFICE OF THE OFFICE OF THE COMMISSIONER
     OF FINANCIAL INSTITUTIONS OF THE COMMONWEALTH OF PUERTO RICO OR ANY
       STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
         COMMISSION, SUCH SECURITIES OFFICE, OR ANY STATE SECURITIES
           COMMISSION, PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
         PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                   OFFENSE.
                             ---------------------

               The date of this Prospectus is September 27, 1995

                             AVAILABLE INFORMATION

     The Corporation is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information concerning the Corporation can be inspected and copied at the Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549, and the Commission's Regional Offices in New York (7 World Trade Center, New York, New York 10048) and Chicago (Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661). Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. This Prospectus does not contain all of the information set forth in the Registration Statement which the Corporation has filed with the Commission under the Securities Act of 1933 (the "Act"), to which reference is hereby made.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Corporation hereby incorporates by reference into this Prospectus the following documents filed by the Corporation with the Commission:

          1. The Corporation's Annual Report on Form 10-K for the year ended December 31, 1994, provided, however, that the information referred to in
     Item 402(a)(8) of Regulation S-K promulgated by the Commission shall not be deemed to be specifically incorporated by reference herein.

          2. The Corporation's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995 and June 30, 1995.

          3. The Corporation's Current Reports on Form 8-K, dated March 7, 1995 and April 13, 1995 (as amended by the Corporation's Amendment on Form 8-K/A, dated May 16, 1995).

          4. The Corporation's Registration Statement on Form 8-A, dated August 18, 1988, filed pursuant to Section 12(g) of the Exchange Act, pursuant to which the Corporation registered its Series A Participating Cumulative Preferred Stock Purchase Rights.

          5. The Corporation's Registration Statement on Form 8-A, dated June 17, 1994, as amended by the Corporation's Amendment on Form 8-A/A, dated June 21, 1994, filed pursuant to Section 12(g) of the Exchange Act, pursuant to which the Corporation registered its 8.35% Non-Cumulative Monthly Income Preferred Stock, 1994 Series A.

     All documents filed by the Corporation subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities and the Guarantees pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act shall be deemed to be incorporated by reference into this Prospectus and to be a part thereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Any person receiving a copy of this Prospectus, including any beneficial owner, may obtain without charge, upon oral or written request, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents. Written requests should be mailed to Amilcar Jordan, Senior Vice President, BanPonce Corporation, P.O. Box 362708, San Juan, Puerto Rico 00936-2708. Telephone requests may be directed to (809) 765-9800.

                              BANPONCE CORPORATION

     The Corporation is a bank holding company registered under the Bank Holding Company Act of 1956 and incorporated in 1984 under the laws of the Commonwealth of Puerto Rico ("Puerto Rico"). The

Corporation is the largest financial institution in Puerto Rico, with consolidated assets of $14.6 billion, total deposits of $9.6 billion and stockholders' equity of $1.1 billion as of June 30, 1995. Based on both total assets and total deposits at December 31, 1994, the Corporation was the 52nd largest bank holding company in the United States. The Corporation's principal executive offices are located at 209 Munoz Rivera Avenue, Hato Rey, Puerto Rico 00918 and its telephone number is (809) 765-9800.

     The Corporation's principal subsidiary, Banco Popular de Puerto Rico ("Banco Popular" or the "Bank"), was incorporated over 100 years ago in 1893 and is Puerto Rico's largest bank with total assets of $12.3 billion, deposits of $9.1 billion and stockholders' equity of $839.8 million at June 30, 1995. The Bank accounted for 84.1% of the total consolidated assets of the Corporation at June 30, 1995. A consumer-oriented bank, Banco Popular has the largest retail franchise in Puerto Rico, operating 212 branches and 312 automated teller machines. The Bank also has the largest trust operation in Puerto Rico and is a leader in the mortgage banking business. In addition, it operates the largest Hispanic bank branch network in the mainland United States with 30 branches in New York, one branch in Los Angeles and an agency in Chicago. As of June 30, 1995, these branches had a total of approximately $1.4 billion in deposits. The Bank also operates seven branches in the U.S. Virgin Islands and one branch in the British Virgin Islands. Banco Popular has three subsidiaries, Popular Leasing & Rental, Puerto Rico's second largest vehicle leasing and daily rental company, Popular Consumer Services, Inc., a small-loan company with 27 offices in Puerto Rico operating under the name of Best Finance and Popular Mortgage, Inc., a mortgage loan company with three offices in Puerto Rico operating under the name of Puerto Rico Home Mortgage.

     The Corporation has two other principal subsidiaries: Vehicle Equipment Leasing Company, Inc. ("VELCO") and Financial. VELCO is engaged primarily in the finance leasing of passenger vehicles and is the largest leasing company in Puerto Rico. For additional information regarding Financial, see "BanPonce Financial Corp." Also, BP Capital Markets is, effective April 30, 1995, a direct subsidiary of BanPonce Corporation and engages in the business of a securities broker-dealer in Puerto Rico, with institutional brokerage, financial advisory, and investment and security brokerage operations.

                        POPULAR INTERNATIONAL BANK INC.

     Popular International Bank, Inc. ("PIB") is a wholly owned subsidiary of the Corporation organized in 1992 under the laws of the Commonwealth of Puerto Rico and operating as an "international banking entity" under the International Banking Center Regulatory Act of Puerto Rico (the "IBC Act"). PIB owns all of the outstanding capital stock of Financial. Summary consolidated financial statements of PIB are included in the notes to the Corporation's consolidated financial statements.

                            BANPONCE FINANCIAL CORP.

     BanPonce Financial Corp. ("Financial"), a wholly owned subsidiary of PIB and an indirect, wholly owned subsidiary of the Corporation, was organized in 1991 under the laws of the State of Delaware.

     On March 31, 1994, Financial acquired all of the common stock of Pioneer Bancorp, Inc., a corporation organized under the laws of Delaware and headquartered in Chicago, Illinois, and a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHC Act"), which through its wholly owned subsidiary River Associates Bancorp, Inc., a Delaware corporation, owns and operates Pioneer Bank & Trust Company ("Pioneer"), a bank organized under the laws of the State of Illinois with three branches in that state. The deposits of Pioneer are insured by the Federal Deposit Insurance Corporation (the "FDIC"). On August 31, 1994, Pioneer acquired most of the assets and assumed all of the liabilities of a branch of Banco Popular operating in Chicago. As of December 31, 1994, the assets of Pioneer were $385.4 million and its deposits were $325.8 million. Effective January 16, 1995, Banco Popular converted its branch in Chicago into an agency. See "BanPonce Corporation" above.

     On January 20, 1995, Financial became the direct owner of all the common stock of Banco Popular, FSB, a new federal savings bank which acquired from the Resolution Trust Corporation certain assets and all of the deposits of four New Jersey branches of the former Carteret Federal Savings Bank, a federal savings bank under Resolution Trust Corporation (the "RTC") conservatorship. The deposits of Banco Popular, FSB are insured by the FDIC. As a result of the acquisition of Pioneer and of becoming the owner of all shares of Banco Popular, FSB, Financial and PIB have become registered bank holding companies under the BHC Act and registered savings and loan holding companies under the Home Owners' Loan Act.

     On January 20, 1995, simultaneously with the organization of Banco Popular, FSB, Financial transferred the control of all the issued and outstanding shares of its wholly owned subsidiary Equity One, Inc., a Delaware corporation (formerly Spring Financial Services, Inc.) ("Equity One"), to Banco Popular, FSB, and Equity One became an operating subsidiary of Banco Popular, FSB. Equity One is a diversified consumer finance company engaged in the business of granting personal and mortgage loans and providing dealer financing through 73 offices in 20 states with total assets of $620.5 million as of December 31, 1994. Equity One had initially been acquired by Financial on September 30, 1991, prior to which time Financial had no significant business operations.

     Summary consolidated financial statements of Financial are included in the notes to the Corporation's consolidated financial statements.

                CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES
                               OF THE CORPORATION

                                                                    QUARTER
                                                                     ENDED         YEAR ENDED DECEMBER 31,
                                                                    JUNE 30,   --------------------------------
                                                                      1995     1994   1993   1992   1991   1990
                                                                    --------   ----   ----   ----   ----   ----
Ratio of Earnings to Fixed Charges:
  Excluding Interest on Deposits..................................     2.0     2.6    3.0    2.9    2.1    3.6
  Including Interest on Deposits..................................     1.4     1.5    1.5    1.3    1.2    1.3
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends:
  Excluding Interest on Deposits..................................     1.9     2.5    3.0    2.9    2.0    3.6
  Including Interest on Deposits..................................     1.3     1.5    1.5    1.3    1.2    1.3

     For purposes of computing these consolidated ratios, earnings represent income (loss) before income taxes, cumulative effect of a change in accounting principles and equity in undistributed income of unconsolidated subsidiaries and affiliates, plus fixed charges excluding capitalized interest. Fixed charges represent all interest expense (ratios are presented both excluding and including interest on deposits), the portion of net rental expense which is deemed representative of the interest factor, the amortization of debt issuance expense and capitalized interest.

                                USE OF PROCEEDS

     The Corporation intends to use the net proceeds from the sale of the Securities issued by the Corporation for general corporate purposes, including investments in, or extensions of credit to, its existing and future subsidiaries, for the acquisition of other banking and financial institutions and repayment of outstanding borrowings. The Corporation does not at present have any plans to use the proceeds from any offering for a material acquisition or to repay outstanding borrowings. All or a substantial portion of the proceeds from the sale of Securities issued by Financial will be lent by Financial to its direct or indirect subsidiaries, including Equity One, or used by Financial for general corporate purposes. The net proceeds from the sale of Securities by PIB will be lent by PIB to its affiliates or used by PIB for general corporate purposes. The precise amounts and timing of the application of proceeds will depend on various factors existing at the time of offering of the Securities, including the Corporation's subsidiaries' funding requirements and the availability of other funds. Pending such use, the proceeds may be temporarily invested in short-term obligations.

                           CERTAIN REGULATORY MATTERS

GENERAL

     Each of the Corporation, PIB and Financial are bank holding companies subject to supervision and regulation by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the BHC Act. As a bank holding company, the Corporation's, PIB's and Financial's activities and those of their banking and nonbanking subsidiaries are limited to the business of banking and activities closely related or incidental to banking, and neither the Corporation, PIB or Financial may directly or indirectly acquire the ownership or control of more than 5% of any class of voting shares or substantially all of the assets of any company in the United States, including a bank, without the prior approval of the Federal Reserve Board. In addition, bank holding companies are generally prohibited under the BHC Act from engaging in nonbanking activities, subject to certain exceptions. As a result of the acquisition of Banco Popular, FSB, the Corporation, PIB and Financial are also subject to the regulation and supervision of the Office of Thrift Supervision (the "OTS") as savings and loan holding companies registered under the Home Owners' Loan Act, as amended.

     Banco Popular is considered a foreign bank for purposes of the International Banking Act of 1978 (the "IBA"). Under the IBA and the BHC Act, the Corporation and Banco Popular are not permitted to operate a branch or agency, or acquire more than 5% of any class of the voting shares or substantially all the assets of, or control of, an additional bank or bank holding company that is located outside of their "home state," except that (i) the Corporation may acquire control of a bank in a state if the laws of that state explicitly authorize a bank holding company from such bank holding company's home state to do so and (ii) Banco Popular may continue to operate a "grandfathered" branch or agency and will be permitted to branch interstate as described under "-- Recent Banking Legislation" below. Puerto Rico is not considered a state for purposes of these geographic limitations. Banco Popular has designated the state of New York as its home state. In addition, some states have laws prohibiting or restricting foreign banks from acquiring banks located in such states and treat Puerto Rico's banks and bank holding companies as foreign banks for such purposes.

     Effective January 16, 1995, Banco Popular converted its branch in Chicago into an agency. See "BanPonce Financial Corp." above.

     Banco Popular, Pioneer Bank and Banco Popular, FSB are subject to supervision and examination by applicable federal and state banking agencies including, in the case of Banco Popular, the Federal Reserve Board and the Office of the Commissioner of Financial Institutions of Puerto Rico, in the case of Pioneer Bank, the FDIC and the Illinois Commissioner of Banks and Trust Companies, and in the case of Banco Popular, FSB, the OTS and the FDIC. Banco Popular, Pioneer Bank and Banco Popular, FSB are subject to requirements and restrictions under federal and state law, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that may be granted and the interest that may be charged thereon, and limitations on the types of other investments that may be made and the types of services that may be offered. Various consumer laws and regulations also affect the operations of Banco Popular, Pioneer Bank and Banco Popular, FSB. In addition to the impact of regulation, commercial banks are affected significantly by the actions of the Federal Reserve Board as it attempts to control the money supply and credit availability in order to influence the economy.

HOLDING COMPANY STRUCTURE

     Banco Popular, Pioneer Bank and Banco Popular, FSB are subject to restrictions under federal law that limit the transfer of funds between them and the Corporation, Financial, PIB and the Corporation's other nonbanking subsidiaries, whether in the form of loans, other extensions of credit, investments or asset purchases. Such transfers by Banco Popular, Pioneer Bank or Banco Popular, FSB, respectively, to the Corporation, Financial or PIB, as the case may be, or to any one nonbanking subsidiary, are limited in amount to 10% of the transferring institution's capital stock and surplus and, with respect to the Corporation and all of its nonbanking subsidiaries, to an aggregate of 20% of the transferring institution's capital stock and surplus. Furthermore, such loans and extensions of credit are required to be secured in specified amounts.

     Under Federal Reserve Board policy, a bank holding company, such as the Corporation, PIB or Financial, is expected to act as a source of financial strength to each of its subsidiary banks and to commit resources to support each such subsidiary bank. This support may be required at times when, absent such policy, the bank holding company might not otherwise provide such support. In addition, any capital loans by a bank holding company to any of its subsidiary banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment. Banco Popular, Pioneer Bank and Banco Popular, FSB are currently the only subsidiary depository institutions of the Corporation, PIB and Financial.

     Because the Corporation, PIB and Financial are holding companies, their right to participate in the assets of any subsidiary upon the latter's liquidation or reorganization will be subject to the prior claims of the subsidiary's creditors (including depositors in the case of depository institution subsidiaries) except to the extent that the Corporation, PIB or Financial, as the case may be, may itself be a creditor with recognized claims against the subsidiary.

     Under the Federal Deposit Insurance Act (the "FDIA"), a depository institution (which term includes both banks and savings associations), the deposits of which are insured by the FDIC, can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989 in connection with (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to any commonly controlled FDIC-insured depository institution "in danger of default." "Default" is defined generally as the appointment of a conservator or a receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance. Banco Popular, Pioneer Bank and Banco Popular, FSB are currently the only controlled FDIC-insured depository institutions of the Corporation. In some circumstances (depending upon the amount of the loss or anticipated loss suffered by the FDIC), cross-guarantee liability may result in the ultimate failure or insolvency of one or more insured depository institutions in a holding company structure. Any obligation or liability owed by a subsidiary bank to its parent company is subordinated to the subsidiary bank's cross-guarantee liability with respect to commonly controlled insured depository institutions.

CAPITAL ADEQUACY

     Under the Federal Reserve Board's risk-based capital guidelines for bank holding companies and member banks, the minimum guidelines for the ratio of qualifying total capital ("Total capital") to risk-weighted assets (including certain off-balance sheet items, such as standby letters of credit) is 8%. At least half of the Total capital is to be comprised of common equity, retained earnings, minority interests in unconsolidated subsidiaries, noncumulative perpetual preferred stock and a limited amount of cumulative perpetual preferred stock, less goodwill and certain other intangible assets discussed below ("Tier 1 capital"). The remainder may consist of a limited amount of subordinated debt, other preferred stock, certain other instruments and a limited amount of loan and lease loss reserves ("Tier 2 capital").

     The Federal Reserve Board has adopted regulations that require most intangibles, including core deposit intangibles, to be deducted from Tier 1 Capital. The regulations, however, permit the inclusion of a limited amount of intangibles related to purchased mortgage servicing rights and purchased credit card relationships and include a "grandfather" provision permitting the continued inclusion of certain existing intangibles.

     In addition, the Federal Reserve Board has established minimum leverage ratio guidelines for bank holding companies and member banks. These guidelines provide for a minimum ratio of Tier 1 capital to total assets, less goodwill and certain other intangible assets discussed below (the "leverage ratio") of 3% for bank holding companies and member banks that meet certain specified criteria, including that they have the highest regulatory rating. All other bank holding companies and member banks will be required to maintain a leverage ratio of 3% plus an additional cushion of at least 100 to 200 basis points. The guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. Furthermore, the guidelines indicate that the Federal Reserve Board will continue to consider a "tangible Tier 1 leverage ratio" and other indicia of capital strength in evaluating proposals for expansion or new activities. The tangible Tier 1 leverage ratio is the ratio of a banking organization's Tier 1 capital, less all intangibles, to total assets, less all intangibles.

     Under the Federal Reserve Board's requirements, the Corporation's and Banco Popular's capital ratios at June 30, 1995 are set forth below:

                                                                   CORPORATION   BANCO POPULAR
                                                                   -----------   -------------
    Tier 1 capital...............................................     11.58%         10.93%
    Total capital................................................     12.85%         12.20%
    Leverage ratio...............................................      7.07%          6.47%

     Pioneer Bank and Banco Popular, FSB are subject to similar capital requirements adopted by the FDIC and the OTS, respectively.

     Failure to meet capital guidelines could subject a bank to a variety of enforcement remedies, including the termination of deposit insurance by the FDIC, and to certain restrictions on its business. See "FDICIA" below.

     Bank regulators have in the past indicated their desire to raise capital requirements applicable to banking organizations beyond current levels. However, management is unable to predict whether and when higher capital requirements would be imposed and, if so, at what levels or on what schedule.

FDICIA

     Under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") federal banking regulators must take prompt corrective action in respect of depository institutions that do not meet minimum capital requirements. The FDICIA and regulations thereunder establish five capital tiers: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." A depository institution is deemed well capitalized if it maintains a leverage ratio of at least 5%, a risk-based Tier 1 capital ratio of at least 6% and a risk-based Total capital ratio of at least 10% and is not subject to any written agreement or directive to meet a specific capital level. A depository institution is deemed adequately capitalized if it is not well capitalized but maintains a leverage ratio of at least 4% (or at least 3% if given the highest regulatory rating and not experiencing or anticipating significant growth), a risk-based Tier 1 capital ratio of at least 4% and a risk-based Total capital ratio of at least 8%. A depository institution is deemed undercapitalized if it fails to meet the standards for adequately capitalized institutions (unless it is deemed significantly or critically undercapitalized). An institution is deemed significantly undercapitalized if it has a leverage ratio of less than 3%, a risk-based Tier 1 capital ratio of less than 3% or a risk-based Total capital ratio of less than 6%. An institution is deemed critically undercapitalized if it has tangible equity equal to 2% or less of total assets. A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives a less than satisfactory examination rating in any one of four categories.

     At June 30, 1995, Banco Popular, Banco Popular, FSB and Pioneer Bank were well capitalized. An institution's capital category, as determined by applying the prompt corrective action provisions of law, may not constitute an accurate representation of the overall financial condition or prospects of the Corporation or its banking subsidiaries, and should be considered in conjunction with other available information regarding the Corporation's financial condition and results of operations.

     FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions are subject to restrictions on borrowing from the Federal Reserve System. In addition, undercapitalized depository institutions are subject to growth limitations and are required to submit capital restoration plans. A depository institution's holding company must guarantee the capital plan, up to an amount equal to the lesser of 5% of the depository institution's assets at the time it becomes undercapitalized or the amount of the capital deficiency when the institution fails to comply with the plan. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. If a depository institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized. Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. Critically undercapitalized depository institutions are subject to appointment of a receiver or conservator.

     The capital-based prompt corrective action provisions of the FDICIA and their implementing regulations apply to FDIC insured depository institutions such as the banking subsidiaries of the Corporation, PIB and Financial, but they are not directly applicable to holding companies, such as the Corporation, PIB or Financial which control such institutions. However, federal banking agencies have indicated that, in regulating holding companies, they may take appropriate action at the holding company level based on their assessment of the effectiveness of supervisory actions imposed upon subsidiary insured depository institutions pursuant to such provisions and regulations.

RECENT BANKING LEGISLATION

     The recently enacted Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 will permit bank holding companies, with Federal Reserve Board approval, to acquire banks located in states other than the holding company's home state without regard to whether the transaction is prohibited under state law, beginning September 29, 1995. In addition, commencing June 1, 1997, national and state banks with different home states will be permitted to merge across state lines, with approval of the appropriate federal banking agency, unless the home state of a participating bank passes legislation prior to this date expressly prohibiting interstate mergers. States may "opt in" to permit interstate branching by merger prior to June 1, 1997 and to permit de novo interstate branching. A foreign bank, like Banco Popular, may branch interstate by merger or de novo to the same extent as domestic banks in the foreign bank's home state, which, in the case of Banco Popular, is New York.

     Various other legislation, including proposals to overhaul the bank regulatory system, expand bank and bank holding company powers and limit the investments that a depository institution may make with insured funds, is from time to time introduced in Congress. The Corporation, PIB and Financial cannot determine the ultimate effect that such potential legislation, if enacted, or implementing regulations, would have upon their financial condition or results of operations.

DIVIDEND RESTRICTIONS

     The principal source of cash flow for the Corporation is dividends from Banco Popular. Various statutory provisions limit the amount of dividends Banco Popular can pay to the Corporation without regulatory approval. As a member bank subject to the regulation of the Federal Reserve Board, Banco Popular must obtain the approval of the Federal Reserve Board for any dividend if the total of all dividends declared by the bank in any calendar year would exceed the total of its net profits, as defined by the Federal Reserve Board, for that year, combined with its retained net profits for the preceding two years. In addition, a member bank may not pay a dividend in an amount greater than its undivided profits then on hand after deducting its losses and bad debts. For this purpose, bad debts are generally defined to include the principal amount of loans that are in arrears with respect to interest by six months or more unless such loans are fully secured and in the process of collection. Moreover, for purposes of this limitation, a member bank is not permitted to add the balance in its allowance for loan losses account to its undivided profits then on hand. A member bank may, however, net the sum of its bad debts as so defined against the balance in its allowance for loan losses account and deduct from undivided profits only bad debts as so defined in excess of that account. At June 30, 1995, Banco Popular could have declared a dividend of approximately $133.1 million without the approval of the Federal Reserve Board. Illinois law contains similar limitations on the amount of dividends that Pioneer Bank can pay. In addition, OTS regulations limit the amount of capital distributions (whether by dividend or otherwise) that any savings association may make without prior OTS approval, based upon the savings association's regulatory capital levels. These limitations are applicable to Banco Popular, FSB. Also, in connection with the acquisition by Banco Popular, FSB, from the RTC of four New Jersey branches of the former Carteret Federal Savings Bank, the RTC provided Banco Popular FSB and Financial interim financial assistance. See "BanPonce Financial Corp." above. Pursuant to the terms of such financing, evidenced by a promissory note (which matures on January 20, 2000 but is prepayable any time before then), Banco Popular may not, among other things, declare or pay any stock dividends on its outstanding capital stock (unless such dividends are used exclusively for payment of principal of or interest on such promissory note) or make any distributions of its assets until payment in full of such promissory note.

     The payment of dividends by Banco Popular, Pioneer Bank or Banco Popular, FSB, may also be affected by other regulatory requirements and policies, such as the maintenance of adequate capital. If, in the opinion of the applicable regulatory authority, a depository institution under its jurisdiction is engaged in, or is about to engage in, an unsafe or unsound practice (that, depending on the financial condition of the depository institution, could include the payment of dividends), such authority may require, after notice and hearing, that such depository institution cease and desist from such practice. The Federal Reserve Board has issued a policy statement that provides that insured banks and bank holding companies should generally pay dividends only out of current operating earnings. In addition, all insured depository institutions are subject to the capital-based limitations required by the FDICIA. See "FDICIA."

     See "Certain Regulatory Matters -- Puerto Rico Regulation" for a description of certain restrictions on Banco Popular's ability to pay dividends under Puerto Rico law.

FDIC INSURANCE ASSESSMENTS

     Banco Popular, Pioneer Bank and Banco Popular, FSB are subject to FDIC deposit insurance assessments.

     Pursuant to FDICIA, the FDIC has adopted a risk-based assessment system, under which the assessment rate for an insured depository institution varies according to the level of risk incurred in its activities. An institution's risk category is based partly upon whether the institution is well capitalized, adequately capitalized or less than adequately capitalized. Each insured depository institution is also assigned to one of the following "supervisory subgroups": "A," "B" or "C". Group "A" institutions are financially sound institutions with only a few minor weaknesses; group "B" institutions are institutions that demonstrate weaknesses that, if not corrected, could result in significant deterioration; and group "C" institutions are institutions for which there is a substantial probability that the FDIC will suffer a loss in connection with the institution unless effective action is taken to correct the areas of weakness.

     On August 8, 1995, the FDIC amended its regulations on insurance assessments to establish a new assessment rate schedule of 4 to 31 basis points in replacement of the existing schedule of 23 to 31 basis points for institutions whose deposits are subject to assessment by the Bank Insurance Fund ("BIF"). The FDIC has maintained the current assessment rate schedule of 23 to 31 basis points for institutions whose deposits are subject to assessment by the Savings Association Insurance Fund ("SAIF"). The new BIF schedule will become effective on the first day of the month after the month in which the BIF reaches its "designated reserve ratio" of 1.25%, which the FDIC has estimated occurred sometime in the second quarter of 1995. Assessments collected at the previous assessment schedule that exceed the amount due under the new schedule will be refunded, with interest, from the effective date of the new schedule. As of June 30, 1995, the Corporation had a BIF deposit assessment base of approximately $9.0 billion and a SAIF deposit assessment base of approximately $180 million. Various legislative proposals regarding the future of the BIF and the SAIF have been reported recently. Several of these proposals include a one-time special assessment for SAIF deposits and a subsequent comparable and reduced level of annual premiums for SAIF and BIF deposits. The Corporation does not know when and if any such proposal or any other related proposal may be adopted.

BROKERED DEPOSITS

     FDIC regulations adopted under FDICIA govern the receipt of brokered deposits. Under these regulations, a bank cannot accept, rollover or renew brokered deposits (which term is defined also to include any deposit with an interest rate more than 75 basis points above prevailing rates) unless (i) it is well capitalized, or (ii) it is adequately capitalized and receives a waiver from the FDIC. A bank that is adequately capitalized may not pay an interest rate on any deposits in excess of 75 basis points over certain prevailing market rates specified by regulation. There are no such restrictions on a bank that is well capitalized. The Corporation does not believe the brokered deposits regulation has had or will have a material effect on the funding or liquidity of Banco Popular, Pioneer Bank or Banco Popular, FSB.

PUERTO RICO REGULATION

  General

     As a commercial bank organized under the laws of the Commonwealth, Banco Popular is subject to supervision, examination and regulation by the Office of the Commissioner of Financial Institutions of the Commonwealth (the "Office of the Commissioner"), pursuant to the Puerto Rico Banking Act of 1933, as amended (the "Banking Law").

     Section 27 of the Banking Law requires that at least ten percent (10%) of the yearly net income of the Bank be credited annually to a reserve fund. This apportionment shall be done every year until the reserve fund shall be equal to ten percent (10%) of the total deposits or the total paid-in capital, whichever is greater. At the end of its most recent fiscal year, Banco Popular had an adequate reserve fund established.

     Section 27 of the Banking Law also provides that when the expenditures of a bank are greater than the receipts, the excess of the former over the latter shall be charged against the undistributed profits of the bank, and the balance, if any, shall be charged against the reserve fund, as a reduction thereof. If there is no reserve fund sufficient to cover such balance in whole or in part, the outstanding amount shall be charged against the capital account and no dividend shall be declared until said capital has been restored to its original amount and the reserve fund to 20% of the original capital.

     Section 16 of the Banking Law requires every bank to maintain a legal reserve which shall not be less than 20% of its demand liabilities, except government deposits (federal, state and municipal) which are secured by actual collateral. However, if a bank becomes a member of the Federal Reserve System, the 20% legal reserve shall not be effective and the reserve requirements demanded by the Federal Reserve System shall be applicable. However, pursuant to an order of the Federal Reserve Board dated November 24, 1982, the Bank has been exempted from such reserve requirements with respect to deposits payable in Puerto Rico. As to those deposits, the Section 16 reserve requirements are applicable.

     Section 17 of the Banking Law permits the Bank to make loans to any one person, firm, partnership or corporation, up to an aggregate amount of fifteen percent (15%) of the paid-in capital and reserve fund of the Bank. As of June 30, 1995, the legal lending limit for the Bank under this provision was approximately $85 million. If such loans are secured by collateral worth at least twenty-five percent (25%) more than the amount of the loan, the aggregate maximum amount may reach one third of the paid-in capital of the Bank, plus its reserve fund. There are no restrictions under Section 17 on the amount of loans that are wholly secured by bonds, securities and other evidences of indebtedness of the Government of the United States or the Commonwealth, or by current debt bonds, not in default, of municipalities or instrumentalities of the Commonwealth.

     Section 14 of the Banking Law authorizes the Bank to conduct certain financial and related activities directly or through subsidiaries, including finance leasing of personal property, making and servicing mortgage loans and operating a small-loan company. The Bank engages in these activities through its wholly owned subsidiaries, Popular Leasing & Rental, Inc., Popular Mortgage, Inc., and Popular Consumer Services, Inc., respectively, all of which are organized and operate in Puerto Rico.

     The Finance Board, which is a part of the Office of the Commissioner, but also includes as its members the Secretary of the Treasury, the Secretary of Commerce, the Secretary of Consumer Affairs, the President of the Planning Board, and the President of the Government Development Bank for Puerto Rico, has the authority to regulate the maximum interest rates and finance charges that may be charged on loans to individuals and unincorporated businesses in the Commonwealth. The current regulations of the Finance Board provide that the applicable interest rate on loans to individuals and unincorporated businesses (including real estate development loans but excluding certain other personal and commercial loans secured by mortgages on real estate properties) is to be determined by free competition. The Finance Board also has authority to regulate the maximum finance charges on retail installment sales contracts, which are currently set at 21%, and for credit card purchases, which are currently set at 26%. There is no maximum rate set for installment sales contracts involving motor vehicles, commercial, agricultural and industrial equipment, commercial electric appliances and insurance premiums.

  IBC Act

     Under the IBC Act, without the prior approval of the Office of the Commissioner, PIB may not amend its articles of incorporation or issue additional shares of capital stock or other securities convertible into additional shares of capital stock unless such shares are issued directly to the shareholders of PIB previously identified in the application to organize the international banking entity, in which case notification to the Office of the Commissioner must be given within ten business days following the date of the issue. Pursuant to the IBC Act, without the prior approval of the Office of the Commissioner, PIB may not initiate the sale, encumbrance, assignment, merger or other transfer of shares if by such transaction a person or persons acting in concert could acquire direct or indirect control of 10% or more of any class of the Company's stock. Such authorization must be requested at least 30 days prior to the transaction.

     PIB must submit to the Office of the Commissioner a report of its condition and results of operation on a monthly basis and its annual audited financial statement at the close of its fiscal year. Under the IBC Act, PIB may not deal with "domestic persons" as such term is defined in the IBC Act. Also, it may only engage in those activities authorized in the IBC Act, the regulations adopted thereunder and its license.

     The IBC Act empowers the Office of the Commissioner to revoke or suspend, after a hearing, the license of an international banking entity if, among other things, it fails to comply with the IBC Act, regulations issued by the Office of the Commissioner or the terms of its license, or if the Office of the Commissioner finds that the business of the international banking entity is conducted in a manner not consistent with the public interest.

                 DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

     The Corporation's senior debt securities (the "Senior Debt Securities"), may be issued from time to time in one or more series under an Indenture, dated as of February 15, 1995 (the "Senior Indenture") between the Corporation and The First National Bank of Chicago (the successor trustee to Citibank, N.A.), as trustee (the "Senior Trustee"). The Corporation's subordinated debt securities (the "Subordinated Debt Securities") may be issued from time to time in one or more series under an Indenture (the "Subordinated Indenture") between the Corporation and the trustee named in the applicable Prospectus Supplement, as trustee (the "Subordinated Trustee").

     PIB's senior debt securities (the "PIB Senior Debt Securities") may be issued from time to time in one or more series under an Indenture (the "PIB Senior Indenture") among the Corporation, PIB and the trustee named in the applicable Prospectus Supplement, as trustee (the "PIB Senior Trustee"). PIB's subordinated debt securities ("PIB Subordinated Debt Securities") may be issued from time to time in one or more series under an Indenture (the "PIB Subordinated Indenture") among the Corporation, PIB and the trustee named in the applicable Prospectus Supplement, as trustee (the "PIB Subordinated Trustee"). Financial's senior debt securities (the "Financial Senior Debt Securities") may be issued from time to time in one or more series under an Indenture, dated as of October 1, 1991, as supplemented by the First Supplemental Indenture thereto, dated as of February 28, 1995 (collectively, the "Financial Senior Indenture"), among the

Corporation, Financial and The First National Bank of Chicago (the successor trustee to Citibank N.A.), as trustee (the "Financial Senior Trustee"). Financial's subordinated debt securities (the "Financial Subordinated Debt Securities") may be issued from time to time in one or more series under an Indenture (the "Financial Subordinated Indenture") among the Corporation, Financial and the trustee named in the applicable Prospectus Supplement, as trustee (the "Financial Subordinated Trustee"). The Senior Debt Securities, the Subordinated Debt Securities, the PIB Senior Debt Securities, the PIB Subordinated Debt Securities, the Financial Senior Debt Securities and the Financial Subordinated Debt Securities are sometimes referred to collectively as the "Debt Securities." The Senior Indenture, the Subordinated Indenture, the PIB Senior Indenture, the PIB Subordinated Indenture, the Financial Senior Indenture and the Financial Subordinated Indenture are sometimes referred to collectively as the "Indentures," and the Senior Trustee, the Subordinated Trustee, the PIB Senior Trustee, the PIB Subordinated Trustee, the Financial Senior Trustee and the Financial Subordinated Trustee are sometimes referred to collectively as the "Trustees." The statements under this caption are brief summaries of material provisions contained in the Indentures and are qualified in their entirety by reference to the Indentures, including the definition therein of certain terms, copies of which are filed as exhibits to the Registration Statement of which this Prospectus is a part.

GENERAL

     Each Indenture provides for the issuance of debt securities in one or more series, and does not limit the principal amount of debt securities which may be issued thereunder.

     Reference is made to the Prospectus Supplement for the following terms of the Debt Securities being offered hereby: (1) the specific title of the Debt Securities; (2) whether the Debt Securities are Senior Debt Securities, Subordinated Debt Securities, PIB Senior Debt Securities, PIB Subordinated Debt Securities, Financial Senior Debt Securities or Financial Subordinated Debt Securities; (3) the aggregate principal amount of the Debt Securities; (4) the percentage of their principal amount at which the Debt Securities will be issued; (5) the date or dates on which the Debt Securities will mature; (6) the rate or rates (which may be fixed or variable) per annum or the method for determining such rate or rates, if any, at which the Debt Securities will bear interest; (7) the times, if any, at which any such interest will be payable; (8) any provisions relating to optional or mandatory redemption of the Debt Securities; (9) the denominations in which the Debt Securities are authorized to be issued; (10) the extent to which Debt Securities will be issuable in global form and, if so, the identity of the Depositary for such global Debt Securities;
(11) the currency or units of two or more currencies in which the Debt Securities are denominated, if other than United States dollars, and the currency in which interest is payable if other than the currency in which the Debt Securities are denominated; (12) the place or places at which the Corporation, PIB or Financial will make payments of principal (and premium, if any) and interest, if any, and the method of such payment; (13) the Person to whom any Debt Security of such series will be payable, if other than the Person in whose name that Debt Security (or one or more Predecessor Debt Securities) is registered at the close of business on the Regular Record Date for such interest; (14) whether the Debt Securities may be issued as Original Issue Discount Securities; (15) whether the amount of payment of principal of or any premium or interest on any Debt Security may be determined with reference to an index, formula or other method and the manner in which such amount shall be determined; (16) any additional covenants and Events of Default and the remedies with respect thereto not currently set forth in the respective Indenture; and
(17) any other specific terms of Debt Securities.

     One or more series of the Debt Securities may be issued as Discount Securities. A "Discount Security" is a debt security, including any zero-coupon security, which is issued at a price lower than the amount payable at the Stated Maturity thereof and which provides that upon redemption or acceleration of the Maturity thereof an amount less than the amount payable upon the Stated Maturity thereof and determined in accordance with the terms thereof shall become due and payable.

     Unless otherwise indicated in the applicable Prospectus Supplement, the covenants contained in the Indentures and the Debt Securities will not afford holders of the Debt Securities protection in the event of a sudden decline in credit rating that might result from a recapitalization, restructuring, or other highly leveraged transaction.

FORM, EXCHANGE, REGISTRATION AND TRANSFER

     Debt Securities of a series may be issuable in certificated or global form. Debt Securities in certificated form may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed), at the office of the Security Registrar or at the office of any transfer agent designated by the Corporation, PIB or Financial, as the case may be, for such purpose with respect to any series of Debt Securities and referred to in an applicable Prospectus Supplement, without service charge and upon payment of any taxes and other governmental charges as described in the relevant Indenture. Such transfer or exchange will be effected upon the Security Registrar being satisfied with the documents of title and identity of the Person making the request. The Security Registrar with respect to the Debt Securities will be designated in the applicable Prospectus Supplement. If a Prospectus Supplement refers to any transfer agents (in addition to the Security Registrar) initially designated by the Corporation, PIB or Financial with respect to any series of Debt Securities, the Corporation, PIB or Financial, as the case may be, may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Corporation, PIB or Financial, as the case may be, will be required to maintain a transfer agent in each Place of Payment for such series. The Corporation, PIB or Financial, as the case may be, may at any time designate additional transfer agents with respect to any series of Debt Securities.

     In the event of any redemption in part, the Corporation, PIB or Financial, as the case may be, shall not be required to (i) issue, register the transfer of or exchange any Debt Security during a period beginning at the opening of business 15 days before the mailing of a notice of redemption of Debt Securities of like tenor and of the series of which such Debt Security is a part and ending at the close of business on the day of such mailing and (ii) register the transfer of or exchange any Debt Security so selected for redemption, in whole or in part, except the unredeemed portion of any Debt Security being redeemed in part.

PAYMENT AND PAYING AGENT

     Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of and premium (if any) on any Debt Security will be made only against surrender to the Paying Agent of such Debt Security. Unless otherwise indicated in an applicable Prospectus Supplement, principal of and any premium and interest on the Debt Securities will be payable, subject to any applicable laws and regulations, at the office of such Paying Agent or Paying Agents as the Corporation, PIB or Financial, as the case may be, may designate from time to time, except that at the option of the Corporation, PIB or Financial, as the case may be, payment of any interest may be made by check mailed to the address of the person entitled thereto as such address shall appear in the Security Register with respect to such Debt Securities. Unless otherwise indicated in an applicable Prospectus Supplement, payment of interest on a Debt Security on any Interest Payment Date will be made to the Person in whose name such Debt Security (or Predecessor Debt Security) is registered at the close of business on the Regular Record Date for such interest.

     The Paying Agent for payments with respect to Debt Securities of each series will be specified in the applicable Prospectus Supplement. The Corporation, PIB or Financial, as the case may be, may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that the Corporation, PIB or Financial, as the case may be, will be required to maintain a Paying Agent in each Place of Payment for each series of Debt Securities.

     All moneys paid by the Corporation, PIB or Financial, as the case may be, to a Paying Agent for the payment of the principal of and any premium or interest on any Debt Security which remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to the Corporation, PIB or Financial, as the case may be, and the Holder of such Debt Security will thereafter look only to the Corporation, PIB or Financial, as the case may be, for payment thereof.

CERTAIN COVENANTS

     Each of the Senior Indenture, the PIB Senior Indenture and the Financial Senior Indenture provides that the Corporation, subject to the provisions described under "Consolidation, Merger, Sale or Conveyance," will not sell, assign, transfer, or otherwise dispose of, or permit Banco Popular to issue, sell, assign, transfer or otherwise dispose of any shares of, or securities convertible into or options to subscribe for, Voting Stock of Banco Popular unless Banco Popular remains a Controlled Subsidiary (as defined below) of the Corporation, and will not permit Banco Popular to merge or consolidate or convey, transfer, lease or sell its properties substantially as an entirety, unless the surviving corporation or transferee, as the case may be, is a Controlled Subsidiary of the Corporation. There is no similar restriction in the Subordinated Indenture, the PIB Subordinated Indenture or the Financial Subordinated Indenture.

     Each of the Senior Indenture, the PIB Senior Indenture and the Financial Senior Indenture also provides that the Corporation will not, and it will not permit any Material Banking Subsidiary (as defined below) at any time directly or indirectly to, create, assume, incur or permit to exist any indebtedness for borrowed money secured by a pledge, lien or other encumbrance on the Voting Stock of any Material Banking Subsidiary without making effective provision whereby the Debt Securities and the Guarantees (and, if the Corporation so elects, any other indebtedness ranking on a parity with the Debt Securities and the Guarantees) shall be secured equally and ratably with such secured indebtedness so long as such other indebtedness shall be so secured; provided, however, that the foregoing covenant shall not be applicable to liens for taxes or assessments or governmental charges or levies not then due and delinquent or the validity of which is being contested in good faith or which are less than $10,000,000 in amount, liens created by or resulting from any litigation or legal proceeding which is currently being contested in good faith by appropriate proceedings or which involve claims of less than $10,000,000, or deposits to secure (or in lieu of) surety, stay, appeal or customs bonds. There is no similar restriction in the Subordinated Indenture, the PIB Subordinated Indenture or the Financial Subordinated Indenture.

     For the purpose of the foregoing provisions, "Material Banking Subsidiary" means any Controlled Subsidiary chartered as a banking corporation under federal, state or Puerto Rican law that is a significant subsidiary of the Corporation as defined in Rule 1-02 of Regulation S-X of the Rules and Regulations of the Commission. "Controlled Subsidiary" means any corporation more than 80% of the outstanding Voting Stock of which is owned by the Corporation. As of the date of this Prospectus, Banco Popular is the only "Material Banking Subsidiary" of the Corporation.

REDEMPTION

  General

     If the Debt Securities of a series provide for mandatory redemption by the Corporation, PIB or Financial, as the case may be, or redemption at the election of the Corporation, PIB or Financial, as the case may be, unless otherwise provided in the applicable Prospectus Supplement, such redemption shall be on not less than 30 nor more than 60 days' notice and, in the event of redemption of Debt Securities of a series of like tenor in part, the Debt Securities to be redeemed will be selected by the Trustee in such usual manner as it shall deem fair and appropriate. Notice of such redemption will be mailed to Holders of Debt Securities of such series to their last addresses as they appear on the register of the Debt Securities of such series.

  For Taxation

     Should the Corporation or PIB, on the occasion of the next payment in respect of any series of the Debt Securities, be obliged to pay any Additional Amounts as are referenced in "Taxation by the Commonwealth of Puerto Rico" below, due to a change in law, regulation or interpretation, the Corporation, PIB or Financial, as the case may be, may, at its option, on the giving of not less than 30 nor more than 60 days' notice to the Holders of the Debt Securities of each series, redeem such series of the Debt Securities as a whole at a redemption price of 100% of the principal amount thereof with the accrued interest to the date fixed for redemption or such other redemption price as set forth in the applicable Prospectus Supplement.

  Global Securities

     The Debt Securities may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the Prospectus Supplement relating to such Debt Securities. Unless and until it is exchangeable in whole or in part for Debt Securities in definitive form, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

     The specific terms of the depositary arrangement, if any, with respect to a series of Debt Securities will be described in the Prospectus Supplement relating to such series. The Corporation, PIB and Financial anticipate that the following provisions will apply to all depositary arrangements.

     Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with the Depositary for such Global Security or its nominee ("Participant") or persons that may hold interests through Participants. Such accounts shall be designated by the underwriters or agents with respect to the Debt Securities underwritten or solicited by them or by the Corporation, PIB or Financial in the case of Debt Securities offered and sold directly by the Corporation, PIB or Financial, as the case may be. The Corporation, PIB or Financial, as the case may be, will obtain confirmation from the Depositary that upon the issuance of a Global Security the Depositary for such Global Security will credit, on its book-entry registration and transfer system, the Participants' accounts with the respective principal amounts of the Debt Securities represented by such Global Security. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the Depositary (with respect to interests of Participants) and on the records of Participants (with respect to interests of persons held through Participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in a Global Security.

     So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or Holder of the Debt Securities represented by such Global Security for all purposes under the Indentures. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have the Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of the Debt Securities in definitive form and will not be considered the owners or Holders thereof under the Indentures. Accordingly, each person owning a beneficial interest in such a Global Security must rely on the procedures of the Depositary and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interests, to exercise any rights of a Holder under the applicable Indenture. The Corporation, PIB and Financial understand that under existing industry practices, in the event that the Corporation, PIB or Financial, as the case may be, requests any action of Holders or that an owner of a beneficial interest in such a Global Security desires to give or take any action that a Holder is entitled to give or take under the applicable Indenture, the Depositary would authorize the Participants holding the relevant beneficial interests to give or take such action, and such Participants would authorize beneficial owners owning through such Participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     Payment of principal of, and premium and interest, if any, on Debt Securities registered in the name of a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such Debt Securities. None of the Corporation, PIB, Financial, the Trustee, any Paying Agent or any other agent of the Corporation, PIB, Financial or the Trustee will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the Global Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Corporation, PIB or Financial, as the case may be, will obtain confirmation from the Depositary that upon receipt of any payment of principal of, or premium or interest on, a Global Security, the Depositary will immediately credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of the Depositary. Payments by Participants to owners of beneficial interests in such Global Security held through such Participants will be the responsibility of such Participants, as is now the case with securities held for the accounts of customers registered in "street names."

     If the Depositary for any Debt Securities represented by a Global Security notifies the Corporation, PIB or Financial, as the case may be, that it is unwilling or unable to continue as Depositary or ceases to be a clearing agency registered under the Exchange Act and a successor Depositary is not appointed by the Corporation, PIB or Financial, as the case may be, then within ninety days after receiving such notice or becoming aware that Depositary is no longer so registered, the Corporation, PIB or Financial, as the case may be, will issue such Debt Securities in definitive form in exchange for such Global Security. In addition, if an event of default, or an event which with notice or the lapse of time or both would become an event of default, with respect to the Debt Securities of a series has occurred and is continuing or either the Corporation, PIB or Financial, as the case may be, at any time and in its sole discretion determines not to have the Debt Securities represented by one or more Global Securities, the Corporation, PIB or Financial, as the case may be, will issue Debt Securities in definitive form in exchange for all of the Global Securities representing such Debt Securities.

TAXATION BY THE COMMONWEALTH OF PUERTO RICO

     All payments of, or in respect of, principal of, and any premium or interest on, the Debt Securities and all payments pursuant to the Guarantees will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of Puerto Rico or by or with any district, municipality or other political subdivision thereof or authority therein having power to tax unless such taxes, duties, assessments or governmental charges are required by law to be withheld or deducted.

     In the event that the Corporation or PIB is required by law to deduct or withhold any amounts in respect of taxes, duties, assessments or governmental charges, the Corporation or PIB, as the case may be, will pay such additional amounts of, or in respect of, principal, premium and interest as will result (after deduction of the said taxes, duties, assessments or governmental charges) in the payment to the Holders of the Debt Securities, of the amounts which would otherwise have been payable in respect to the Debt Securities in the absence of such deduction or withholding ("Additional Amounts"), except that no such Additional Amounts shall be payable:

          (i) to any Holder of a Debt Security or any interest therein or rights in respect thereof where such deduction or withholding is required by reason of such Holder having some connection with Puerto Rico or any political subdivision or taxing authority thereof or therein other than the mere holding of and payment in respect of such Debt Security;

          (ii) in respect of any deduction or withholding that would not have been required but for the presentation by the Holder of a Debt Security for payment on a date more than 30 days after Maturity or the date on which payment thereof is duly provided for, whichever occurs later; or

          (iii) in respect of any deduction or withholding that would not have been required but for the failure to comply with any certification, identification or other reporting requirements concerning the nationality, residence, identity or connection with Puerto Rico, or any political subdivision or taxing authority thereof or therein, of the Holder of a Debt Security or any interest therein or rights in respect thereof, if compliance is required by Puerto Rico, or any political subdivision or taxing authority thereof or therein, as a precondition to exemption from such deduction or withholding.

GOVERNING LAW

     The Indentures, the Debt Securities and the Guarantees of the Debt Securities of PIB and Financial will be governed by, and construed in accordance with, the laws of the State of New York.

               TERMS APPLICABLE TO THE SENIOR DEBT SECURITIES OR
                          SUBORDINATED DEBT SECURITIES

MODIFICATION OF THE SENIOR AND SUBORDINATED INDENTURES

     The Senior and Subordinated Indentures contain provisions permitting the Corporation and the respective Trustees, with the consent of Holders of not less than a majority in principal amount of the Senior Debt Securities or Subordinated Debt Securities which are affected by the modification, to modify the particular Indenture or any supplemental indenture or the rights of the Holders of the Senior Debt Securities or Subordinated Debt Securities issued under such Indenture; provided that no such modification may, without the consent of the Holder of each Outstanding Senior Debt Security or Subordinated Debt Security affected thereby, (a) change the stated maturity date of the principal of, or any installment of principal of or interest, if any, on, any Senior Debt Security or Subordinated Debt Security, (b) reduce the principal amount of, or premium or rate of interest, if any, on, any Senior Debt Security or Subordinated Debt Security, (c) reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of the maturity thereof, (d) change the place or coin or currency of payment of principal of, or premium or interest, if any, on, any Senior Debt Security or Subordinated Debt Security,
(e) impair the right to institute suit for the enforcement of any payment on or with respect to any Senior Debt Security or Subordinated Debt Security, (f) reduce the percentage in principal amount of Outstanding Senior Debt Securities or Subordinated Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, (g) modify (with certain exceptions) any provision of the Indenture which requires the consent of the Holder of each Outstanding Senior Debt Security or Subordinated Debt Security affected thereby or (h) with respect to the Subordinated Indenture, modify the subordination provisions in a manner adverse to Holders of Outstanding Subordinated Debt Securities.

SUBORDINATION

     Unless otherwise indicated in the applicable Prospectus Supplement, the following provisions shall apply to the Subordinated Debt Securities.

     The payment of the principal of, premium, if any, and interest on the Subordinated Debt Securities will, to the extent set forth in the Subordinated Indenture, be subordinated in right of payment to the prior payment in full of all Senior Indebtedness (as defined below) of the Corporation. In certain events of insolvency, the payment of the principal of, premium, if any, and interest on the Subordinated Debt Securities will, to the extent set forth in the Subordinated Indenture, also be effectively subordinated in right of payment to the prior payment in full of all Other Financial Obligations (as defined below) of the Corporation. As of June 30, 1995, $1,031 million aggregate principal amount of Senior Indebtedness and no Other Financial Obligations of the Corporation were outstanding. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency or similar proceedings of the Corporation, the holders of all Senior Indebtedness of the Corporation will first be entitled to receive payment in full of all amounts due or to become due thereon before the Holders of the Subordinated Debt Securities will be entitled to receive any payment in respect of the principal of, premium, if any, or interest on the Subordinated Debt Securities. If, upon any such payment or distribution of assets to creditors, there remain, after giving effect to such subordination provisions in favor of the holders of Senior Indebtedness of the Corporation, any amounts of cash, property or securities available for payment or distribution in respect of Subordinated Debt Securities (as defined in the Subordinated Indenture, "Corporation Excess Proceeds") and if, at such time, any person entitled to payment pursuant to the terms of Other Financial Obligations of the Corporation has not received payment in full of all amounts due or to become due on or in respect of such Other Financial Obligations of the Corporation, then such Corporation Excess Proceeds shall first be applied to pay or provide for the payment in full of such Other Financial Obligations of the Corporation before any payment or distribution may be made in respect of the Subordinated Debt Securities. In the event of the acceleration of the maturity of any Subordinated Debt Securities, the holders of all Senior Indebtedness of the Corporation will first be entitled to receive payment in full of all amounts due or to become due thereon before the Holders of the Subordinated Debt Securities will be entitled to receive any payment of the principal of, premium, if any, or interest on the Subordinated Debt Securities. Accordingly, in case of such an acceleration, all Senior Indebtedness of the Corporation would have to be repaid before any payment could be made in respect of the Subordinated Debt Securities. No payments on account of principal, premium, if any, or interest in respect of the Subordinated Debt Securities may be made if there shall have occurred and be continuing a default in any payment with respect to any Senior Indebtedness of the Corporation, or an event of default with respect to any Senior Indebtedness of the Corporation permitting the holders thereof to accelerate the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default.

     By reason of such subordination, in the event of the insolvency of the Corporation, creditors of the Corporation who are not holders of Senior Indebtedness of the Corporation or the Subordinated Debt Securities may recover less, ratably, than holders of Senior Indebtedness of the Corporation and may recover more, ratably, than Holders of the Subordinated Debt Securities.

     "Senior Indebtedness" of the Corporation is defined in the Subordinated Indenture to mean the principal of, premium, if any, and interest on (i) all indebtedness of the Corporation for money borrowed (including indebtedness of others guaranteed by the Corporation) other than the Subordinated Debt Securities, whether outstanding on the date of the Subordinated Indenture or thereafter created, assumed or incurred and (ii) any amendments, renewals, extensions, modifications and refundings of any such indebtedness, unless in either case in the instrument creating or evidencing any such indebtedness or pursuant to which it is outstanding it is provided that such indebtedness is not superior in right of payment to the Subordinated Debt Securities. For the purposes of this definition, "indebtedness for money borrowed" is defined as (i) any obligation of, or any obligation guaranteed by, the Corporation for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments, (ii) any deferred payment obligation of, or any such obligation guaranteed by, the Corporation for the payment of the purchase price of property or assets evidenced by a note or similar instrument and (iii) any obligation of, or any such obligation guaranteed by, the Corporation for the payment of rent or other amounts under a lease of property or assets which obligation is required to be classified and accounted for as a capitalized lease on the balance sheet of the Corporation under generally accepted accounting principles.

     "Other Financial Obligations" of the Corporation is defined in the Subordinated Indenture to mean all obligations of the Corporation to make payment pursuant to the terms of financial instruments, such as (i) securities contracts and foreign currency exchange contracts, (ii) derivative instruments, such as swap agreements (including interest rate and currency and foreign exchange rate swap agreements), cap agreements, floor agreements, collar agreements, interest rate agreements, foreign exchange agreements, options, commodity futures contracts, commodity options contracts and (iii) similar financial instruments; provided that the term Other Financial Obligations shall not include (x) obligations on account of Senior Indebtedness of the Corporation and (y) obligations on account of indebtedness for money borrowed ranking pari passu with or subordinate to the Subordinated Debt Securities.

EVENTS OF DEFAULT

  Senior Indenture

     An Event of Default with respect to Senior Debt Securities of any series is defined in the Senior Indenture as being: default for 30 days in payment of any interest on Senior Debt Securities of such series; default in payment of principal of, or premium, if any, on any Senior Debt Securities of such series; default in deposit of any mandatory sinking fund payment required by the Senior Debt Securities of such series; default for 60 days after notice, in performance or breach of any other covenant or warranty in the Senior Indenture (except for a covenant expressly relating to a series of Senior Debt Securities other than that series of Senior Debt Securities) or in the Senior Debt Securities of such series; acceleration of the Senior Debt Securities of any other series or any other indebtedness for borrowed money of the Corporation or any Material Banking Subsidiary, in each case exceeding $10,000,000 in an aggregate principal amount, as a result of a default under the terms of the instrument or instruments under which such indebtedness is issued or secured, unless such acceleration is annulled within 30 days after written notice as provided in the Indenture, provided that if such default is remedied or cured by the Corporation or any Material Banking Subsidiary or waived by holders of such indebtedness, the Event of Default by reason thereof shall be deemed to have been thereupon remedied, cured or waived; certain events of bankruptcy, insolvency or reorganization with respect to the Corporation or any Material Banking Subsidiary; or any other Event of Default specified in the applicable Prospectus Supplement. In case an Event of Default with respect to Senior Debt Securities of any series shall occur and be continuing, the Senior Trustee or the Holders of not less than 25% in principal amount of the Senior Debt Securities of such series then outstanding may declare the principal of all such Senior Debt Securities of such series to be due and payable. The Corporation is required to furnish to the Senior Trustee annually a statement as to the performance by the Corporation of its obligations under the Senior Indenture and as to any default in such performance. Under certain circumstances any declaration of acceleration with respect to Senior Debt Securities of any series may be rescinded and past defaults (except a default in the payment of principal of or interest on the Senior Debt Securities) may be waived by the Holders of a majority in aggregate principal amount of the Senior Debt Securities of such series then outstanding. The Senior Indenture provides that the Senior Trustee may withhold notice to the Holders of Senior Debt Securities of any series of any continuing default (except in the payment of the principal of (or premium, if any) or interest on any Senior Debt Securities of such series) if such Senior Trustee considers it in the interest of Holders of such series of Senior Debt Securities to do so.

  Subordinated Indenture

     An Event of Default with respect to the Subordinated Debt Securities of any series is defined in the Subordinated Indenture as being certain events involving a bankruptcy, insolvency or reorganization of the Corporation. If an Event of Default with respect to Subordinated Debt Securities of any series shall have occurred and be continuing, either the Subordinated Trustee or the Holders of not less than 25% in aggregate principal amount of the Subordinated Debt Securities of such series then outstanding may declare the principal of the Subordinated Debt Securities of such series to be due and payable immediately. The Corporation is required to furnish to the Subordinated Trustee annually a statement as to the performance by the Corporation of its obligations under the Subordinated Indenture and as to any default in such performance. Under certain circumstances, any declaration of acceleration with respect to Subordinated Debt Securities of any series may be rescinded and past defaults (except a default in the payment of principal of or interest on the Subordinated Debt Securities) may be waived by the Holders of a majority in aggregate principal amount of the Subordinated Debt Securities of such series then outstanding. The Subordinated Indenture provides that the Subordinated Trustee may withhold notice to the Holders of the Subordinated Debt Securities of any series of any continuing default (except in the payment of the principal of (or premium, if any) or interest on any Subordinated Debt Securities of such series) if the Subordinated Trustee considers it in the interest of the Holders of such series of Subordinated Debt Securities to do so.

     The Subordinated Indenture does not provide for any right of acceleration of the payment of principal of a series of Subordinated Debt Securities upon a default in the payment of principal or interest or in the performance of any covenant or agreement in the Subordinated Debt Securities of the particular series or in the Subordinated Indenture.

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

     The Corporation has covenanted in the Senior and Subordinated Indentures that it will not merge or consolidate with any other corporation or sell, convey, transfer or lease all or substantially all of its assets to any person, firm or corporation unless the Corporation is the continuing corporation or the successor corporation expressly assumes the obligations under any outstanding Senior Debt Securities and Subordinated Debt Securities and the respective Senior and Subordinated Indentures and the Corporation or such successor corporation is not, immediately after such merger, consolidation, sale or conveyance, in default in the performance of any of the covenants or conditions of the respective Indenture. The Indentures do not contain any other covenant which restricts the Corporation's ability to merge or consolidate with any other corporation, sell, convey, transfer or lease all or substantially all of its assets to any persons, firm or corporation or otherwise engage in restructuring transactions.

     TERMS APPLICABLE TO THE FINANCIAL SENIOR DEBT SECURITIES OR FINANCIAL
                          SUBORDINATED DEBT SECURITIES

MODIFICATION OF THE FINANCIAL SENIOR AND FINANCIAL SUBORDINATED INDENTURES

     The Financial Senior and Financial Subordinated Indentures contain provisions permitting the Corporation, Financial and the respective Financial Trustees, with the consent of Holders of not less than a majority in principal amount of the Financial Senior Debt Securities or Financial Subordinated Debt Securities that are affected by the modification, to modify the particular Indenture or any supplemental indenture or the rights of the Holders of the Financial Senior Debt Securities or Financial Subordinated Debt Securities issued under such Indenture, provided that no such modification may, without the consent of the Holder of each Outstanding Financial Senior Debt Security or Financial Subordinated Debt Security affected thereby, (a) change the stated maturity date of the principal of, or any installment of principal of or interest, if any, on, any Financial Senior Debt Security or Financial Subordinated Debt Security, (b) reduce the principal amount of, or premium or rate of interest, if any, on, any Financial Senior Debt Security or Financial Subordinated Debt Security, (c) reduce the amount of principal of an Original Issue Discount Financial Senior Debt Security or Financial Subordinated Debt Security payable upon acceleration of the maturity thereof, (d) change the place or coin or currency of payment of principal of, or premium or interest, if any, on, any Financial Senior Debt Security or Financial Subordinated Debt Security,
(e) impair the right to institute suit for the enforcement of any payment on or with respect to any Financial Senior Debt Security or Financial Subordinated Debt Security, (f) modify or affect in any manner adverse to Holders the terms and conditions of the obligations of the Guarantor in respect of the due and punctual payment of principal or any premium and interest, sinking fund payment or Additional Amounts in respect of the Financial Senior Debt Securities or Financial Subordinated Debt Securities, (g) reduce the percentage in principal amount of Outstanding Financial Senior Debt Securities or Financial Subordinated Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, (h) modify (with certain exceptions) any provision of the Indenture that requires the consent of the Holder of each Outstanding Financial Senior Debt Security or Financial Subordinated Debt Security affected thereby or (i) with respect to the Financial Subordinated Indenture, modify the subordination provisions in a manner adverse to Holders of Outstanding Financial Subordinated Debt Securities.

SUBORDINATION

     Unless otherwise indicated in the applicable Prospectus Supplement, the following provisions shall apply to the Financial Subordinated Debt Securities and the guarantee of them by the Corporation.

     The payment of the principal of, premium, if any, and interest on the Financial Subordinated Debt Securities and the Corporation's Guarantees thereof (the "Financial Subordinated Guarantees") will, to the extent set forth in the Financial Subordinated Indenture, be subordinated in right of payment to the prior payment in full of all Senior Indebtedness (as defined below) of Financial or the Corporation, as the case may be. In certain events of insolvency, the payment of the principal of, premium, if any, and interest on the Financial Subordinated Debt Securities and any payments with respect to the Financial Subordinated Guarantees will, to the extent set forth in the Financial Subordinated Indenture, also be effectively subordinated in right of payment to the prior payment in full of all Other Financial Obligations (as defined below) of Financial or the Corporation, as the case may be. As of June 30, 1995, $564.2 million aggregate principal amount of Senior Indebtedness and no Other Financial Obligations of Financial were outstanding. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency or similar proceedings of Financial or the Corporation, the holders of all Senior Indebtedness thereof will first be entitled to receive payment in full of all amounts due or to become due thereon before the Holders of the

Financial Subordinated Debt Securities or the Financial Subordinated Guarantees will be entitled to receive any payment in respect of the principal of, premium, if any, or interest on the Financial Subordinated Debt Securities or the Financial Subordinated Guarantees, as the case may be. If, upon any such payment or distribution of assets to creditors, there remain, after giving effect to such subordination provisions in favor of the holders of Senior Indebtedness of Financial and the Corporation, any amounts of cash, property or securities available for payment or distribution in respect of Financial Subordinated Debt Securities or the Financial Subordinated Guarantees (as defined in the Financial Subordinated Indenture, "Financial Excess Proceeds") and if, at such time, any person entitled to payment pursuant to the terms of Other Financial Obligations of Financial or the Corporation has not received payment in full of all amounts due or to become due on or in respect of such Other Financial Obligations of Financial or the Corporation, then such Financial Excess Proceeds shall first be applied to pay or provide for the payment in full of such Other Financial Obligations of Financial or the Corporation, as the case may be, before any payment or distribution may be made in respect of the Financial Subordinated Debt Securities or the Financial Subordinated Guarantees. In the event of the acceleration of the maturity of any Financial Subordinated Debt Securities, the holders of all Senior Indebtedness of Financial or the Corporation, as the case may be, will first be entitled to receive payment in full of all amounts due or to become due thereon before the Holders of the Financial Subordinated Debt Securities or the Financial Subordinated Guarantees will be entitled to receive any payment of the principal of, premium, if any, or interest on the Financial Subordinated Debt Securities or the Financial Subordinated Guarantees, as the case may be. Accordingly, in case of such an acceleration, all Senior Indebtedness of Financial or the Corporation would have to be repaid before any payment could be made in respect of the Financial Subordinated Debt Securities or the Financial Subordinated Guarantees, as the case may be. No payments on account of principal, premium, if any, or interest in respect of the Financial Subordinated Debt Securities or the Financial Subordinated Guarantees may be made if there shall have occurred and be continuing a default in any payment with respect to any Senior Indebtedness of Financial or the Corporation, an event of default with respect to any Senior Indebtedness of Financial or the Corporation permitting the holders thereof to accelerate the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default.

     By reason of such subordination, in the event of the insolvency of Financial or the Corporation, creditors of Financial or the Corporation who are not holders of Senior Indebtedness, the Financial Subordinated Debt Securities or the Financial Subordinated Guarantees may recover less, ratably, than holders of Senior Indebtedness of Financial or the Corporation, as the case may be, and may recover more, ratably, than Holders of the Financial Subordinated Debt Securities or the Financial Subordinated Guarantees.

     "Senior Indebtedness" of Financial is defined in the Financial Subordinated Indenture to mean the principal of, premium, if any, and interest on (i) all indebtedness of Financial for money borrowed (including indebtedness of others guaranteed by Financial) other than the Financial Subordinated Debt Securities, whether outstanding on the date of the Financial Subordinated Indenture or thereafter created, assumed or incurred and (ii) any amendments, renewals, extensions, modifications and refundings of any such indebtedness, unless in either case in the instrument creating or evidencing any such indebtedness or pursuant to which it is outstanding it is provided that such indebtedness is not superior in right of payment to the Financial Subordinated Debt Securities. For the purposes of this definition, "indebtedness for money borrowed" is defined as
(i) any obligation of, or any obligation guaranteed by, Financial for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments, (ii) any deferred payment obligation of, or any such obligation guaranteed by, Financial for the payment of the purchase price of property or assets evidenced by a note or similar instrument, and (iii) any obligation of, or any such obligation guaranteed by, Financial for the payment of rent or other amounts under a lease of property or assets which obligation is required to be classified and accounted for as a capitalized lease on the balance sheet of Financial under generally accepted accounting principles.

     "Other Financial Obligations" of Financial is defined in the Financial Subordinated Indenture to mean all obligations of Financial to make payment pursuant to the terms of financial instruments, such as (i) securities contracts and foreign currency exchange contracts, (ii) derivative instruments, such as swap agreements (including interest rate and currency and foreign exchange rate swap agreements), cap agree-ments, floor agreements, collar agreements, interest rate agreements, foreign exchange agreements, options, commodity futures contracts, commodity options contracts and (iii) similar financial instruments; provided that the term Other Financial Obligations shall not include (x) obligations on account of Senior Indebtedness of Financial and (y) obligations on account of indebtedness for money borrowed ranking pari passu with or subordinate to the Financial Subordinated Debt Securities.

     "Senior Indebtedness" of the Corporation is defined in the Financial Subordinated Indenture to mean the principal of, premium, if any, and interest on (i) all indebtedness of the Corporation for money borrowed (including indebtedness of others guaranteed by the Corporation other than the Financial Subordinated Guarantees), whether outstanding on the date of the Financial Subordinated Indenture or thereafter created, assumed or incurred and (ii) any amendments, renewals, extensions, modifications and refundings of any such indebtedness, unless in either case in the instrument creating or evidencing any such indebtedness or pursuant to which it is outstanding it is provided that such indebtedness is not superior in right of payment to the Financial Subordinated Guarantees. For the purposes of this definition, "indebtedness for money borrowed" is defined as (i) any obligation of, or any obligation guaranteed by, the Corporation for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments, (ii) any deferred payment obligation of, or any such obligation guaranteed by, the Corporation for the payment of the purchase price of property or assets evidenced by a note or similar instrument, and (iii) any obligation of, or any such obligation guaranteed by, the Corporation for the payment of rent or other amounts under a lease of property or assets which obligation is required to be classified and accounted for as a capitalized lease on the balance sheet of the Corporation under generally accepted accounting principles.

     "Other Financial Obligations" of the Corporation is defined in the Financial Subordinated Indenture to mean all obligations of the Corporation to make payment pursuant to the terms of financial instruments, such as (i) securities contracts and foreign currency exchange contracts, (ii) derivative instruments, such as swap agreements (including interest rate and currency and foreign exchange rate swap agreements), cap agreements, floor agreements, collar agreements, interest rate agreements, foreign exchange agreements, options, commodity futures contracts, commodity options contracts and (iii) similar financial instruments; provided that the term Other Financial Obligations shall not include (x) obligations on account of Senior Indebtedness and (y) obligations on account of indebtedness for money borrowed ranking pari passu with or subordinate to the Financial Subordinated Guarantees.

EVENTS OF DEFAULT

  Financial Senior Indenture

     An Event of Default with respect to Financial Senior Debt Securities of any series is defined in the Financial Senior Indenture as being: default for 30 days in payment of any interest on Financial Senior Debt Securities of such series; default in payment of principal of (or premium, if any) on any Financial Senior Debt Securities of such series; default in deposit of any mandatory sinking fund payment required by the Financial Senior Debt Securities of such series; default for 60 days, after notice, in performance or breach of any other covenant or warranty in the Financial Senior Indenture (except for a covenant expressly relating to a series of Financial Senior Debt Securities other than that series of Financial Senior Debt Securities) or in the Financial Senior Debt Securities of such series; acceleration of the Financial Senior Debt Securities of any other series or any other indebtedness for borrowed money of the Corporation, Financial or any Material Banking Subsidiary, in each case exceeding $10,000,000 in an aggregate principal amount, as a result of a default under the terms of the instrument or instruments under which such indebtedness is issued or secured, unless such acceleration is annulled within 30 days after written notice as provided in the Indenture, provided that if such default is remedied or cured by the Corporation, Financial or any Material Banking Subsidiary or waived by the holders of such indebtedness, the Event of Default by reason thereof shall be deemed to have been thereupon remedied, cured or waived; certain events of bankruptcy, insolvency or reorganization of the Corporation, any Material Banking Subsidiary or Financial; or any other Event of Default specified in the applicable Prospectus Supplement. In case an Event of Default with respect to Financial Senior Debt Securities of any series shall occur and be continuing, the Financial Senior Trustee or the Holders of not less than 25% in principal amount of the Financial Senior Debt Securities of such series then outstanding may declare the principal of all the Financial Senior Debt Securities of such series to be due and payable. The Corporation and Financial are required to furnish to the Financial Senior Trustee annually a statement or statements as to the performance by the Corporation and Financial of their respective obligations under the Financial Senior Indenture of such series and as to any default in such performance. Under certain circumstances any declaration of acceleration with respect to Financial Senior Debt Securities of any series may be rescinded and past defaults (except a default in the payment of principal of or interest on the Financial Senior Debt Securities) may be waived by the Holders of a majority in aggregate principal amount of the Financial Senior Debt Securities of such series then outstanding. The Financial Senior Indenture provides that the Financial Senior Trustee may withhold notice to the Holders of Financial Senior Debt Securities of any series of any continuing default (except in the payment of the principal of (or premium, if any) or interest on any Financial Senior Debt Securities of such series) if such Financial Senior Trustee considers it in the interest of Holders of such series of Financial Senior Debt Securities to do so.

  Financial Subordinated Indenture

     An Event of Default with respect to the Financial Subordinated Debt Securities of any series is defined in the Financial Subordinated Indenture as being certain events involving a bankruptcy, insolvency or reorganization of the Corporation or Financial. If an Event of Default with respect to Financial Subordinated Debt Securities of any series shall have occurred and be continuing, either the Financial Subordinated Trustee or the Holders of not less than 25% in aggregate principal amount of the Financial Subordinated Debt Securities of such series then outstanding may declare the principal of the Financial Subordinated Debt Securities of such series to be due and payable immediately. The Corporation and Financial are required to furnish to the Financial Subordinated Trustee annually a statement as to the performance by the Corporation and Financial of their respective obligations under the Financial Subordinated Indenture and as to any default in such performance. Under certain circumstances, any declaration of acceleration with respect to Financial Subordinated Debt Securities of any series may be rescinded and past defaults (except a default in the payment of principal of or interest on the Financial Subordinated Debt Securities) may be waived by the Holders of a majority in aggregate principal amount of the Financial Subordinated Debt Securities of such series then outstanding. The Financial Subordinated Indenture provides that the Financial Subordinated Trustee may withhold notice to the Holders of the Financial Subordinated Debt Securities of any series of any continuing default (except in the payment of the principal of (or premium, if any) or interest on any Financial Subordinated Debt Securities of such series) if the Financial Subordinated Trustee considers it in the interest of the Holders of such series of Financial Subordinated Debt Securities to do so.

     The Financial Subordinated Indenture does not provide for any right of acceleration of the payment of principal of a series of Financial Subordinated Debt Securities upon a default in the payment of principal or interest or in the performance of any covenant or agreement in the Financial Subordinated Debt Securities of the particular series, in the Financial Subordinated Indenture or in the Financial Subordinated Guarantees.

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

     Each of the Corporation and Financial has covenanted in the Financial Senior and Financial Subordinated Indentures that it will not merge or consolidate with any other corporation or sell, convey, transfer or lease all or substantially all of its assets to any person, firm or corporation unless the Corporation or Financial, as the case may be, is the continuing corporation or the successor corporation expressly assumes the obligations under any outstanding Financial Senior Debt Securities and Financial Subordinated Debt Securities and the Financial Subordinated Guarantees and the respective Financial Senior and Financial Subordinated Indentures and the Corporation or Financial, as the case may be, or such successor corporation is not, immediately after such merger, consolidation, sale or conveyance, in default in the performance of any of the covenants or conditions of the respective Indenture. The Indentures do not contain any other covenant that restricts the Corporation's or Financial's ability to merge or consolidate with any other corporation, sell, convey, transfer or lease all or substantially all of its assets to any person, firm or corporation or otherwise engage in restructuring transactions.

GUARANTEE

  Financial Senior Debt Securities

     The Corporation will guarantee the punctual payment of the principal of, premium, if any, and interest on the Financial Senior Debt Securities, when and as the same are due and payable. The guarantee is absolute and unconditional, irrespective of any circumstance that might otherwise constitute a legal or equitable discharge of a surety or guarantor. To evidence the guarantee, a Guarantee, executed by the Corporation, will be endorsed on each Financial Senior Debt Security. Holders of the Financial Senior Debt Securities may proceed directly against the Corporation in the event of default under the Financial Senior Debt Securities without first proceeding against Financial. The Guarantees will rank pari passu with all other unsecured and unsubordinated obligations of the Corporation.

  Financial Subordinated Debt Securities

     The Corporation will guarantee, on a subordinated basis, the punctual payment of the principal of, premium, if any, and interest on the Financial Subordinated Debt Securities, when and as the same are due and payable. The guarantee is absolute and unconditional, irrespective of any circumstance that might otherwise constitute a legal or equitable discharge of a surety or guarantor. To evidence the guarantee, a Guarantee, executed by the Corporation, will be endorsed on each Financial Subordinated Debt Security. Holders of the Financial Subordinated Debt Securities may proceed directly against the Corporation in the event of default under the Financial Subordinated Debt Securities without first proceeding against Financial. The Financial Subordinated Guarantees will rank pari passu with all other unsecured and subordinated obligations of the Corporation. See "Subordination."

               TERMS APPLICABLE TO THE PIB SENIOR DEBT SECURITIES
                      OR PIB SUBORDINATED DEBT SECURITIES

MODIFICATION OF THE PIB SENIOR AND PIB SUBORDINATED INDENTURES

     The PIB Senior and PIB Subordinated Indentures contain provisions permitting the Corporation, PIB and the respective PIB Trustees, with the consent of Holders of not less than a majority in principal amount of the PIB Senior Debt Securities or PIB Subordinated Debt Securities that are affected by the modification, to modify the particular Indenture or any supplemental indenture or the rights of the Holders of the PIB Senior Debt Securities or PIB Subordinated Debt Securities issued under such Indenture; provided that no such modification may, without the consent of the Holder of each outstanding PIB Senior Debt Security or PIB Subordinated Debt Security affected thereby, (a) change the stated maturity date of the principal of, or any installment of principal of or interest, if any, on, any PIB Senior Debt Security or PIB Subordinated Debt Security, (b) reduce the principal amount of, or premium or rate of interest, if any, on, any PIB Senior Debt Security or PIB Subordinated Debt Security, (c) reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of the maturity thereof, (d) change the place or coin or currency of payment of principal of, or premium or interest, if any, on, any PIB Senior Debt Security or PIB Subordinated Debt Security, (e) impair the right to institute suit for the enforcement of any payment on or with respect to any PIB Senior Debt Security or PIB Subordinated Debt Security, (f) modify or affect in any manner adverse to Holders the terms and conditions of the obligations of the Guarantor in respect of the due and punctual payment of principal or any premium and interest, sinking fund payment or Additional Amounts in respect of the PIB Senior Debt Securities or PIB Subordinated Debt Securities, (g) reduce the percentage in principal amount of Outstanding PIB Senior Debt Securities or PIB Subordinated Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, (h) modify (with certain exceptions) any provision of the Indenture that requires the consent of the Holder of each Outstanding PIB Senior Debt Security or PIB Subordinated Debt Security affected thereby or (i) with respect to the PIB Subordinated Indenture, modify the subordination provisions in a manner adverse to Holders of Outstanding PIB Subordinated Debt Securities.

SUBORDINATION

     Unless otherwise indicated in the applicable Prospectus Supplement, the following provisions shall apply to the PIB Subordinated Debt Securities and the guarantee of them by the Corporation.

     The payment of the principal of, premium, if any, and interest on the PIB Subordinated Debt Securities and the Corporation's Guarantees thereof (the "PIB Subordinated Guarantees") will, to the extent set forth in the PIB Subordinated Indenture, be subordinated in right of payment to the prior payment in full of all Senior Indebtedness (as defined below) of PIB or the Corporation, as the case may be. In certain events of insolvency, the payment of the principal of, premium, if any, and interest on the PIB Subordinated Debt Securities and any payments with respect to the PIB Subordinated Guarantees will, to the extent set forth in the PIB Subordinated Indenture, also be effectively subordinated in right of payment to the prior payment in full of all Other Financial Obligations (as defined below) of PIB or the Corporation, as the case may be. As of June 30, 1995, no Senior Indebtedness and no Other Financial Obligations of PIB were outstanding. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency or similar proceedings of PIB or the Corporation, the holders of all Senior Indebtedness thereof will first be entitled to receive payment in full of all amounts due or to become due thereon before the Holders of the PIB Subordinated Debt Securities or the PIB Subordinated Guarantees will be entitled to receive any payment in respect of the principal of, premium, if any, or interest on the PIB Subordinated Debt Securities or the PIB Subordinated Guarantees, as the case may be. If, upon any such payment or distribution of assets to creditors, there remain, after giving effect to such subordination provisions in favor of the holders of Senior Indebtedness of PIB and the Corporation, any amounts of cash, property or securities available for payment or distribution in respect of PIB Subordinated Debt Securities or the PIB Subordinated Guarantees (as defined in the PIB Subordinated Indenture, "PIB Excess Proceeds") and if, at such time, any person entitled to payment pursuant to the terms of Other Financial Obligations of PIB or the Corporation has not received payment in full of all amounts due or to become due on or in respect of such Other Financial Obligations of PIB or the Corporation, then such PIB Excess Proceeds shall first be applied to pay or provide for the payment in full of such Other Financial Obligations of PIB or the Corporation, as the case may be, before any payment or distribution may be made in respect of the PIB Subordinated Debt Securities or the PIB Subordinated Guarantees. In the event of the acceleration of the maturity of any PIB Subordinated Debt Securities, the holders of all Senior Indebtedness of PIB or the Corporation, as the case may be, will first be entitled to receive payment in full of all amounts due or to become due thereon before the Holders of the PIB Subordinated Debt Securities or the PIB Subordinated Guarantees will be entitled to receive any payment of the principal of, premium, if any, or interest on the PIB Subordinated Debt Securities or the PIB Subordinated Guarantees, as the case may be. Accordingly, in case of such an acceleration, all Senior Indebtedness of PIB or the Corporation would have to be repaid before any payment could be made in respect of the PIB Subordinated Debt Securities or the PIB Subordinated Guarantees, as the case may be. No payments on account of principal, premium, if any, or interest in respect of the PIB Subordinated Debt Securities or the PIB Subordinated Guarantees may be made if there shall have occurred and be continuing a default in any payment with respect to any Senior Indebtedness of PIB or the Corporation, an event of default with respect to any Senior Indebtedness of PIB or the Corporation permitting the holders thereof to accelerate the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default.

     By reason of such subordination, in the event of the insolvency of PIB or the Corporation, creditors of PIB or the Corporation who are not holders of Senior Indebtedness, the PIB Subordinated Debt Securities or the PIB Subordinated Guarantees may recover less, ratably, than holders of Senior Indebtedness of PIB or the Corporation, as the case may be, and may recover more, ratably, than Holders of the PIB Subordinated Debt Securities or the PIB Subordinated Guarantees.

     "Senior Indebtedness" of PIB is defined in the PIB Subordinated Indenture to mean the principal of, premium, if any, and interest on (i) all indebtedness of PIB for money borrowed (including indebtedness of others guaranteed by PIB) other than the PIB Subordinated Debt Securities, whether outstanding on the date of the PIB Subordinated Indenture or thereafter created, assumed or incurred and
(ii) any amendments, renewals, extensions, modifications and refundings of any such indebtedness, unless in either case in the instrument creating or evidencing any such indebtedness or pursuant to which it is outstanding it is provided that such indebtedness is not superior in right of payment to the PIB Subordinated Debt Securities. For the purposes of this definition, "indebtedness for money borrowed" is defined as (i) any obligation of, or any obligation guaranteed by, PIB for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments, (ii) any deferred payment obligation of, or any such obligation guaranteed by, PIB for the payment of the purchase price of property or assets evidenced by a note or similar instrument, and (iii) any obligation of, or any such obligation guaranteed by, PIB for the payment of rent or other amounts under a lease of property or assets which obligation is required to be classified and accounted for as a capitalized lease on the balance sheet of PIB under generally accepted accounting principles.

     "Other Financial Obligations" of PIB is defined in the PIB Subordinated Indenture to mean all obligations of PIB to make payment pursuant to the terms of financial instruments, such as (i) securities contracts and foreign currency exchange contracts, (ii) derivative instruments, such as swap agreements (including interest rate and currency and foreign exchange rate swap agreements), cap agreements, floor agreements, collar agreements, interest rate agreements, foreign exchange agreements, options, commodity futures contracts, commodity options contracts and (iii) similar financial instruments; provided that the term Other Financial Obligations shall not include (x) obligations on account of Senior Indebtedness of PIB and (y) obligations on account of indebtedness for money borrowed ranking pari passu with or subordinate to the PIB Subordinated Debt Securities.

     "Senior Indebtedness" of the Corporation is defined in the PIB Subordinated Indenture to mean the principal of, premium, if any, and interest on (i) all indebtedness of the Corporation for money borrowed (including indebtedness of others guaranteed by the Corporation other than the PIB Subordinated Guarantees), whether outstanding on the date of the PIB Subordinated Indenture or thereafter created, assumed or incurred and (ii) any amendments, renewals, extensions, modifications and refundings of any such indebtedness, unless in either case in the instrument creating or evidencing any such indebtedness or pursuant to which it is outstanding it is provided that such indebtedness is not superior in right of payment to the PIB Subordinated Guarantees. For the purposes of this definition, "indebtedness for money borrowed" is defined as (i) any obligation of, or any obligation guaranteed by, the Corporation for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments, (ii) any deferred payment obligation of, or any such obligation guaranteed by, the Corporation for the payment of the purchase price of property or assets evidenced by a note or similar instrument, and (iii) any obligation of, or any such obligation guaranteed by, the Corporation for the payment of rent or other amounts under a lease of property or assets which obligation is required to be classified and accounted for as a capitalized lease on the balance sheet of the Corporation under generally accepted accounting principles.

     "Other Financial Obligations" of the Corporation is defined in the PIB Subordinated Indenture to mean all obligations of the Corporation to make payment pursuant to the terms of financial instruments, such as (i) securities contracts and foreign currency exchange contracts, (ii) derivative instruments, such as swap agreements (including interest rate and currency and foreign exchange rate swap agreements), cap agreements, floor agreements, collar agreements, interest rate agreements, foreign exchange agreements, options, commodity futures contracts, commodity options contracts and (iii) similar financial instruments; provided that the term Other Financial Obligations shall not include (x) obligations on account of Senior Indebtedness and (y) obligations on account of indebtedness for money borrowed ranking pari passu with or subordinate to the PIB Subordinated Guarantees.

EVENTS OF DEFAULT

  PIB Senior Indenture

     An Event of Default with respect to PIB Senior Debt Securities of any series is defined in the PIB Senior Indenture as being: default for 30 days in payment of any interest on PIB Senior Debt Securities of such series; default in payment of principal of (or premium on, if any) any PIB Senior Debt Securities of such series; default in deposit of any mandatory sinking fund payment required by the PIB Senior Debt Securities of such series; default for 60 days, after notice, in performance or breach of any other covenant or warranty in the PIB Senior Indenture (except for a covenant expressly relating to a series of PIB Senior Debt Securities other than that series of PIB Senior Debt Securities) or in the PIB Senior Debt Securities of such series; acceleration of the PIB Senior Debt Securities of any other series or any other indebtedness for borrowed money, of the Corporation, PIB or any Material Banking Subsidiary, in each case in an aggregate principal amount exceeding $10,000,000, as a result of a default under the terms of the instrument or instruments under which such indebtedness is issued or secured, unless such acceleration is annulled within 30 days after written notice as provided in the Indenture, provided that if such default is remedied or cured by the Corporation, PIB or any Material Banking Subsidiary or waived by holders of such indebtedness, the Event of Default by reason thereof shall be deemed to have been thereupon remedied, cured or waived; certain events of bankruptcy, insolvency or reorganization with respect to the Corporation, PIB or any Material Banking Subsidiary; or any other Event of Default specified in the applicable Prospectus Supplement. In case an Event of Default with respect to PIB Senior Debt Securities of any series shall occur and be continuing, the PIB Senior Trustee or the Holders of not less than 25% in principal amount of the PIB Senior Debt Securities of such series then outstanding may declare the principal of all the PIB Senior Debt Securities of such series to be due and payable. The Corporation and PIB are required to furnish to the PIB Senior Trustee annually a statement as to the performance by the Corporation and PIB of their respective obligations under the PIB Senior Indenture and as to any default in such performance. Under certain circumstances any declaration of acceleration with respect to PIB Senior Debt Securities of any series may be rescinded and past defaults (except a default in the payment of principal of or interest on the PIB Senior Debt Securities) may be waived by the Holders of a majority in aggregate principal amount of the PIB Senior Debt Securities of such series then outstanding. The PIB Senior Indenture provides that the PIB Senior Trustee may withhold notice to the Holders of PIB Senior Debt Securities of any series of any continuing default (except in the payment of the principal of (or premium, if any) or interest on any PIB Senior Debt Securities of such series) if such PIB Senior Trustee considers it in the interest of Holders of such series of PIB Senior Debt Securities to do so.

  PIB Subordinated Indenture

     An Event of Default with respect to the PIB Subordinated Debt Securities of any series is defined in the PIB Subordinated Indenture as being certain events involving a bankruptcy, insolvency or reorganization of the Corporation or PIB. If an Event of Default with respect to PIB Subordinated Debt Securities of any series shall have occurred and be continuing, either the PIB Subordinated Trustee or the Holders of not less than 25% in aggregate principal amount of the PIB Subordinated Debt Securities of such series then outstanding may declare the principal of the PIB Subordinated Debt Securities of such series to be due and payable immediately. The Corporation and PIB are required to furnish to the PIB Subordinated Trustee annually a statement as to the performance by the Corporation and PIB of their respective obligations under the PIB Subordinated Indenture and as to any default in such performance. Under certain circumstances, any declaration of acceleration with respect to PIB Subordinated Debt Securities of any series may be rescinded and past defaults (except a default in the payment of principal of or interest on the PIB Subordinated Debt Securities) may be waived by the Holders of a majority in aggregate principal amount of the PIB Subordinated Debt Securities of such series then outstanding. The PIB Subordinated Indenture provides that the PIB Subordinated Trustee may withhold notice to the Holders of the PIB Subordinated Debt Securities of any series of any continuing default (except in the payment of the principal of (or premium, if any) or interest on any PIB Subordinated Debt Securities of such series) if the PIB Subordinated Trustee considers it in the interest of the Holders of such series of PIB Subordinated Debt Securities to do so.

     The PIB Subordinated Indenture does not provide for any right of acceleration of the payment of principal of a series of PIB Subordinated Debt Securities upon a default in the payment of principal or interest or in the performance of any covenant or agreement in the PIB Subordinated Debt Securities of the particular series, in the PIB Subordinated Indenture or in the PIB Subordinated Guarantees.

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

     Each of the Corporation and PIB has covenanted in the PIB Senior and PIB Subordinated Indentures that it will not merge or consolidate with any other corporation or sell, convey, transfer or lease all or substantially all of its assets to any person, firm or corporation unless the Corporation or PIB, as the case may be, is the continuing corporation or the successor corporation expressly assumes the obligations under any outstanding PIB Senior Debt Securities and Subordinated Debt Securities and the PIB Subordinated Guarantees and the respective PIB Senior and PIB Subordinated Indentures and the Corporation, or PIB, as the case may be, or such successor corporation is not, immediately after such merger, consolidation, sale or conveyance, in default in the performance of any of the covenants or conditions of the respective Indenture. The Indentures do not contain any other covenant that restricts the Corporation's or PIB's ability to merge or consolidate with any other corporation, sell, convey, transfer or lease all or substantially all of its assets to any persons, firm or corporation or otherwise engage in restructuring transactions.

GUARANTEE

  PIB Senior Debt Securities

     The Corporation will guarantee the punctual payment of the principal of, premium, if any, and interest on the PIB Senior Debt Securities, when and as the same are due and payable. The guarantee is absolute and unconditional, irrespective of any circumstance that might otherwise constitute a legal or equitable discharge of a surety or guarantor. To evidence the guarantee, a Guarantee, executed by the Corporation, will be endorsed on each PIB Senior Debt Security. Holders of the PIB Senior Debt Securities may proceed directly against the Corporation in the event of default under the PIB Senior Debt Securities without first proceeding against PIB. The Guarantees will rank pari passu with all other unsecured and unsubordinated obligations of the Corporation.

  PIB Subordinated Debt Securities

     The Corporation will guarantee, on a subordinated basis, the punctual payment of the principal of, premium, if any, and interest on the PIB Subordinated Debt Securities, when and as the same are due and payable. The guarantee is absolute and unconditional, irrespective of any circumstance that might otherwise constitute a legal or equitable discharge of a surety or guarantor. To evidence the guarantee, a Guarantee, executed by the Corporation, will be endorsed on each PIB Subordinated Debt Security. Holders of the PIB Subordinated Debt Securities may proceed directly against the Corporation in the event of default under the PIB Subordinated Debt Securities without first proceeding against PIB. The PIB Subordinated Guarantees will rank pari passu with all other unsecured and subordinated obligations of the Corporation. See "Subordination."

               DESCRIPTION OF PREFERRED STOCK OF THE CORPORATION

     The following summary contains a description of certain general terms of the Corporation's preferred stock (the "Preferred Stock") to which any Prospectus Supplement may relate. Certain terms of any series of the Preferred Stock offered by any Prospectus Supplement will be described in the Prospectus Supplement relating thereto. If so indicated in the Prospectus Supplement, the terms of any series may differ from the terms set forth below. The following summary description of certain provisions of the Preferred Stock is subject to and qualified in its entirety by reference to the provisions of the Corporation's Restated Certificate of Incorporation, as amended, the Certificates of Designation describing the Corporation's 8.35% Non-Cumulative Monthly Income Preferred Stock, 1994 Series A (the "Series A Preferred Stock") and the Corporation's Series A Participating Preferred Stock (the "Series A Participating Preferred Stock"), respectively, and the Certificate of Resolution (the "Certificate of Resolution") relating to each particular series of the Preferred Stock, each of which will be filed or incorporated by reference, as the case may be, as an exhibit to the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such Preferred Stock.

GENERAL

     Under the Corporation's Restated Certificate of Incorporation, the Board of Directors of the Corporation is authorized, without further stockholder action, to provide for the issuance of up to 10,000,000 shares of preferred stock (of which 4,000,000 shares have been designated and issued as Series A Preferred Stock and 350,000 shares have been authorized and designated but not issued for the Series A Participating Preferred Stock), without par value, in one or more series, with such designations of titles; dividend rates; special or relative rights in the event of a liquidation, distribution or sale of assets or dissolution or winding up of the Corporation; sinking fund provisions; redemption or purchase account provisions; conversion provisions; and voting rights, as shall be set forth as and when established by the Board of Directors of the Corporation. The shares of any series of Preferred Stock will be, when issued, fully paid and non-assessable and holders thereof shall have no preemptive rights in connection therewith.

     The liquidation preference of any series of the Preferred Stock is not necessarily indicative of the price at which shares of such series of Preferred Stock will actually trade at or after the time of their issuance. The market price of any series of Preferred Stock can be expected to fluctuate with changes in market and economic conditions, the financial condition and prospects of the Corporation and other factors that generally influence the market prices of securities.

RANK

     Any series of Preferred Stock will, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank (i) senior to all classes of common stock of the Corporation and to all equity securities issued by the Corporation the terms of which specifically provide that such equity securities will rank junior to the Preferred Stock (collectively referred to as the "Junior Securities"); (ii) on a parity with all equity securities issued by the Corporation the terms of which specifically provide that such equity securities will rank on a parity with the Preferred Stock (collectively referred to as the "Parity Securities"); and (iii) junior to all equity securities issued by the Corporation the terms of which specifically provide that such equity securities will rank senior to the Preferred Stock. As used in any Certificate of Resolution for these purposes, the term "equity securities" will not include debt securities convertible into or exchangeable for equity securities.

DIVIDENDS

     Holders of each series of Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors of the Corporation out of funds legally available therefor, cash dividends at such rates and on such dates as are set forth in the Prospectus Supplement relating to such series of Preferred Stock. Dividends will be payable to holders of record of the Preferred Stock as they appear on the books of the Corporation on such record dates as shall be fixed by the Board of Directors. Dividends on any series of Preferred Stock may be cumulative or non-cumulative. The Corporation's ability to pay dividends on its Preferred Stock is subject to policies established by the Federal Reserve Board. See "Certain Regulatory Matters -- Dividend Restrictions."

     No full dividends may be declared or paid or funds set apart for the payment of dividends on any Parity Securities unless dividends shall have been paid or set apart for such payment on the Preferred Stock. If full dividends are not so paid, the Preferred Stock shall share dividends pro rata with the Parity Securities.

     The holders of any series of shares of Preferred Stock at the close of business on a dividend payment record date will be entitled to receive the dividend payable on such shares (except that holders of shares called for redemption on a redemption date occurring between such record date and the dividend payment date shall not be entitled to receive such dividend on such dividend payment date but instead will receive accrued and unpaid dividends to such redemption date) on the corresponding dividend payment date notwithstanding the conversion thereof or the Corporation's default in payment of the dividend due. Except as provided above, the Corporation will make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the shares of preferred stock or issued upon conversion.

CONVERSION

     The Prospectus Supplement for any series of Preferred Stock will state the terms, if any, on which shares of that series are convertible into shares of another series of preferred stock of the Corporation.

     For any series of Preferred Stock which is convertible, the Corporation shall at all times reserve and keep available, out of the aggregate of its authorized but unissued preferred stock or preferred stock held in its treasury or both, for the purpose of effecting the conversion of the shares of such series of Preferred Stock, the full number of shares of preferred stock then deliverable upon the conversion of all outstanding shares of such series.

     No fractional shares or scrip representing fractional shares of preferred stock will be issued upon the conversion of shares of any series of convertible Preferred Stock. Each holder to whom fractional shares would otherwise be issued will instead be entitled to receive, at the Corporation's election, either (a) a cash payment equal to the current market price of such holder's fractional interest or (b) a cash payment equal to such holder's proportionate interest in the net proceeds (following the deduction of applicable transaction costs) from the sale promptly by an agent, on behalf of such holders, of shares of preferred stock representing the aggregate of such fractional shares.

EXCHANGEABILITY

     If so determined by the Board of Directors of the Corporation, the holders of shares of Preferred Stock of any series may be obligated at any time or at maturity to exchange such shares for preferred stock or debt securities of the Corporation. The terms of any such exchange and any such preferred stock or debt securities will be described in the Prospectus Supplement relating to such series of Preferred Stock.

REDEMPTION

     A series of Preferred Stock may be redeemable at any time, in whole or in part, at the option of the Corporation or the holder thereof upon terms and at the redemption prices set forth in the Prospectus Supplement relating to such series.

     In the event of partial redemptions of Preferred Stock, whether by mandatory or optional redemption, the shares to be redeemed will be determined by lot or pro rata, as may be determined by the Board of Directors of the Corporation or by any other method determined to be equitable by the Board of Directors.

     On or after a redemption date, unless the Corporation defaults in the payment of the redemption price, dividends will cease to accrue on shares of Preferred Stock called for redemption and all rights of holders of such shares will terminate except for the right to receive the redemption price.

     Under current regulations, bank holding companies may not exercise any option to redeem shares of preferred stock included as Tier 1 capital, or exchange such preferred stock for debt securities, without the prior approval of the Federal Reserve Board. Ordinarily, the Federal Reserve Board would not permit such a redemption unless (1) the shares are redeemed with the proceeds of a sale by the bank holding company of common stock or perpetual preferred stock or (2) the Federal Reserve Board determines that the bank holding company's condition and circumstances warrant the reduction of a source of permanent capital.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of each series of Preferred Stock that ranks senior to the Junior Securities will be entitled to receive out of assets of the Corporation available for distribution to shareholders, before any distribution is made on any Junior Securities, including Common Stock, distributions upon liquidation in the amount set forth in the Prospectus Supplement relating to such series of Preferred Stock, plus an amount equal to any declared and unpaid dividends. If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the amounts payable with respect to the Preferred Stock of any series and any other Parity Securities are not paid in full, the holders of the Preferred Stock of such series and the Parity Securities will share ratably in any such distribution of assets of the Corporation in proportion to the full liquidation preferences to which each is entitled. After payment of the full amount of the liquidation preference to which they are entitled, the holders of such series of Preferred Stock will not be entitled to any further participation in any distribution of assets of the Corporation.

VOTING RIGHTS

     Except as indicated in the Prospectus Supplement relating to a particular series of Preferred Stock, or except as expressly required by applicable law, the holders of the Preferred Stock will have no voting rights.

     Under regulations adopted by the Federal Reserve Board, if the holders of shares of any series of Preferred Stock of the Corporation become entitled to vote for the election of directors, such series may then be deemed a "class of voting securities" and a holder of 25% or more of such series (or a holder of 5% if it otherwise exercises a "controlling influence" over the Corporation) may then be subject to regulation as a bank holding company in accordance with the BHC Act. In addition, at such time as such series is deemed a class of voting securities, (i) any other bank holding company may be required to obtain the approval of the Federal Reserve Board to acquire or retain 5% or more of such series, and (ii) any person other than a bank holding company may be required to file with the Federal Reserve Board under the Change in Bank Control Act to acquire or retain 10% or more of such series.

     Section 12 of the Banking Law requires the prior approval of the Office of the Commissioner to obtain control of any bank organized under the Banking Law. The Banking Law requires that in any transfer of voting and outstanding capital stock of any bank organized under the laws of Puerto Rico to any person or entity that, upon consummation of the transfer, will become the owner, directly or indirectly, of more than 5% of the voting and outstanding capital stock of said bank, the parties to the transfer shall inform the Office of the Commissioner of the proposed transfer at least 60 days prior to the date such transfer is to be effected. The Banking Law does not contain any provision allowing for the extension of such 60-day time period. The transfer requires the approval of the Office of the Commissioner if it results in a change of control of the bank. For the purposes of Section 12 of the Banking Law, the term "control" means the power to, directly or indirectly, direct or influence decisively the administration or the norms of the bank. The Department of the Treasury (predecessor to the Office of the Commissioner) made a determination that the foregoing provisions of the Banking Law are applicable to a change in control of the Corporation in a letter dated April 9, 1985.

     Pursuant to Section 12(d) of the Banking Law, as soon as the Office of the Commissioner receives notice of a proposed transaction that may result in the control or in a change of control of a bank, the Office of the Commissioner shall have the duty to make the necessary investigations. The Office of the Commissioner shall issue authorization for the transfer of control of the bank if the results of his investigations are in his judgment satisfactory. The decision of the Office of the Commissioner is final and unreviewable.

                     DESCRIPTION OF PREFERRED STOCK OF PIB

     The following summary contains a description of certain general terms of PIB's preferred stock (the "PIB Preferred Stock") to which any Prospectus Supplement may relate. Certain terms of any series of the Preferred Stock offered by any Prospectus Supplement will be described in the Prospectus Supplement relating thereto. If so indicated in the Prospectus Supplement, the terms of any series may differ from the terms set forth below. The following summary description of certain provisions of the PIB Preferred Stock is subject to and qualified in its entirety by reference to the provisions of PIB's Certificate of Incorporation, as amended, and the Certificate of Amendment relating to each particular series of the PIB Preferred Stock, each of which will be filed or incorporated by reference, as the case may be, as an exhibit to the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such PIB Preferred Stock.

     The authorized capital stock of PIB consists of 1,000,000 shares of Common Stock, par value $5.00 per share, and 25,000,000 shares of preferred stock, par value $25.00 per share. The preferred stock is issuable in one or more series, with such terms, and at such times and for such consideration as the Board of Directors of PIB determines. As of the date of this Prospectus, no shares of preferred stock of PIB were issued and outstanding. All of the common stock of PIB is owned by the Corporation.

GENERAL

     Under PIB's Certificate of Incorporation, the Board of Directors of the Corporation is authorized, without further stockholder action, to provide for the issuance of up to 25,000,000 shares of preferred stock, par value $25.00 per share, in one or more series, with such designations of titles; dividend rates; special or relative rights in the event of a liquidation, distribution or sale of assets or dissolution or winding up of PIB; sinking fund provisions; any redemption or purchase account provisions; conversion provisions; and voting rights, as shall be set forth as and when established by the Board of Directors of PIB. The shares of any series of PIB Preferred Stock will be, when issued, fully paid and nonassessable and holders thereof shall have no preemptive rights in connection therewith.

     The liquidation preference of any series of the PIB Preferred Stock is not necessarily indicative of the price at which shares of such series of PIB Preferred Stock will actually trade at or after the time of their issuance. The market price of any series of PIB Preferred Stock can be expected to fluctuate with changes in market and economic conditions, the financial condition and prospects of the Corporation and PIB and other factors that generally influence the market prices of securities.

RANK

     Any series of PIB Preferred Stock will, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank (i) senior to all classes of common stock of PIB and to all equity securities issued by PIB the terms of which specifically provide that such equity securities will rank junior to the PIB Preferred Stock (collectively referred to as the "PIB Junior Securities"); (ii) on a parity with all equity securities issued by PIB, the terms of which specifically provide that such equity securities will rank on a parity with the PIB Preferred Stock (collectively referred to as the "PIB Parity Securities"); and (iii) junior to all equity securities issued by PIB, the terms of which specifically provide that such equity securities will rank senior to the PIB Preferred Stock (collectively referred to as the "PIB Senior Securities"). As used in any Certificate of Amendment for these purposes, the term "equity securities" will not include debt securities convertible into or exchangeable for equity securities.

DIVIDENDS

     Holders of each series of PIB Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors of PIB out of funds legally available therefor, cash dividends at such rates and on such dates as are set forth in the Prospectus Supplement relating to such series of the PIB Preferred Stock. Dividends will be payable to holders of record of the PIB Preferred Stock as they appear on the books of PIB on such record dates as shall be fixed by the Board of Directors. Dividends on any series of PIB Preferred Stock may be cumulative or non-cumulative. PIB's ability to pay dividends on its Preferred Stock is subject to policies established by the Federal Reserve Board. See "Certain Regulatory Matters -- Dividend Restrictions."

     No full dividends may be declared or paid or funds set apart for the payment of dividends on any PIB Parity Securities unless dividends shall have been paid or set apart for such payment on the PIB Preferred Stock. If full dividends are not so paid, the PIB Preferred Stock shall share dividends pro rata with the PIB Parity Securities.

     The holders of any series of shares of PIB Preferred Stock at the close of business on a dividend payment record date will be entitled to receive the dividend payable on such shares (except that holders of shares called for redemption on a redemption date occurring between such record date and the dividend payment date shall not be entitled to receive such dividend on such dividend payment date but instead will receive accrued and unpaid dividends to such redemption date) on the corresponding dividend payment date notwithstanding the conversion thereof or PIB's default in payment of the dividend due. Except as provided above, PIB will make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the shares of preferred stock issued upon conversion.

CONVERSION

     The Prospectus Supplement for any series of the PIB Preferred Stock will state the terms, if any, on which shares of that series are convertible into shares of another series of preferred stock of PIB.

     For any series of PIB Preferred Stock which is convertible, PIB shall at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued preferred stock or shares of preferred stock held in its treasury or both, for the purpose of effecting the conversion of the shares of such series of PIB Preferred Stock, the full number of shares of preferred stock then deliverable upon the conversion of all outstanding shares of such series.

     No fractional shares or scrip representing fractional shares of preferred stock will be issued upon the conversion of shares of any series of convertible PIB Preferred Stock. Each holder to whom fractional shares would otherwise be issued will instead be entitled to receive, at PIB's election, either (a) a cash payment equal to the current market price of such holder's fractional interest or (b) a cash payment equal to such holder's proportionate interest in the net proceeds (following the deduction of applicable transaction costs) from the sale promptly by an agent, on behalf of such holders, of shares of preferred stock representing the aggregate of such fractional shares.

EXCHANGEABILITY

     If so determined by the Board of Directors of PIB, the holders of shares of PIB Preferred Stock of any series may be obligated at any time or at maturity to exchange such shares for preferred stock or debt securities of PIB. The terms of any such exchange and any such preferred stock or debt securities will be described in the Prospectus Supplement relating to such series of PIB Preferred Stock.

REDEMPTION

     A series of PIB Preferred Stock may be redeemable at any time, in whole or in part, at the option of PIB or the holder thereof upon terms and at the redemption prices set forth in the Prospectus Supplement relating to such series.

     In the event of partial redemptions of PIB Preferred Stock, whether by mandatory or optional redemption, the shares to be redeemed will be determined by lot or pro rata, as may be determined by the Board of Directors of PIB or by any other method determined to be equitable by the Board of Directors.

     On or after a redemption date, unless PIB defaults in the payment of the redemption price, dividends will cease to accrue on shares of PIB Preferred Stock called for redemption and all rights of holders of such shares will terminate except for the right to receive the redemption price.

     Under current regulations, bank holding companies may not exercise any option to redeem shares of preferred stock included as Tier 1 capital, or exchange such preferred stock for debt securities, without the prior approval of the Federal Reserve Board. Ordinarily, the Federal Reserve Board would not permit such a redemption unless (1) the shares are redeemed with the proceeds of a sale by the bank holding company of common stock or perpetual preferred stock or (2) the Federal Reserve Board determines that the bank holding company's condition and circumstances warrant the reduction of a source of permanent capital.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of PIB, holders of each series of PIB Preferred Stock that ranks senior to the PIB Junior Securities will be entitled to receive out of assets of PIB available for distribution to shareholders, before any distribution is made on any PIB Junior Securities, including common stock, distributions upon liquidation in the amount set forth in the Prospectus Supplement relating to such series of Preferred Stock, plus an amount equal to any accrued and unpaid dividends. If upon any voluntary or involuntary liquidation, dissolution or winding up of PIB the amounts payable with respect to the PIB Preferred Stock of any series and any other PIB Parity Securities are not paid in full, the holders of the PIB Preferred Stock of such series and the PIB Parity Securities will share ratably in any such distribution of assets of PIB in proportion to the full liquidation preferences to which each is entitled. After payment of the full amount of the liquidation preference to which they are entitled, the holders of such series of PIB Preferred Stock will not be entitled to any further participation in any distribution of assets of PIB.

VOTING RIGHTS

     Except as indicated in the Prospectus Supplement relating to a particular series of PIB Preferred Stock, or except as expressly required by applicable law, the holders of the PIB Preferred Stock will have no voting rights.

     Under regulations adopted by the Federal Reserve Board, if the holders of shares of any series of PIB Preferred Stock become entitled to vote for the election of directors, such series may then be deemed a "class of voting securities" and a holder of 25% or more of such series (or a holder of 5% if it otherwise exercises a "controlling influence" over PIB) may then be subject to regulation as a bank holding company in accordance with the BHC Act. In addition, at such time as such series is deemed a class of voting securities,
(i) any other bank holding company may be required to obtain the approval of the Federal Reserve Board to acquire or retain 5% or more of such series, and (ii) any person other than a bank holding company may be required to file with the Federal Reserve Board under the Change in Bank Control Act to acquire or retain 10% or more of such series.

GUARANTEE

     The Corporation will fully and unconditionally guarantee the punctual payment of (i) any accrued and unpaid dividends, whether or not declared, on the PIB Preferred Stock of any series, (ii) the redemption price for any shares of PIB Preferred Stock called or redemption at the option of PIB or the holder thereof in accordance with the terms of such series of PIB Preferred Stock,
(iii) the liquidation preference of PIB Preferred Stock and (iv) any additional amounts with respect to a series of PIB Preferred Stock.

     The Guarantee of the PIB Preferred Stock shall constitute an unsecured obligation of the Corporation and will rank junior to all liabilities of the Corporation. The Guarantee will rank senior to the Corporation's common stock and shall have such rank relative to the preferred stock of the Corporation as shall be specified in the applicable Prospectus Supplement.

                  DESCRIPTION OF PREFERRED STOCK OF FINANCIAL

     The following summary contains a description of certain general terms of Financial's preferred stock (the "Financial Preferred Stock") to which any Prospectus Supplement may relate. Certain terms of any series of the Financial Preferred Stock offered by any Prospectus Supplement will be described in the Prospectus Supplement relating thereto. If so indicated in the Prospectus Supplement, the terms of any series may differ from the terms set forth below. The following summary description of certain provisions of the Financial Preferred Stock is subject to and qualified in its entirety by reference to the provisions of Financial's Certificate of Incorporation, as amended, and the Certificate of Designation relating to each particular series of the Financial Preferred Stock, each of which will be filed or incorporated by reference, as the case may be, as an exhibit to the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such Financial Preferred Stock.

     The authorized capital stock of Financial consists of 10,000 shares of Common Stock, par value $1.00 per share, and 10,000,000 shares of preferred stock, par value $.01 per share. The preferred stock is issuable in one or more series, with such terms, and at such times and for such consideration as the Board of Directors of Financial determines. As of the date of this Prospectus, no shares of preferred stock of Financial were issued and outstanding. All of the common stock of Financial is owned by PIB.

GENERAL

     Under Financial's Certificate of Incorporation, the Board of Directors of the Corporation is authorized, without further stockholder action, to provide for the issuance of up to 10,000,000 shares of preferred stock, par value $.01 per share, in one or more series, with such designations of titles; dividend rates; special or relative rights in the event of a liquidation, distribution or sale of assets or dissolution or winding up of Financial; sinking fund provisions; any redemption or purchase account provisions; conversion provisions; and voting rights, as shall be set forth as and when established by the Board of Directors of Financial. The shares of any series of Financial Preferred Stock will be, when issued, fully paid and nonassessable and holders thereof shall have no preemptive rights in connection therewith.

     The liquidation preference of any series of the Financial Preferred Stock is not necessarily indicative of the price at which shares of such series of Financial Preferred Stock will actually trade at or after the time of their issuance. The market price of any series of Financial Preferred Stock can be expected to fluctuate with changes in market and economic conditions, the financial condition and prospects of the Corporation and Financial and other factors that generally influence the market prices of securities.

RANK

     Any series of Financial Preferred Stock will, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank (i) senior to all classes of common stock of Financial and to all equity securities issued by Financial the terms of which specifically provide that such equity securities will rank junior to the Financial Preferred Stock (collectively referred to as the "Financial Junior Securities"); (ii) on a parity with all equity securities issued by Financial, the terms of which specifically provide that such equity securities will rank on a parity with the Financial Preferred Stock (collectively referred to as the "Financial Parity Securities"); and (iii) junior to all equity securities issued by Financial, the terms of which specifically provide that such equity securities will rank senior to the Financial Preferred Stock (collectively referred to as the "Financial Senior Securities"). As used in any Certificate of Designation for these purposes, the term "equity securities" will not include debt securities convertible into or exchangeable for equity securities.

DIVIDENDS

     Holders of each series of Financial Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors of Financial out of funds legally available therefor, cash dividends at such rates and on such dates as are set forth in the Prospectus Supplement relating to such series of the Financial Preferred Stock. Dividends will be payable to holders of record of the Financial Preferred Stock as they appear on the books of Financial on such record dates as shall be fixed by the Board of Directors. Dividends on any series of Financial Preferred Stock may be cumulative or non cumulative. Financial's ability to pay dividends on its Preferred Stock is subject to policies established by the Federal Reserve Board. See "Certain Regulatory Matters -- Dividend Restrictions."

     No full dividends may be declared or paid or funds set apart for the payment of dividends on any Financial Parity Securities unless dividends shall have been paid or set apart for such payment on the Financial Preferred Stock. If full dividends are not so paid, the Financial Preferred Stock shall share dividends pro rata with the Financial Parity Securities.

     The holders of any series of shares of Financial Preferred Stock at the close of business on a dividend payment record date will be entitled to receive the dividend payable on such shares (except that holders of shares called for redemption on a redemption date occurring between such record date and the dividend payment date shall not be entitled to receive such dividend on such dividend payment date but instead will receive accrued and unpaid dividends to such redemption date) on the corresponding dividend payment date notwithstanding the conversion thereof or Financial's default in payment of the dividend due. Except as provided above, Financial will make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the shares of preferred stock issued upon conversion.

CONVERSION

     The Prospectus Supplement for any series of the Financial Preferred Stock will state the terms, if any, on which shares of that series are convertible into shares of another series of preferred stock of Financial.

     For any series of Financial Preferred Stock which is convertible, Financial shall at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued preferred stock or shares of preferred stock held in its treasury or both, for the purpose of effecting the conversion of the shares of such series of Financial Preferred Stock, the full number of shares of preferred stock then deliverable upon the conversion of all outstanding shares of such series.

     No fractional shares or scrip representing fractional shares of preferred stock will be issued upon the conversion of shares of any series of convertible Financial Preferred Stock. Each holder to whom fractional shares would otherwise be issued will instead be entitled to receive, at Financial's election, either
(a) a cash payment equal to the current market price of such holder's fractional interest or (b) a cash payment equal to such holder's proportionate interest in the net proceeds (following the deduction of applicable transaction costs) from the sale promptly by an agent, on behalf of such holders, of shares of preferred stock representing the aggregate of such fractional shares.

EXCHANGEABILITY

     If so determined by the Board of Directors of Financial, the holders of shares of Financial Preferred Stock of any series may be obligated at any time or at maturity to exchange such shares for preferred stock or debt securities of Financial. The terms of any such exchange and any such preferred stock or debt securities will be described in the Prospectus Supplement relating to such series of Financial Preferred Stock.

REDEMPTION

     A series of Financial Preferred Stock may be redeemable at any time, in whole or in part, at the option of Financial or the holder thereof upon terms and at the redemption prices set forth in the Prospectus Supplement relating to such series.

     In the event of partial redemptions of Financial Preferred Stock, whether by mandatory or optional redemption, the shares to be redeemed will be determined by lot or pro rata, as may be determined by the Board of Directors of Financial or by any other method determined to be equitable by the Board of Directors.

     On or after a redemption date, unless Financial defaults in the payment of the redemption price, dividends will cease to accrue on shares of Financial Preferred Stock called for redemption and all rights of holders of such shares will terminate except for the right to receive the redemption price.

     Under current regulations, bank holding companies may not exercise any option to redeem shares of preferred stock included as Tier 1 capital, or exchange such preferred stock for debt securities, without the prior approval of the Federal Reserve Board. Ordinarily, the Federal Reserve Board would not permit such a redemption unless (1) the shares are redeemed with the proceeds of a sale by the bank holding company of common stock or perpetual preferred stock or (2) the Federal Reserve Board determines that the bank holding company's condition and circumstances warrant the reduction of a source of permanent capital.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of Financial, holders of each series of Financial Preferred Stock that ranks senior to the Financial Junior Securities will be entitled to receive out of assets of Financial available for distribution to shareholders, before any distribution is made on any Financial Junior Securities, including common stock, distributions upon liquidation in the amount set forth in the Prospectus Supplement relating to such series of Preferred Stock, plus an amount equal to any accrued and unpaid dividends. If upon any voluntary or involuntary liquidation, dissolution or winding up of Financial the amounts payable with respect to the Financial Preferred Stock of any series and any other Financial Parity Securities are not paid in full, the holders of the Financial Preferred Stock of such series and the Financial Parity Securities will share ratably in any such distribution of assets of Financial in proportion to the full liquidation preferences to which each is entitled. After payment of the full amount of the liquidation preference to which they are entitled, the holders of such series of Financial Preferred Stock will not be entitled to any further participation in any distribution of assets of Financial.

VOTING RIGHTS

     Except as indicated in the Prospectus Supplement relating to a particular series of Financial Preferred Stock, or except as expressly required by applicable law, the holders of the Financial Preferred Stock will have no voting rights.

     Under regulations adopted by the Federal Reserve Board, if the holders of shares of any series of Financial Preferred Stock become entitled to vote for the election of directors, such series may then be deemed a "class of voting securities" and a holder of 25% or more of such series (or a holder of 5% if it otherwise exercises a "controlling influence" over Financial) may then be subject to regulation as a bank holding company in accordance with the BHC Act. In addition, at such time as such series is deemed a class of voting securities,
(i) any other bank holding company may be required to obtain the approval of the Federal Reserve Board to acquire or retain 5% or more of such series, and (ii) any person other than a bank holding company may be required to file with the Federal Reserve Board under the Change in Bank Control Act to acquire or retain 10% or more of such series.

GUARANTEE

     The Corporation will fully and unconditionally guarantee the punctual payment of (i) any accrued and unpaid dividends, whether or not declared, on the Financial Preferred Stock of any series, (ii) the redemption price for any shares of Financial Preferred Stock called for redemption at the option of Financial or the holder thereof in accordance with the terms of such series of Financial Preferred Stock, (iii) the liquidation preference of Financial Preferred Stock and (iv) any additional amounts with respect to a series of Financial Preferred Stock.

     The Guarantee of the Financial Preferred Stock shall constitute an unsecured obligation of the Corporation and will rank junior to all liabilities of the Corporation. The Guarantee will rank senior to the Corporation's common stock and shall have such rank relative to the preferred stock of the Corporation as shall be specified in the applicable Prospectus Supplement.

                         VALIDITY OF OFFERED SECURITIES

     The validity of the Preferred Stock and the PIB Preferred Stock will be passed upon for the Corporation and PIB by Brunilda Santos de Alvarez, counsel to the Corporation. The validity of the Senior Debt Securities, the Subordinated Debt Securities, the PIB Senior Debt Securities, the PIB Subordinated Debt Securities and the Guarantees will be passed upon for the Corporation and PIB by Ms. Alvarez as to matters of the laws of the Commonwealth of Puerto Rico and by Sullivan & Cromwell as to matters of New York law. The validity of the Financial Preferred Stock, the Financial Senior Debt Securities and the Financial Subordinated Debt Securities will be passed upon for Financial by Sullivan & Cromwell. The validity of the Securities will be passed upon for any underwriters or agents by counsel named in the Prospectus Supplement.

                                    EXPERTS

     The financial statements incorporated in this Prospectus by reference from the Corporation's Annual Report on Form 10-K for the year ended December 31, 1994 have been so incorporated in reliance on the report of Price Waterhouse, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                              PLAN OF DISTRIBUTION

     The Corporation, PIB or Financial, as the case may be, may sell Securities to or through underwriting syndicates represented by managing underwriters, or through one or more underwriters without a syndicate for public offering and sale by them, or may sell Securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the Securities will be named in the Prospectus Supplement.

     Underwriters may offer and sell the Securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. In connection with the sale of the Securities, underwriters may be deemed to have received compensation from the Corporation, PIB or Financial, as the case may be, in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Securities for whom they may act as agent. Underwriters may sell the Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

     Any compensation paid by the Corporation, PIB or Financial, as the case may be, to underwriters or agents in connection with the offering of the Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Underwriters, dealers and agents may be entitled, under agreements entered into with Corporation, PIB or Financial, as the case may be, to indemnification against certain civil liabilities, including liabilities under the Securities Act of 1933.

     All Securities will be a new issue of securities with no established trading market. Any underwriters to whom Securities are sold by the Corporation, PIB or Financial, as the case may be, for public offering and sale may make a market in such Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any Securities.

     Certain of the underwriters and their associates may be customers of, engage in transactions with, and perform services for, the Corporation or its subsidiaries in the ordinary course of business.

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  NO DEALER, SALESPERSON, OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE CORPORATION OR BY THE AGENT. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE CORPORATION SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.
        ---------------------

          TABLE OF CONTENTS

        PROSPECTUS SUPPLEMENT

                                        PAGE
                                        -----
Description of Notes..................    S-3
United States Taxation................   S-15
Certain Puerto Rico Tax
  Considerations......................   S-21
Supplemental Plan of Distribution.....   S-25
Validity of the Notes.................   S-25
             PROSPECTUS
Available Information.................      2
Incorporation of Certain Documents by
  Reference...........................      2
BanPonce Corporation..................      2
Popular International Bank Inc........      3
BanPonce Financial Corp...............      3
Consolidated Ratios of Earnings to
  Fixed Charges of the Corporation....      4
Use of Proceeds.......................      4
Certain Regulatory Matters............      5
Description of Debt Securities and
  Guarantees..........................     11
Terms Applicable to the Senior Debt
  Securities or Subordinated Debt
  Securities..........................     17
Terms Applicable to the Financial
  Senior Debt Securities or Financial
  Subordinated Debt Securities........     20
Terms Applicable to the PIB Senior
  Debt Securities or PIB Subordinated
  Debt Securities.....................     24
Description of Preferred Stock of the
  Corporation.........................     28
Description of Preferred Stock of
  PIB.................................     31
Description of Preferred Stock of
  Financial...........................     34
Validity of Offered Securities........     37
Experts...............................     37
Plan of Distribution..................     37

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                                 $1,000,000,000

                         (BANPONCE CORPORATION LOGO)

                          MEDIUM-TERM NOTES, SERIES 2,
                            DUE NINE MONTHS OR MORE
                               FROM DATE OF ISSUE
                       ----------------------------------

                             PROSPECTUS SUPPLEMENT
                       ----------------------------------
                              MERRILL LYNCH & CO.

                                CS FIRST BOSTON

                             FIRST CHICAGO CAPITAL
                                 MARKETS, INC.

                                OCTOBER 6, 1995
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